UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☐Preliminary Proxy Statement ☒Definitive Proxy Statement ☐Definitive Additional Materials ☐Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12	☐ Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

BGC Partners, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 1, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders, which will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Monday, December 13, 2010, commencing at 10:00 a.m. (local time).

This year, we are once again taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials over the Internet. On or about November 2, 2010, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our Proxy Statement, 2009 Annual Report and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of five directors; and (ii) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares using the Internet or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy or voting instruction card you will receive in response to your request. Please refer to the section entitled “Voting via the Internet or by Mail” on page 1 of the Proxy Statement for a description of these voting methods.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Notice of 2010 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2010 Annual Meeting of Stockholders will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Monday, December 13, 2010, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect five (5) directors to hold office until the next annual meeting and until their successors are duly elected and qualified; and

(2)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on October 18, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

November 1, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND

THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE

INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND

COMPLETING AND RETURNING BY MAIL THE PROXY OR VOTING INSTRUCTION CARD

YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 13, 2010, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders. Our Annual Report for the fiscal year ended December 31, 2009 (the “2009 Annual Report”) accompanies this Proxy Statement. The Notice of Internet Availability of Proxy Materials is expected to be mailed to stockholders on or about November 2, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 13, 2010.

On or about November 2, 2010, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that this Proxy Statement, the 2009 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before November 30, 2010 to facilitate timely delivery, If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

Information on how to obtain directions to attend the Annual Meeting and vote in person is available at: http://www.bgcpartners.com/contact-us/new-york/?printDirections=y.

INFORMATION ABOUT VOTING

Who can Vote

The close of business on October 18, 2010 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share (“Class A common stock”), or of our Class B common stock, $0.01 par value per share (“Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 67,949,961 shares of our Class A common stock and 25,848,107 shares of our Class B common stock, for a total of 93,798,068 shares of our Common Equity outstanding and entitled to vote.

Voting via the Internet or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” of those shares and the Notice is being sent directly to you by the Company. If you are a stockholder of record (also called a “registered stockholder”) you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet, please visit www.proxyvote.com and follow the instructions, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name holder”), and the Notice is being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. If you are a beneficial owner of shares held in street name, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank or nominee. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote using the Internet. Please visit www.proxyvote.com and follow the instructions, or, if you request to receive printed proxy materials, you will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Revocation of Proxies

A stockholder’s voting on the Internet or by completing and returning a proxy card will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who votes on the Internet or submits an executed proxy card has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•	advising Stephen M. Merkel, our Secretary, in writing of such revocation;

•	changing the stockholder’s vote on the Internet;

•	executing a later-dated proxy which is presented to us at or prior to the Annual Meeting; or

•	appearing at the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.

Required Vote and Broker Non-Votes

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum, but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether stockholders have elected any director. A broker non-vote occurs when a nominee holding a share for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Pursuant to the trust agreement governing our BGC Partners, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Plan participants.

Under a recently amended New York Stock Exchange rule, if you hold your shares through a bank or brokerage firm, your broker will not be entitled to vote your shares on “Proposal 1—Election of Directors” without your express voting instructions. As a result, if you do not vote your shares on this proposal, your shares will remain unvoted on this proposal. Therefore, it is very important that you vote your shares.

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors. In the discretion of the proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 499 Park Avenue, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the 2009 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2009 that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. See “Mailing Note.” We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s Web site (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call (202) 551-8909 for further information on the Public Reference Room. In addition, our website at www.bgcpartners.com provides ongoing information about the Company, including documents filed with the SEC.

To obtain documents from us, please direct requests in writing or by telephone to BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Phone: (212) 610-2200, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five members. In addition, Dr. Catherine P. Koshland served as director in 2009 but did not stand for re-election at the 2009 Annual Meeting. Mr. Stephen T. Curwood was elected to replace Dr. Koshland at the 2009 Annual Meeting.

Our Board, upon recommendation of our independent directors, has nominated five persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the five nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information about Directors

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Howard W. Lutnick	49	1999	Mr. Lutnick is the Chairman of our Board of Directors, a position in which he has served from June 1999 to the present. He served as Chief Executive Officer from June 1999 to April 1, 2008. He served as Co-Chief Executive Officer from April 1, 2008 until December 19, 2008, after which time he again served as sole Chief Executive Officer. Mr. Lutnick was our President from September 2001 to May 2004 and became our President again from January 2007 to April 1, 2008. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees, a member of the Board of Directors of the Solomon Guggenheim Museum Foundation, a member of the Board of Directors of the Horace Mann School and a member of the Board of Directors of the National September 11 Memorial & Museum. In addition, Mr. Lutnick is on the supervisory board of the Electronic Liquidity Exchange, a fully electronic futures exchange.

John H. Dalton	68	2002	Mr. Dalton has been a director of our company since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the Board of Directors of IPG Photonics Corp., Washington FirstBank, and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Barry R. Sloane	55	2006	Mr. Sloane has been a director of our company since September 2006. Mr. Sloane has been President and Chief Executive Officer of Century Bancorp, Inc. and Century Bank since May 2010. Previously he was Co-President and Co-Chief Executive Officer of Century Bancorp, Inc. since April 2006, and Co-President and Co-Chief Executive Officer of Century Bank since April 2005. Mr. Sloane is a Trustee and Treasurer of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, a Trustee of Beth Israel Deaconess Medical Center, a Trustee of the Savings Bank Employees Retirement Association and a Trustee of the Wheeler School.

Albert M. Weis	83	2002	Mr. Weis has been a director of our company since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the Audit Committee of Synetic Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the Audit Committee of Medical Manager Corporation (successor to Synetic Inc.).

Stephen T. Curwood	62	2009	Mr. Curwood has been a director of our company since December 2009. Mr. Curwood has been President of the World Media Foundation, Inc., a non-profit media production company, since 1992 and Senior Managing Director of SENCAP LLC, a New York and New Hampshire-based investment group, since 2005. Mr. Curwood has been a principal of Mamawood Pty Ltd., a media holding company based in Johannesburg, with investments in South Africa, since 2005. Mr. Curwood has also been a member of the Board of Managers of Haverford College since 2001, serving on the Investment Committee since 2003 and as chair of the Committee on Social Investment Responsibility since 2008. From 1996 to 2003, Mr. Curwood was a lecturer in Environmental Science and Public Policy at Harvard University. Mr. Curwood graduated from Harvard University in 1969. Mr. Curwood shared the Pulitzer Prize for Public Service as a writer for the Boston Globe in 1975, and is the recipient of numerous awards for the creation and hosting of the National Public Radio and Public Radio International program Living on Earth, including the Edward R. Murrow Award from the Radio and Television Directors Association, the David A. Brower Award of the Sierra Club, and the Global Green Award for Media Design from former Soviet Union President Mikhail Gorbachev.

VOTE REQUIRED FOR APPROVAL

The five nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of Messrs. Curwood, Dalton, Sloane and Weis qualifies as an “independent director” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board were members.

Meetings and Committees of our Board of Directors

Our Board of Directors held 12 meetings during the year ended December 31, 2009. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time.

Our Board of Directors has an Audit Committee. The members of the Audit Committee are currently Messrs. Curwood, Dalton, Sloane and Weis, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. The members of the Audit Committee also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis and Sloane are independent directors who have been determined to be “audit committee financial experts.” The Audit Committee operates pursuant to an Audit Committee Charter which is available at www.bgcpartners.com/legal/disclaimers/ or upon written request from BGC free of charge.

The Audit Committee selects our independent registered public accounting firm (“our Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Audit Committee held 13 meetings during the year ended December 31, 2009.

During 2009, our Audit Committee engaged Ernst & Young, LLP (“Ernst & Young”) to be our Auditors for the year ending December 31, 2009. Ernst & Young was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of each of our quarterly financial reports for the year ending December 31, 2009, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst & Young, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

Our Board of Directors also has a Compensation Committee. The members of the Compensation Committee are currently Messrs. Curwood, Dalton, Sloane and Weis, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering the BGC Holdings, L.P. Participation Plan (the “Participation Plan”), our Second Amended and Restated BGC Partners, Inc. Long Term Incentive Plan (the “Equity Plan”) and our Amended and Restated BGC Partners, Inc. Incentive Bonus Compensation Plan (the “Incentive Plan”). BGC Partners does not have a Compensation Committee charter. The Compensation Committee held 11 meetings during the year ended December 31, 2009.

During 2009, no director, except for Dr. Koshland, attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. Dr. Koshland attended 61% of such meetings. Dr. Koshland did not stand for re-election at the 2009 Annual Meeting.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by the published listing requirements of NASDAQ. The Board believes that such participation of all directors is appropriate given the size of the Board and the level of participation of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this Proxy Statement under the section below entitled “Communications with Our Board of Directors.”

Our Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. In addition, the Board considers as one factor among many the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Board does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Board screens candidates, does reference checks and conducts interviews, as appropriate. The Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board of Directors, the Board generally values the broad business experience and independent business judgment in the financial services or in other fields of each member. Specifically, with respect to Mr. Weis, the Board relies on his experiences as former chairman of commodities exchanges and his status as an “audit committee expert.” Mr. Sloane is qualified for the Board based on his experience as an executive of a publicly-traded bank. Mr. Dalton is qualified as a result of his long-time government and business experience.

In October 2009, Mr. Lutnick proposed that Mr. Curwood be nominated for election as a director at the Annual Meeting after Dr. Koshland indicated that she did not intend to stand for re-election due to scheduling conflicts. Mr. Lutnick discussed the nomination with the independent directors and all of such directors interviewed Mr. Curwood. Following these interviews and further discussions, on October 21, 2009, the Board of Directors unanimously approved the nomination of Mr. Curwood. In approving Mr. Curwood’s nomination, the

Board members cited Mr. Curwood’s business experience, his qualifications in the global business world and his media experience. The Board also noted the strong recommendations of Mr. Lutnick and Dr. Koshland, both of whom serve on the Board of Managers of Haverford College with Mr. Curwood.

The Board of Directors has determined that in light of Mr. Lutnick’s control of the vote of our company through his ownership interest in Cantor, having a separate Chairman and CEO is not efficient or appropriate for our company. Additionally, the Board does not have a lead independent director.

We believe that BGC Partners and its stockholders are best served by having Mr. Lutnick, our Chief Executive Officer, serve as Chairman of the Board of Directors. Mr. Lutnick’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Our strong and independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. The Board is composed of independent, active and effective directors. Four of our five directors meet the independence requirements of the NASDAQ, the SEC and the Board’s standards for determining director independence. Mr. Lutnick is the only member of executive management who is also a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained at BGC Partners through the composition of our Board, the strong leadership of our independent directors and Board committees, and our highly effective corporate governance structures and processes already in place.

Executive Sessions

In order to comply with NASDAQ rules, the Board of Directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At the 2009 annual meeting of stockholders, held on December 14, 2009, all of the Company’s directors were in attendance.

Communications with our Board of Directors

Stockholders may contact any member of the Board of Directors, including to recommend a candidate for director, by addressing their correspondence to the director, c/o BGC Partners, Inc., 499 Park Avenue, New York, NY 10022, Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at a meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and the Audit Committee annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to mitigate these risks.

Management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) and the formulation of plans to mitigate their effects.

Non-executive brokers are compensated based upon production, which may involve committing to certain transactions. These transactions may expose the Company to risks by individual brokers, who are motivated to increase production. While we have in place management oversight and risk management policies, there is an inevitable conflict of interest between our compensation structure and certain trading risks on a portion of our transactions.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board. In addition to Mr. Lutnick, who serves as a member of the Board, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Shaun D. Lynn, 47, has been our President since April 2008. Until that time, Mr. Lynn had been President of BGC Partners, L.P. since 2004 and served as Executive Managing Director of Cantor from 2002 to 2004. Mr. Lynn also served as Senior Managing Director of European Government Bonds and Managing Director of Fixed Income from 1999 to 2002. From 1989 to 1999, Mr. Lynn held various business management positions at Cantor and its affiliates. Prior to joining Cantor in 1989, Mr. Lynn served as a Desk Head for Fundamental Brokers International in 1989 and was Associate Director for Purcell Graham from 1983 to 1989. Mr. Lynn is on the supervisory board of the Electronic Liquidity Exchange.

Stephen M. Merkel, 52, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel served as a director of our Company from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the supervisory board of the Electronic Liquidity Exchange.

Anthony Graham Sadler, 54, has been our Chief Financial Officer since April 2009. Until that time, Mr. Sadler had been the Chief Financial Officer for Europe and Asia for both BGC Partners, Inc. and Cantor. From 1997 to 2008, Mr. Sadler held various positions in Bear Stearns, most recently serving as Chief Financial Officer and Chief Operating Officer of Bear Stearns-Europe from 2005 to 2008 and was a member of the European Executive Committee. Prior to that time, from 1983 to 1997, he was employed at Barclays Capital (and its predecessor de Zoete & Bevan) in a variety of finance positions, including two years as Director of Global Finance and two years as Divisional Director of the Markets Division. Mr. Sadler also trained with Peat Marwick Mitchell (now KPMG) in public accounting.

Sean A. Windeatt, 37, has been our Chief Operating Officer since January 2009. Mr. Windeatt has been Executive Managing Director and Vice President of BGC Partners since 2007 and served as a Director of Cantor Fitzgerald International from 2004 to 2007. Mr. Windeatt also served as a Business Manager and member of the finance department of Cantor Fitzgerald International from 1997 to 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to integrate compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different programs are geared to short-term and longer-term performance with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate operating objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing and integrating acquisitions, meeting established goals for operating earnings and earnings per share and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions and strategic arrangements. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through our stock options, restricted stock units (referred to as “RSUs”), REUs, PSUs and other equity and partnership award programs.

On April 1, 2008, BGC Partners, LLC (referred to as “BGC Partners OldCo”) and eSpeed, Inc. merged. We sometimes refer to the Company after its merger with eSpeed as the “Combined Company.” Prior to the merger, compensation for the executive officers of eSpeed was determined by the Compensation Committee of eSpeed. Elements of compensation for the executive officers of the Combined Company who were executive officers of BGC Partners Oldco, but not also executive officers of eSpeed, were determined by Cantor and its affiliates. For individuals who were executive officers of both eSpeed and BGC Partners Oldco, the portion of such executive officer’s compensation paid by eSpeed was determined by eSpeed’s Compensation Committee and the portion of such executive officer’s compensation paid by BGC Partners OldCo was determined by Cantor and its affiliates. In some cases, executive compensation was paid at one rate by BGC OldCo and reduced to a rate established by the Special Committee effective as of the closing of the merger. This compensation structure was effective for 2008, but all executive compensation for 2009 was determined by the Compensation Committee of the Combined Company. The Compensation Committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including Cantor, but it generally does not specifically review the nature or amount of such compensation.

Our Board of Directors (and the Compensation Committee) determined that Messrs. Lutnick, Lynn, Merkel, Sadler and Windeatt were our executive officers as of December 31, 2009. Mr. West ceased to be an executive officer on April 2, 2009.

Overview of Compensation and Process

Executive compensation is composed of the following principal components: (i) a base salary, which is designed to attract talented executive officers and contribute to motivating, retaining and rewarding individual performance; (ii) an incentive award under our Incentive Plan, which is intended to tie financial reward to the achievement of our short-term performance objectives; and (iii) a long-term incentive program under our Second Amended and Restated Long Term Incentive Plan (referred to as our “Equity Plan”) and the BGC Holdings Participation Plan, including options, RSUs, REUs, PSUs, RPUs, PSIs and other equity and partnership awards, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of our executive officers with those of our stockholders. From time to time, we have also used employment agreements, including some specified target or guaranteed bonus components, and discretionary bonuses to attract and retain talented executives, and we currently have employment agreements with our President, Shaun Lynn, our Chief Operating Officer, Sean Windeatt, and our Chief Financial Officer, Graham Sadler. Executive officers also receive health and dental insurance, life insurance, and disability coverage consistent with that offered to our other employees in the office in which such executive officer is primarily located.

Our Compensation Committee reviews and recommends to our Board of Directors that it approve the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers and otherwise administers our Incentive Plan and Equity Plan and the Participation Plan.

From time to time, our Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. In 2009, James F. Reda & Associates, LLC advised the Committee. The Committee retained the consultant to provide surveys and other information with respect to pay practices and compensation levels at our peer companies, and the Committee discussed with the consultant the base salary amounts, bonuses and equity and partnership awards for our executive officers for 2009. The Committee does not attempt to benchmark our executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executive officers to focus on long-term strategic goals as well as short-term performance. The nature and amount of each element of compensation are determined by or under the direction of our Compensation Committee, which considers a number of factors to determine the salary, bonus and other compensation to pay each executive officer, including performance in light of individual and corporate objectives. Individual objectives include performance of general management responsibilities; maintenance and development of customer relationships and satisfaction; managing acquisitions and strategic relationships; application of individual skills in support of short-term and long-term achievement of our objectives; and overall management leadership. In addition, corporate operating objectives are considered in determining compensation policies, including achievement of revenues and profitability goals; improvement in market position or other financial results or metrics reported by us; strategic business criteria, including goals relating to acquisitions; stock price; and other matters, including the executive officer’s role in the assessment and management of risk.

Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and its stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis and in the form of bonuses for achievement of specific short-term goals or in the discretion of the Compensation Committee. We provide equity and partnership awards to reward superior performance against specific objectives and long-term strategic goals and to assist in retaining executive officers and aligning their interests with those of our Company and its stockholders.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of our Compensation Committee or in the early part of the applicable year. At these meetings, the Committee also approves the incentive bonuses under our Incentive Plan and any discretionary bonuses for executive officers and grants options, RSUs, REUs, RPUs, PSUs PSIs or other equity or partnership awards under our Equity Plan and the Participation Plan to our executive officers. At the year-end Compensation Committee meetings, our Chairman and Chief Executive Officer, Mr. Lutnick, makes compensation recommendations to the Committee with respect to the other executive officers. Such executive officers are not present at the time of these deliberations. Mr. Lutnick also makes recommendations with respect to his own compensation as Chief Executive Officer. The Committee deliberates on compensation decisions with respect to all executive officers other than Mr. Lutnick in the presence of Mr. Lutnick, and separately in executive session with the compensation consultant engaged by the Committee as to all executive officers, including Mr. Lutnick. The Committee may accept or adjust Mr. Lutnick’s recommendations and makes the sole determination of the compensation of all of our executive officers.

During the first quarter of each fiscal year, it has been the practice of our Compensation Committee to establish annual incentive performance goals for executive officers under the Incentive Plan, although the practice of the Committee has been to retain negative discretion to reduce or withhold any bonuses earned at the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan.

We provide long-term incentives to our executive officers through the grant of options, RSUs and other equity grants under our Equity Plan and REUs, RPUs, PSUs, PSIs and other partnership awards under the Participation Plan. In addition, executive officers may receive a portion of their Incentive Plan bonuses in equity or partnership awards, rather than cash. To date, grants under our Equity Plan and the Participation Plan have had time-based, rather than performance-based, vesting schedules, although both plans are flexible enough to provide for performance-based awards.

In designing and implementing our executive compensation program, our Compensation Committee considers our Company’s operating and financial objectives, including our risk profile, and the effect that its executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers those business risks identified in our risk factors and the known trends and uncertainties identified in our management discussion and analysis, and considers how our executive compensation program serves to achieve our operating and financial objectives while at the same time mitigating any incentives for our executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long term.

In attempting to strike this balance, our Compensation Committee seeks to provide our executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and annual and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan have focused on a mix of Company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group. In addition, our Incentive Plan award opportunities provide for the exercise of considerable negative discretion by the Committee to reduce, but not increase, amounts granted to our executive officers under the Plan, and to take individual as well as corporate performance into account in exercising that discretion. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Plan in equity or partnership awards, including RSUs, REUs, RPUs, PSUs or PSIs, rather than cash, and to include restrictions on vesting and resale in any such equity or partnership awards.

In recent years, our Compensation Committee has eliminated the grant of options, limited the grant of RSUs and emphasized instead REUs and PSUs for our executive officers. In the Committee’s view, REUs and PSUs provide the most appropriate long-term incentives to our executives.

Since the merger in 2008, our Compensation Committee has made considerable use of REUs granted under the Participation Plan as a tax-efficient, strongly retentive, and risk-appropriate means to align the interests of our executive officers with those of our long-term stockholders. REUs are non-transferable partnership interests in our BGC Holdings subsidiary, entitling the holder to quarterly distributions of our distributable earnings, with a post-termination payment amount equal to the value of one share of our Class A common stock on the date of grant. The post-termination payment amount of REUs is typically subject to a three-year vesting schedule, and the holder is not entitled to the post-termination payment amount with respect to vested REUs until after he or she terminates as an employee. Even then, the post-termination amount is typically paid out over a four-year period, during which the payments are subject to forfeiture for the violation of non-competition, non-solicitation, confidentiality and other partnership covenants set forth in the BGC Holdings partnership agreement and in the award itself. The Committee, with the consent of Cantor, also has the discretion to cause the REUs to become exchangeable, on a one-to-one basis (subject to adjustment), either during or after employment, for shares of our Class A common stock, which may be subject to further restriction on resale. In 2010, we introduced PSUs, which are similar to REUs, including with respect to potential exchangeability, except that they do not have a post-termination payment amount. The Committee has made two awards of PSUs to executive officers in 2010 as part of their 2009 bonuses under our Incentive Plan and two awards of PSUs to executive officers in 2010 as part of their discretionary bonuses for 2009.

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership units for cash and/or other units and granted exchangeability to certain units. Additionally, during 2010, we completed a global compensation restructuring program related to the modification of pre-merger contractual arrangements which accelerated the amortization of the associated deferred compensation expense.

At the same time as these programs, we restructured the compensation of two of our executive officers, Messrs. Lynn and Windeatt. In March 2010, our Compensation Committee approved the action of Cantor, as Majority in Interest Exchangeable Limited Partner under the BGC Holdings, L.P. Amended and Restated Agreement of Limited Partnership, to accelerate the vesting of exchangeability of 406,359 exchangeable founding partner units held by Mr. Lynn, which vesting would otherwise have occurred on April 1, 2010. In addition, on March 26, 2010, the Company repurchased from Mr. Lynn 500,000 shares of our Class A common stock, which Mr. Lynn had acquired upon exchange of exchangeable founding partner units in February 2010, for an aggregate cash payment of $2,994,000, based on the per share closing price of our Class A common stock on such date.

Also on March 26, 2010, pursuant to a letter agreement between Mr. Lynn and the Company’s BGC Holdings subsidiary, BGC Holdings redeemed from Mr. Lynn all of Mr. Lynn’s 702,625 non-exchangeable REUs, which had an aggregate post-termination payment amount of $3,500,000 and were granted to him in April, September and December 2008, for an aggregate cash payment of $946,649 and an additional $3,260,670 award in the form of 544,534 non-exchangeable PSUs, based on the per share closing price of our Class A common stock on such date. Pursuant to the agreement, BGC Holdings also redeemed from Mr. Lynn 133,105 of the aggregate of 591,577 non-exchangeable PSUs granted to Mr. Lynn in February and March 2010 for an aggregate cash payment of $797,033 based on the per share closing price of our Class A common stock on such date. Mr. Lynn also entered into an amendment to his employment agreement, dated March 26, 2010, with the Company’s subsidiary, BGC Brokers L.P. Pursuant to the amendment, and in connection with the repurchase of Mr. Lynn’s shares and redemption of Mr. Lynn’s REUs and PSUs, Mr. Lynn acknowledged and agreed (i) that any contingent non-cash award payable to him pursuant to Section 3(d) of his employment agreement may be in the form of PSUs, and any grant to be awarded to him in 2010 and thereafter may be in the form of PSUs or such other award types as determined by us; and (ii) that the value of a PSU award shall be deemed to be the result of the number of units represented by the PSU award multiplied by the closing price of our Class A common stock on the date of the final determination of the award.

Pursuant to a letter agreement, dated March 29, 2010, between Mr. Windeatt and BGC Holdings, BGC Holdings redeemed from Mr. Windeatt all of Mr. Windeatt’s 70,424 non-exchangeable REUs, which had an aggregate post-termination payment amount of $282,157 and were granted to him in April 2008 and January 2009, for an aggregate cash payment of $94,880 and an additional $326,819 award in the form of 54,579 non-exchangeable PSUs. Pursuant to the agreement, BGC Holdings also redeemed from Mr. Windeatt 13,026 non-exchangeable founding partner units, which Mr. Windeatt had received in connection with the Company’s

April 2008 merger, for an aggregate cash payment of $78,000 based on the per share closing price of our Class A common stock on such date. In addition, on March 19, 2010, our Compensation Committee approved an immediate cash payment to Mr. Windeatt of $165,165 (£110,000) in cancellation of the $330,330 (£220,000) to which Mr. Windeatt would otherwise have been entitled in 2010 pursuant to a salary modification arrangement entered into by Mr. Windeatt in 2007. Finally, the Committee approved a continuation of Mr. Windeatt’s car allowance, car insurance allowance, and apartment lease for 2010 in an aggregate amount not to exceed $97,598 (£65,000) or, in the alternative, a payment to him of such amount in cash.

Finally, our executive officers have much of their personal net worth invested in our equity and partnership interests and, in the case of Messrs. Lutnick and Merkel, in additional partnership interests in our parent Cantor, which, through ownership of both shares of our Class A and Class B common stock and exchangeable partnership interests in BGC Holdings, owns a 41.2% economic interest in our Company’s operations. While we do not have a general compensation recovery or “clawback” policy, and do not require our executive officers to meet general share ownership or hold-through-retirement requirements, our Compensation Committee believes that our mix of compensation elements, the design features of our Incentive Plan, and our substantial use of REUs and PSUs described above help to ensure that our executive officers focus on the long-term best interests of our Company and its stockholders, with appropriate incentives to avoid taking excessive risks in pursuit of unsustainable short-term results.

In determining the allocation between current and long-term compensation for a given executive officer, our Compensation Committee may also take into consideration tax and other rules in the jurisdiction where such executive officer resides. This is of particular importance with respect to our executive officers who reside overseas, and both our Equity Plan and the Participation Plan are flexible enough to provide for the creation of sub-plans to address specific country situations.

We generally intend that compensation paid to our Chief Executive Officer and our other executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the U.S. Internal Revenue Code of 1986 (referred to as the “Code”) so long as this can be achieved in a manner consistent with our Compensation Committee’s other objectives. Subject to certain exceptions, Section 162(m) eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1 million, unless the payments are qualified “performance-based” compensation as defined in Section 162(m). We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, the Compensation Committee retains negative discretion to reduce or withhold bonus compensation to our executive officers and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, after taking into consideration changing business conditions or the executive officer’s individual performance.

Our management and our Compensation Committee recognize that we are subject to certain FASB guidance on share-based awards and other accounting charges with respect to the compensation of our executive officers and other employees. However, our management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis (referred to as the “CD&A”), compensation tables and related narratives.

Our Compensation Committee may grant equity and partnership awards to our executive officers in a variety of ways under our Equity Plan and the Participation Plan, including equity grants under our Equity Plan and equity and non-equity grants in the form of partnership unit awards under the Participation Plan. Grants of such awards may have different accounting treatment and may be reported differently in the CD&A, compensation tables, and related narratives depending upon the type of award granted and how and when it is granted.

Base Salary

We believe that the retention of executive officers who have developed the skills and expertise required to successfully lead our organization is vital to our competitive strength. We further believe that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical.

To this end, it is our policy to generally establish base pay at levels comparable to our peer group companies which employ similarly skilled personnel, including Compagnie Financiere Tradition, GFI Group Inc., ICAP plc and Tullett Prebon plc. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we have not traditionally engaged in benchmarking. Our executive officers receive base salaries intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, will be reviewed and approved by our Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and each executive officer’s individual performance for the prior year, including each executive officer’s experience and responsibilities.

Base Salaries for 2009

In setting base salaries for 2009, we considered the qualifications, experience and responsibilities of our executive officers. Base salary rates for 2009 equaled $1,000,000 each for Messrs. Lutnick, Lynn and Merkel and $310,040 (£200,000) for Mr. Windeatt. Mr. West’s base salary was $137,804 through April 2, 2009. On April 2, 2009, Mr. Sadler replaced Mr. West as our Chief Financial Officer and received a base salary rate of $310,040 (£200,000), or $232,530 for the nine months.

During 2009, Mr. Lutnick spent approximately 50% of his time on Company matters. Mr. Merkel spent approximately 50% of his time on Company matters. Messrs. Lynn, Windeatt and, through April 2, 2009, West each spent 100% of his time on Company matters, and, beginning on April 2, 2009, Mr. Sadler spent approximately 75% of his time on Company matters. A portion of Mr. Sadler’s compensation is charged out to the other entities that he supports.

Base Salaries for 2010

Base salary rates for 2010 were established in December 2009 by our Compensation Committee and were continued at $1,000,000 each for Messrs. Lutnick, Lynn and Merkel. The base salary rates for each of Messrs. Windeatt and Sadler were increased to $444,084 (£275,000) in order to reflect their additional responsibilities and value to the Company.

In 2010, Mr. Lutnick and Mr. Merkel are spending approximately 50% of their time on Company matters, although these percentages have varied depending upon business developments at the Company or Cantor or any of their affiliates. Messrs. Lynn and Windeatt are each spending 100% of their time on Company matters. Mr. Sadler is spending approximately 75% of his time on Company matters.

Bonus Compensation

We believe that compensation should vary with corporate and individual performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. Our Incentive Plan provides a means for the payment of Section 162(m) qualified “performance-based” compensation in the form of bonuses to our executive officers while preserving our tax deduction.

Each year, our Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for each performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based on one or more of the following financial performance measures:

•	pre-tax or after-tax net income;

•	pre-tax or after-tax operating income;

•	gross revenues;

•	profit margin;

•	stock price;

•	cash flows;

•	market share;

•	pre-tax or after-tax earnings per share;

•	pre-tax or after-tax operating earnings per share;

•	expenses;

•	return on equity; or

•

strategic business criteria, consisting of one or more objectives based upon meeting specific revenue, market penetration, or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

The actual Incentive Plan bonus awarded to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of negative discretion by the Committee, and may be paid in cash or in equity or partnership awards.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity or partnership awards.

Incentive Plan Bonus Goals for 2009

In the first quarter of 2009, our Compensation Committee determined that the executive officers of the Company in office at the time, including Messrs. Lutnick, Lynn, Merkel, Windeatt and West, would be participating executives for 2009 in our Incentive Plan. The Committee used the same performance criteria for all executive officers and set each executive officer’s 2009 bonus opportunity at a maximum of $10,000,000, which was the maximum annual amount allowed for 2009 for each individual pursuant to the terms of the Incentive Plan, provided that (i) the Company achieves operating profits or distributable earnings for 2009, as calculated on substantially the same basis as the Company’s earnings release for 2008, or (ii) the Company achieves improvement or percentage growth in gross revenue or total transaction volumes for any product as compared to 2008 over any of its previously-identified peer group members, as reported in the Company’s 2009 earnings release and compared to the most recently available peer group information. “Distributable earnings” is defined as set forth in the Company’s earnings release from time to time.

Our Compensation Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determined, including other discretionary bonuses or equity or partnership awards granted to the individual, regardless of whether the pre-set performance goals were achieved. In most years, the Committee expects to pay bonuses under the Incentive Plan at a level considerably lower than the $10,000,000 annual per-person limit of the award opportunities. In addition to the Incentive Plan bonuses described above, during 2009 the executive officers were eligible for additional incentive compensation, including discretionary bonuses and equity and partnership awards.

Bonuses Awarded for 2009

In December 2009, having decided that both pre-set Incentive Plan performance goals for 2009 were expected to be met for 2009, our Compensation Committee awarded Mr. Lutnick a bonus under the Incentive Plan of $7,500,000, paid $2,000,000 in cash and $5,500,000 in the form of 1,190,476 non-exchangeable REUs, which vest ratably over a 3-year period. In December 2009, the Committee also awarded Mr. Merkel a bonus under the Incentive Plan of $1,000,000, paid $500,000 in cash and $500,000 in the form of 108,225 non-exchangeable REUs, which vest ratably over a three-year period.

In February 2010, our Compensation Committee awarded Mr. Lynn a bonus for 2009 under the Incentive Plan of $3,000,000, paid $1,000,000 in cash and $2,000,000 in the form of 481,928 non-exchangeable PSUs. In March 2010, the Committee awarded Mr. Windeatt an Incentive Plan bonus for 2009 of $750,750 (£500,000), paid $150,150 in cash and $600,600 in the form of 105,368 non-exchangeable PSUs.

Mr. Sadler, who became an executive officer on April 2, 2009, was not eligible to participate in the Incentive Plan for 2009 because he was not an executive officer during the first three months of 2009. Mr. West, who left the Company on April 2, 2009, was not eligible for an award under the Incentive Plan for 2009 because he was not an executive officer at year end.

In its discretion, our Compensation Committee awarded bonuses for 2009 under the Incentive Plan based upon achievement of both pre-set performance goals established in the first quarter of 2009. Variations in bonus awards for individual executive officers were based upon the Committee’s exercise of negative discretion. In exercising its discretion, the Committee considered, as to each individual executive officer, the executive officer’s responsibilities, general performance, quality of work, management and motivation of employees and other factors relevant to the individual, including participation in certain significant initiatives in 2009, and the general status of the economy, the performance of the Company and trends in the marketplace. In particular, for 2009, the Committee considered the pay practices of the Company’s peer group, including a compensation survey prepared by the compensation consultant, changes in pre-tax operating earnings per share from the prior year, individual contributions toward achievement of strategic goals and our overall financial and operating results.

In determining the 2009 Incentive Plan bonus for Mr. Lutnick, our Compensation Committee focused specifically on changes in our pre-tax operating earnings and distributable earnings from 2008 to 2009. In reducing Mr. Lutnick’s Incentive Plan bonus to $7,500,000 from the $10,500,000 that he received in 2008, including his Incentive Plan bonus, discretionary bonus and other REU awards, the Committee considered the Company’s overall performance as compared to 2008. In awarding Mr. Lynn a $3,000,000 bonus under the Incentive Plan for 2009, compared to the $5,995,000 that he received in 2008, including his Incentive Plan bonus, discretionary bonus and other REU awards, the Committee considered our 2009 operating results, as well as the provisions of his employment agreement. With respect to Mr. Merkel, in awarding him a 2009 bonus under the Incentive Plan of $1,000,000, compared to the $1,052,500 that he received in 2008, including his Incentive Plan bonus, discretionary bonus and other REU awards, the Committee considered our 2009 operating results, balanced with his significant role in managing various litigation in which the Company has been engaged in 2009.

In awarding Mr. Windeatt a 2009 bonus under the Incentive Plan of $750,750 (£500,000), the Committee considered our 2009 operating results and his recent appointment as an executive officer; Mr. Windeatt did not participate in the Incentive Plan in 2008.

For 2009, our Compensation Committee awarded discretionary cash bonuses, or partnership unit awards in lieu of cash bonuses, to Messrs. Lynn, Windeatt, and Sadler. In March 2010, the Committee awarded Mr. Lynn a discretionary bonus for 2009 of $1,250,000, paid $625,000 in cash and $625,000 in the form of 109,649 non-exchangeable PSUs in addition to the $3,000,000 Incentive Plan award for 2009 that he received in February 2010. In January 2009, Mr. Windeatt received a discretionary bonus for 2009 of $161,802 in the form of 58,624 non-exchangeable REUs, with an aggregate post-termination payment amount of $161,802 upon his appointment as an executive officer effective January 1, 2009. In March 2010, the Committee awarded Mr. Sadler a discretionary bonus for 2009 of $345,345 (£230,000), paid $210,210 in cash and $135,135 in the form of 23,708 non-exchangeable PSUs. Mr. Sadler, who was not eligible to participate in the Incentive Plan for 2009, received his discretionary bonus for his performance from April 2, 2009 through the end of the year.

For 2009, the Incentive Plan and discretionary cash bonuses for individual executive officers as a percentage of the overall total cash compensation paid to such executive officers by the Company was 66.7% to Mr. Lutnick, 61.9% to Mr. Lynn, 33.3% to Mr. Merkel and 32.6% to Mr. Windeatt. For Mr. Sadler, his discretionary cash bonus was 47.5% of his overall total cash compensation for 2009.

Incentive Plan Bonus Goals for 2010

In the first quarter of 2010, our Compensation Committee determined that the executive officers of the Company, including Messrs. Lutnick, Lynn, Merkel, Windeatt and Sadler, would be participating executives for 2010 in our Incentive Plan. The Committee used the same performance criteria for all executive officers and set 2010 bonus opportunities at a maximum of $10,000,000, which will be the maximum annual amount allowed for 2010 for each individual pursuant to the terms of the Incentive Plan, provided that (i) the Company achieves operating profits or distributable earnings for 2010, as calculated on substantially the same basis as the Company’s earnings release for 2009, or (ii) the Company achieves improvement or percentage growth in gross revenue or total transaction volumes for any product as compared to 2009 over any of its previously identified peer group members, as reported in the Company’s 2010 earnings release and compared to the most recently available peer group information. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including other discretionary bonuses or equity or partnership awards granted to the individual, regardless of whether the pre-set performance goals are achieved. In addition to the Incentive Plan bonuses described above, during 2010 the executive officers also will be eligible for additional incentive compensation, including discretionary bonuses and equity and partnership awards.

Equity and Partnership Awards

It is our general policy to award RSUs, REUs, RPUs, PSUs, PSIs and other equity or partnership awards to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain qualified individuals. Our Equity Plan and the Participation Plan are designed to reward and motivate employees and to provide us with optimal flexibility in the way that we do so. Our Equity Plan permits our Compensation Committee to grant stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents, and other stock-based awards, including to provide shares of our Class A common stock upon exchange of compensatory partnership units such as REUs, RPUs, PSUs, PSIs and founding partner units. Our Equity Plan, as amended and restated, was most recently approved by our stockholders at our 2009 Annual Meeting of Stockholders on December 14, 2009. The Participation Plan provides for the grant or sale of BGC Holdings limited partnership units, including REUs, RPUs, PSUs, PSIs and other partnership units. The total number of BGC Holdings limited partnership units issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that units exchangeable for or otherwise representing the right to acquire shares of our Class A common stock may only be granted pursuant to other stock-based awards granted under our Equity Plan. Partnership units in BGC Holdings are entitled to participate in quarterly distributions of distributable earnings from BGC Holdings. We view these incentives as an effective tool in motivating, rewarding and retaining our executive officers.

We intend that our Equity Plan and the Participation Plan will be the primary vehicles for offering long-term equity and partnership awards to motivate and reward our executive officers, including where our Compensation Committee pays bonuses under the Incentive Plan and discretionary bonuses in the form of equity or partnership awards under the Equity Plan or Participation Plan, as described above. We also regard our equity and partnership award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of any underlying shares covered by the award.

We believe that it is important that we have available various forms of equity and partnership awards in order to motivate, reward and retain our executive officers, and our Compensation Committee retains the right to grant a combination of forms of equity and partnership awards under our Equity Plan and the Participation Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards. The Committee has also granted authority to Mr. Lutnick, our Chairman and Chief

Executive Officer, to grant awards to non-executive officer employees of our Company under the Equity Plan and Participation Plan and to establish sub-plans for such persons.

In recent years, our Compensation Committee has granted RSUs under the Equity Plan, rather than options, and REUs and PSUs under the Participation Plan to our executive officers. RSUs generally have dividend equivalents beginning with the first full quarter in which they are outstanding, although certain grants may have different terms and certain sub-plans may be established from time to time in different jurisdictions to comply with local law. RSUs are generally granted and priced on the same date and terms, whether the grants are to executive officers or other employees, although the Committee and Mr. Lutnick retain discretion to provide for different terms for individual situations, and from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

Executive officers and other employees are also expected to be granted partnership awards, including REUs, RPUs, PSUs and PSIs, under the Participation Plan, or offered the opportunity to make contributions to BGC Holdings in exchange for partnership units. To the extent that such partnership units or founding partner units are made exchangeable for shares of our Class A common stock, the shares are provided pursuant to grants of other stock-based awards under our Equity Plan. Partnership units in BGC Holdings are entitled to participate in quarterly distributions of distributable earnings from BGC Holdings. Our Compensation Committee and Mr. Lutnick will have the discretion to determine the price of any purchase right for partnership units, which may be set at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock. These partnership units are generally granted and priced on the same date and terms, whether the grants are to executive officers or other employees, although the Committee and Mr. Lutnick retain discretion to provide for different terms for individual situations, and from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

Equity and Partnership Awards Granted in 2009 Unrelated to Bonuses

In addition to equity and partnership awards granted in payment of Incentive Plan and discretionary bonus amounts, we may grant equity and partnership awards to our executive officers in a specified number of awards based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of such awards to individual executive officers. Our Compensation Committee believes that awards for our executive officers will have the long-term effect of maximizing our stock price and stockholder value.

No options or RSUs were granted to our executive officers in 2009. During 2009, only Mr. Sadler received an award of REUs that was not in payment of an Incentive Plan or discretionary bonus. In March 2009, Mr. Sadler received a grant of 41,690 non-exchangeable REUs, with an aggregate post-termination payment amount of $69,205, prior to his becoming our Chief Financial Officer on April 2, 2009. These REUs vest ratably over a three-year period.

Timing of Grants

Equity and partnership awards to our executive officers that are in payment of Incentive Plan or discretionary bonuses are typically granted in conjunction with our Compensation Committee’s annual review of Company and individual performance of our executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in December each year, or early in the next year, although they may be held at any time and from time to time throughout the year. Our policy is generally to award year-end grants to all employee recipients on the same date and at the same price as grants to our executive officers, although to the extent that non-executive compensation is determined at later periods, the dates of grants may differ. Grants of a specified number of awards may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, subject to the approval of the Committee. Grants, if any, to newly hired employees are effective on the employee’s first day of employment. The exercise price of all stock options is set at the closing price of our Class A common stock on NASDAQ on the date of grant. With respect to RSUs, REUs, RPUs, PSUs, PSIs or other equity or partnership awards, grants are generally made based on a dollar value, and, where applicable, the number of units is generally determined using the closing price of our Class A common stock on NASDAQ on the date of grant.

Perquisites

Historically, from time to time, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we do believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation and housing benefits, particularly for executives who live overseas and travel frequently to our other office locations. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding perquisites will be subject to periodic review by our Compensation Committee.

The perquisites and other personal benefits, if any, provided to our current named executive officers generally have not had an aggregate incremental cost to us per individual that exceeds $10,000. Certain executive officers working in our London headquarters have also received the use of parking spaces allocated to our headquarters lease, and in some cases, we have provided to certain executive officers in London a car allowance, car insurance allowance and an apartment lease, which in certain circumstances has tax benefits to the employee in the U.K.

We offer medical, dental, life insurance and short-term disability to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation. Certain of our executive officers living in London have in the past received certain additional private medical benefits.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers in the U.S. are generally eligible to participate in our 401(k) contributory defined contribution plan, which we refer to as our “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including executive officers, are provided with a means of saving for their retirement. We currently do not match any of our employees’ contributions to our Deferral Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to our employees, although we may consider such benefits in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (referred to as the “CD&A”) set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: November 1, 2010

THE COMPENSATION COMMITTEE

Barry R. Sloane, Chairman
John H. Dalton
Stephen T. Curwood
Albert M. Weis

Executive Compensation

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Stock Awards, REUs and Founding Partner Units ($)(2)	(f) Option Awards ($)(3)	(g) Non-Equity Incentive Plan Compensation ($)(4)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)(8)	(j) Total ($)
Howard W. Lutnick,	2009	1,000,000	—	—	—	7,500,000	—	—	8,500,000
Chairman of the Board and Chief Executive Officer	2008	2,000,000	3,000,000	3,000,000	—	4,500,000	—	—	12,500,000
	2007	5,000,000	—	—	4,947,200	500,000	—	—	10,447,200

Shaun D. Lynn,	2009	1,000,000	1,250,000	—		3,000,000	—	—	5,250,000
President	2008	1,113,750	1,000,000	3,850,000	—	3,495,000	—	—	9,458,750
	2007	1,505,469	1,538,942	—	—	—	—	3,265	3,047,676

Stephen M. Merkel,	2009	1,000,000	—	—	—	1,000,000	—	—	2,000,000
Executive Vice President, General Counsel and Secretary	2008	975,000	552,500		—	500,000	—	—	2,027,500
	2007	925,500	397,833	100,000	—	200,000	—	—	1,623,333

Sean A. Windeatt,	2009	310,040	161,802	—	—	750,750		84,352	1,306,944
Chief Operating Officer(5)

A. Graham Sadler,	2009	232,530	345,345	69,205	—	—	—	—	647,080
Chief Financial Officer(6)

Robert K. West,	2009	137,804	—	—	—	—	—	—	137,804
Former Chief Financial Officer(7)	2008	528,415	383,797	—	—	—	—	—	912,212
	2007	318,667	200,000	—	—	—	—	—	518,667

(1)	The bonus amounts for 2009 reflect a discretionary bonus to Mr. Lynn in March 2010 of $1,250,000, paid $625,000 in cash and $625,000 in the form of 109,649 non-exchangeable PSUs; a discretionary bonus to Mr. Windeatt in January 2009 of $161,802 in the form of 58,624 non-exchangeable REUs, with an aggregate post-termination payment amount of $161,802; and a discretionary bonus to Mr. Sadler in March 2010 of $345,345, paid $210,210 in cash and $135,135 in the form of 23,708 non-exchangeable PSUs. The bonus amounts for 2008 also reflect the following REU awards in payment of discretionary bonuses: Mr. Lutnick, a $2,000,000 award in the form of 350,263 non-exchangeable REUs; Mr. Lynn, a $500,000 award in the form of 87,566 non-exchangeable REUs; Mr. Merkel, a $427,500 award, in the form of 41,912 non-exchangeable REUs; and Mr. West, a $225,000 award in the form of 21,105 non-exchangeable REUs. Mr. West also received a $133,797 award in the form of 11,387 RSUs. The REUs awarded to Messrs. Lutnick and Lynn vested immediately upon grant, and the REUs and the RSUs awarded to Messrs. Merkel and West vest ratably over a three-year period. The vesting of Mr. West’s REUs and RSUs was accelerated in connection with his employment and separation agreement. More information with respect to REUs and RSUs is included in the footnotes to our audited consolidated financial statements included in Item 8 of our 2009 Annual Report on Form 10-K. The bonus amounts for 2008 reflect the following discretionary cash bonuses: Mr. Lutnick $1,000,000; Mr. Lynn $500,000; Mr. Merkel, $125,000; Mr. West, $25,000.
(2)	The amounts in column (e) reflect the grant date fair value of RSUs, REUs and founding partner units awarded for services to eSpeed or BGC Partners OldCo or the Combined Company pursuant to our Equity Plan, the Participation Plan or otherwise. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. The amounts for 2009 reflect the grant date fair value of 41,690 non-exchangeable REUs, which vest ratably over a three-year period, granted in March 2009 to Mr. Sadler, having a post-termination payment amount of $69,205. The amounts for 2008 reflect the grant date fair value of 265,487 and 132,744 non-exchangeable REUs granted upon the closing of the merger in April 2008 to Messrs. Lutnick and Lynn, respectively, having post-termination payment amounts of $3,000,000 and $1,500,000, respectively. In addition, the amounts for 2008 also reflect the grant date fair value of 200,000 founding partner units granted upon the closing of the merger in April 2008 to Mr. Lynn, having a grant date fair value of $2,350,000. The amounts in column (e) do not include the purchase of founding partner units and distribution rights, as applicable, from Messrs. Lynn and Merkel or the provision of additional founding partner unit exchange rights to Mr. Lynn in 2008 in connection with the separation and the merger. The compensation charges that we incurred in 2008 with respect to Messrs. Lynn and Merkel in connection with the purchase of founding partner units and distribution rights and with the provision of additional founding partner unit exchange rights to Mr. Lynn were as follows: Mr. Lynn, $24,045,873, consisting of $9,743,584 for the purchase of founding partner units and distribution rights and $14,302,289 for the provision of additional founding partner unit exchange rights; and Mr. Merkel, $351,734 for the purchase of distribution rights. The compensation charge for Mr. Lynn was calculated based on 532,432 founding partner units and 569,666 distribution rights purchased at a purchase price per unit or distribution right of $11.75, which was the closing price of our Class A common stock on the date of the merger, less Mr. Lynn’s basis in the units and distribution rights required to settle outstanding debt, and on a price per additional founding partner unit exchange right provided to Mr. Lynn of $11.75. The compensation charge for Mr. Merkel was calculated based on 39,693 distribution rights purchased at a purchase price per distribution right of $11.75, less Mr. Merkel’s basis in the distribution rights required to settle outstanding debt.
(3)	The amount in column (f) reflects the grant date fair value of options granted pursuant to the Equity Plan. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures. More information with respect to the calculations of this amount is included in the footnotes to our audited consolidated financial statement included in Item 8 of our 2009 Annual Report on Form 10-K. This amount reflects the fair value of the awards and does not correspond to the actual value that will be recognized by the named executive officer.

(4)	The amounts in column (g) reflect the awards to the named executive officers under the Incentive Plan. For 2009, Mr. Lutnick’s Incentive Plan bonus was paid $2,000,000 in cash and $5,500,000 in the form of 1,190,476 non-exchangeable REUs; Mr. Lynn’s Incentive Plan bonus was paid $1,000,000 in cash and $2,000,000 in the form of 481,928 non-exchangeable PSUs; Mr. Merkel’s Incentive Plan bonus was paid $500,000 in cash and $500,000 in the form of 108,225 non-exchangeable REUs; and Mr. Windeatt’s Incentive Plan bonus was paid $150,150 in cash and $600,600 in the form of 105,368 non-exchangeable PSUs.
(5)	Mr. Windeatt was appointed our Chief Operating Officer effective January 1, 2009. Mr. Windeatt’s base salary for 2009 was £200,000, and the $310,040 base salary reflected in the table was calculated using an exchange rate of 1.55, the average rate in effect for the period.
(6)	Mr. Sadler was appointed our Chief Financial Officer on April 2, 2009. For all of 2009, Mr. Sadler’s base salary rate was £200,000, which equated to $310,040 using an exchange rate of 1.55, the average rate in effect for the period. The amount reflected as his base salary for 2009 is for the period April 2, 2009 through December 31, 2009.
(7)	Mr. West was appointed our Chief Financial Officer on May 16, 2007 and left the Company on April 2, 2009.
(8)	During 2009, Mr. Windeatt was provided a car allowance and car insurance allowance having a value of approximately $19,864 and an apartment lease in the amount of approximately $64,488. The amounts paid were £12,814 and £41,600, respectively, and the above dollar amounts were calculated using an exchange rate of 1.55, the average rate in effect for the period. The amounts in column (i) do not include a cash payment of $165,165 (£110,000) to Mr. Windeatt in March 2010 in cancellation of the $330,330 (£220,000) to which Mr. Windeatt would otherwise have been entitled in 2010 pursuant to a salary modification arrangement entered into by Mr. Windeatt in 2007.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2009:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and REUs ($)(3)
		Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	1/1/10	—	—	—	—	—	—	1,190,476	—	—	5,500,000
	—	—	—	10,000,000	—	—	—	—	—	—	—

Shaun D. Lynn	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	10,000,000	—	—	—	—	—	—	—

Stephen M. Merkel	1/1/10	—	—	—	—	—	—	108,225	—	—	500,000
	—	—	—	10,000,000	—	—	—	—	—	—	—

Sean A. Windeatt	1/1/09	—	—	—	—	—	—	58,624	—	—	161,802
	—	—	—	10,000,000	—	—	—	—	—	—	—

A. Graham Sadler	3/10/09	—	—	—	—	—	—	41,690	—	—	69,205

Robert K. West	—	—	—	10,000,000	—	—	—	—	—	—	—

(1)	The amounts in column (e) reflect the maximum individual payment under our Incentive Plan. During 2009, there were no specific minimum and target levels under the Plan. The $10,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan for 2009, and our Compensation Committee retained negative discretion to award less than this amount even if the performance goals were met. Actual amounts paid (if any) to each named executive officer for 2009 are set forth in column (g) of the summary compensation table.
(2)	The amounts in column (i) reflect 1,190,476 and 108,225 non-exchangeable REUs awarded, in partial payment of awards under our Incentive Plan, on December 22, 2009, effective on January 1, 2010, to Messrs. Lutnick and Merke1, respectively, having post-termination payment amounts of $5,500,000 and $500,000, respectively. The amounts also reflect 58,624 non-exchangeable REUs granted to Mr. Windeatt, in payment of a discretionary bonus, on January 1, 2009, having a post-termination payment amount of $161,802. They also reflect 41,690 non-exchangeable REUs granted to Mr. Sadler on March 10, 2009, having a post-termination payment amount of $69,205. The amounts shown do not include the $2,000,000 award in the form of 481,928 non-exchangeable PSUs granted to Mr. Lynn in February 2010 or the $600,600 award in the form of 105,368 non-exchangeable PSUs granted to Mr. Windeatt in March 2010 as part of their Incentive Plan bonuses for 2009. The amounts shown also do not include the $625,000 award in the form of 109,649 non-exchangeable PSUs granted to Mr. Lynn, or the $135,135 award in the form of 23,708 non-exchangeable PSUs granted to Mr. Sadler, in March 2010 as part of their discretionary bonuses for 2009.
(3)	More information with respect to the calculation of these amounts is included in footnotes to our audited consolidated financial statements in Item 8 of our 2009 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options, unvested RSUs, REUs and founding partner units for each of the named executive officers as of December 31, 2009:

(a) Name	Option Awards					Grant Awards
	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units That Have Not Vested (#) (2)(3)(4)(5)	(h) Market Value of Shares or Units That Have Not Vested ($)(2)(3)(4)(5)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	625,000	—	—	16.87	11/28/2010	—	—	—	—
	1,500,000	—	—	5.10	10/19/2011	—	—	—	—
	1,000,000	—	—	14.39	12/9/2012	—	—	—	—
	1,000,000	—	—	21.42	12/9/2013	—	—	—	—
	1,000,000	—	—	13.00	12/20/2014	—	—	—	—
	250,000	—	—	8.42	8/22/2016	—	—	—	—
	800,000	—	—	8.80	12/15/2016	—	—	—	—
	1,000,000	—	—	10.82	12/28/2017	—	—	—	—
	—	—	—	—	—	2,449,313	11,315,826	—	—

Shaun D. Lynn	—	—	—	—	—	902,625	4,170,128	—	—

Stephen M. Merkel	100,000	—	—	16.87	11/28/2010	—	—	—	—
	110,000	—	—	5.10	10/19/2011	—	—	—	—
	100,000	—	—	14.39	12/9/2012	—	—	—	—
	100,000	—	—	21.42	12/9/2013	—	—	—	—
	100,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	153,405	708,731	—	—

Sean A. Windeatt	—	—	—	—	—	70,424	325,359	—	—

A. Graham Sadler	—	—	—	—	—	41,690	192,608	—	—

Robert K. West	—	—	—	—	—	21,105	225,000	—	—

(1)	All options listed above are fully vested.
(2)	The amounts shown include 3,268 unvested RSUs held by Mr. Merkel. All of Mr. Merkel’s RSUs vest over a three-year period from the date of grant.
(3)	The amounts shown include the following REUs: 1,190,476 and 108,225, respectively, awarded to Messrs. Lutnick and Merkel on December 22, 2009, effective January 1, 2010; 58,624 granted to Mr. Windeatt on January 1, 2009; 41,690 granted to Mr. Sadler on March 10, 2009; 41,912 and 11,800 REUs, respectively, granted to Messrs. Merkel and Windeatt upon the closing of the merger in April 2008; and 643,087 and 482,315 REUs, respectively, granted to Messrs. Lutnick and Lynn in December 2008, all of which vest over a three-year period. The amounts show also include the following REUs: 265,487 and 132,744, respectively, granted to Messrs. Lutnick and Lynn upon the closing of the merger in April 2008 and 350,263 and 87,566, respectively, granted in September 2008 to Messrs. Lutnick and Lynn, all of which vested immediately. The amounts shown also include 21,105 REUs granted to Mr. West upon the closing of the merger in April 2008, all of which were to vest over a three-year period, but were accelerated in connection with his employment separation agreement. None of the REUs shown have been granted exchangeability into shares of our Class A common stock.
(4)	The amounts shown also include 200,000 founding partner units that were granted to Mr. Lynn upon the closing of the merger in April 2008, which units were immediately granted exchangeability into shares of our Class A common stock on a one-for-one basis (subject to adjustment).
(5)	The amounts shown do not include the $2,000,000 award in the form of 481,928 non-exchangeable PSUs granted to Mr. Lynn in February 2010 or the $600,600 award in the form of 105,368 non-exchangeable PSUs granted to Mr. Windeatt in March 2010 as part of their Incentive Plan bonuses for 2009. The amounts shown also do not include the $625,000 award in the form of 109,649 non-exchangeable PSUs granted to Mr. Lynn, or the $135,135 award in the form of 23,708 non-exchangeable PSUs granted to Mr. Sadler, in March 2010 as part of their discretionary bonuses for 2009. The amounts shown also do not include the redemption or purchase of founding partner units and distribution rights, as applicable, from Messrs. Lynn and Merkel, or the provision of additional founding partner unit exchange rights to Mr. Lynn in connection with the separation and the merger in April 2008.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in 2009. An aggregate of 20,174 RSUs held by our named executive officers vested during 2009 as follows:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Howard W. Lutnick	—	—	—	—
Shaun D. Lynn	—	—	—	—
Stephen M. Merkel	—	—	3,268	13,856
Sean A. Windeatt	—	—	9,314	42,099
A. Graham Sadler	—	—	—	—
Robert K. West	—	—	7,592	34,164

(1)	Does not include the vesting of any outstanding REUs; such REUs are not yet exchangeable into shares of our Class A common stock.

Potential Payments Upon Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon either termination or continued employment upon a change of control, under their change of control and employment agreements, described below, as if such agreements were in effect and the change of control had occurred on December 31, 2009 (including Incentive Plan and discretionary bonuses paid in 2010 for 2009) and using the closing market price of our Class A common stock as of December 31, 2009:

Name	Base Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Tax Gross-Up Payment ($)	Total ($)
Howard W. Lutnick
Termination of Employment	2,000,000	15,000,000	—	36,331	8,964,393	26,017,724
Extension of Employment	1,000,000	7,500,000	—	36,331	4,016,514	12,552,845

Shaun D. Lynn
Termination of Employment	2,000,000	8,500,000	—	1,821	—	10,501,821
Extension of Employment	1,000,000	4,250,000	—	1,821	—	5,251,821

Stephen M. Merkel
Termination of Employment	2,000,000	2,000,000	15,098	36,331	1,851,089	5,902,518
Extension of Employment	1,000,000	1,000,000	15,098	36,331	686,882	2,738,311

Sean A. Windeatt
Termination of Employment	—	—	—	—	—	—
Extension of Employment	—	—	—	—	—	—

A. Graham Sadler
Termination of Employment	—	—	—	—	—	—
Extension of Employment	—	—	—	—	—	—

Change in Control Agreements

Each of Messrs. Lutnick and Merkel entered into change in control agreements with us on March 31, 2008, effective upon the closing of the merger on April 1, 2008. Under these agreements, if a change in control of the

Company occurs (which will occur in the event that Cantor or one of its affiliates ceases to have a controlling interest in us) and Mr. Lutnick or Mr. Merkel elects to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to two times his annual base salary and the annual bonus paid or payable by us for the most recently completed year, including any bonus or portion thereof that has been deferred, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. Lutnick or Mr. Merkel becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). If a change in control occurs and Mr. Lutnick or Mr. Merkel does not so elect to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred, and receive medical benefits, provided that in the event that, during the three-year period following the change in control, such executive officer’s employment is terminated by us (other than by reason of his death or disability), he will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred. In each case, Mr. Lutnick and Mr. Merkel will receive full vesting of all options and RSUs. The agreements further provide for no duty of Mr. Merkel or Mr. Lutnick to mitigate amounts due by seeking other employment and provide for payment of legal fees and expenses as a result of any dispute with respect to the agreements. The agreements further provide for indemnification of the executives in connection with a challenge thereof. In the event of death or disability, such executive officer will be paid only his accrued salary to the date of death or disability. The agreements are terminable by the Company upon two years’ advance notice on or after the tenth anniversary of the closing of the merger. Mr. Lynn has change of control provisions in his employment agreement. See “Employment and Separation Agreements.”

Employment and Separation Agreements

Prior to the merger, Mr. Lynn and BGC International were parties to an employment agreement, dated August 13, 2004. Under this employment agreement, Mr. Lynn received an annual base salary of £500,000 per year and was eligible to receive a bonus equal to 15% of the pre-tax profits of the BGC businesses managed by him. This agreement terminated upon Mr. Lynn’s entering into an employment agreement with BGC Brokers L.P. on March 31, 2008, effective upon the closing of the merger on April 1, 2008.

The current employment agreement with Mr. Lynn has an initial six-year term and will thereafter be extended automatically for successive periods of one year each on the same terms and conditions unless either BGC Brokers or Mr. Lynn provides notice of non-renewal. Pursuant to his employment agreement, Mr. Lynn will receive a base salary of $1,000,000 per year, subject to annual review by the Compensation Committee, with a target bonus for each year during the term of the agreement of 300% of base salary. To the extent that he is eligible to receive a bonus, the first $1,000,000 of such bonus will be paid in cash, with the remainder, if any, to be paid in cash or a contingent non-cash grant, as determined by the Compensation Committee. The target bonus for Mr. Lynn will be reviewed annually by the Compensation Committee. In the event of a change of control of the Company (which will occur in the event that we are no longer controlled by Cantor or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity that acquires control of us will have the option to either extend the term of Mr. Lynn’s employment for a period of three years from the date the change of control took effect (if the remaining term of his agreement at the time of the change of control is less than three years) or to terminate Mr. Lynn’s employment. If the term of Mr. Lynn’s employment is extended, Mr. Lynn will receive an amount equal to his aggregate compensation for the most recent full fiscal year in addition to any other compensation that Mr. Lynn may be entitled to under the agreement. If the continuing company opts to terminate Mr. Lynn’s employment, he will receive two times his aggregate compensation under the agreement for the most recent full fiscal year in full and final settlement of all claims. In each case, he will receive full vesting of all options and RSUs (unless otherwise provided in the applicable award agreement) and welfare benefit continuation for two years and a pro rata bonus for the year of termination. In addition, in the event that Mr. Lynn remains employed by BGC Brokers on the second anniversary of the change of control (unless he is not employed on such date solely as a result of dismissal by BGC Brokers under circumstances that constitute a fundamental breach of contract by BGC Brokers), Mr. Lynn will receive an additional payment equal to the payment he received at the time of the change of control. Upon death, disability or termination in the absence of a change of control, Mr. Lynn will be paid only accrued salary to the date of death, disability or termination.

On March 26, 2010, Mr. Lynn entered into an amendment to his employment agreement. Pursuant to the amendment, Mr. Lynn acknowledged and agreed (i) that any contingent non-cash award payable to him pursuant to Section 3(d) of his employment agreement may be in the form of PSUs, and any grant to be awarded to him in 2010 and thereafter may be in the form of PSUs or such other award type as determined by us; and (ii) that the value of a PSU award shall be deemed to be the result of the number of units represented by the PSU award multiplied by the closing price of the Company’s Class A common stock on the date of the final determination of the award.

Mr. Windeatt has a standard employment agreement pursuant to which he is paid £200,000 ($310,040) per year. His salary was raised to £275,000 ($444,084) as of January 1, 2010. In 2009, we provided to Mr. Windeatt a car allowance and a car insurance allowance having a value of approximately $19,864 per year and an apartment lease in the amount of approximately $64,488 per year. The apartment lease is an agreement between us and Mr. Windeatt’s landlord in which we pay the lease amount on behalf of Mr. Windeatt for the period of the lease. Mr. Windeatt has continued to receive a car allowance, car insurance allowance, and apartment lease for 2010 in an aggregate amount not to exceed £65,000 ($97,598 at March 19, 2010) or, in the alternative, a payment to him of such amount in cash.

Mr. Sadler entered into a standard U.K. employment agreement with Tower Bridge International Services L.P., the service company controlled by us, effective December 2008. The agreement has no term and, after a probationary period, is terminable by either party on three months’ notice. Pursuant to the agreement, Mr. Sadler receives a base salary of £200,000 ($310,040) per year, and is eligible for a discretionary and Incentive Plan bonuses. His base salary was raised to £275,000 ($444,084) as of January 1, 2010.

Effective as of December 31, 2009, in connection with an employment separation agreement with Mr. West, our former CFO, the Company agreed to accelerate the vesting of his previously outstanding but unvested RSUs and REUs. With respect to his 3,797 unvested RSUs, the Company agreed to vest such RSUs immediately and to deliver the shares to Mr. West on December 15, 2010, subject to the terms and conditions of the separation agreement. With respect to the post-termination payment amounts of his outstanding 14,070 unvested REUs, out of a total of 21,105 REUs with an aggregate combined post-termination payment amount of $225,000, the Company agreed to accelerate the vesting of the post-termination payment amounts of such 14,070 unvested REUs. Subject to compliance with the terms and conditions of a partnership separation agreement, the 21,105 REUs’ aggregate post-termination payment amount of $225,000 will become payable to Mr. West within ninety days after the first, second, third, and fourth anniversaries of June 15, 2009 in four equal installments of $56,250 each. We paid Mr. West his first $56,250 installment on June 15, 2010.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, we pay to each non-employee director an annual cash retainer of $25,000 and, beginning in 2009, an annual stipend of $5,000 for the chair of our Compensation Committee and $10,000 for the chair of our Audit Committee. We also pay $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, at the option of such non-employee director, we grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date.

We also grant to each non-employee director annually on the date of his or her re-election, in consideration for services provided, RSUs equal to the value of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such re-election (rounded down to the next whole share). These RSUs vest on the first anniversary of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date.

The RSUs described above are granted with dividend equivalents pursuant to our Equity Plan. Such RSUs are subject to the terms and conditions of the Equity Plan under which they are awarded and the execution and delivery of agreements with each recipient.

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2009:

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Albert M. Weis,	72,000	35,000	—	—	—	—	107,000
Director

John H. Dalton,	63,000	35,000	—	—	—	—	98,000
Director

Barry R. Sloane,	68,000	35,000	—	—	—	—	103,000
Director

Catherine P. Koshland,(4)	37,750	—	—	—	—	—	37,750
Former Director

Stephen T. Curwood,(4)	6,042	70,000	—	—	—	—	76,042
Director

(1)	Howard Lutnick, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is an employee of our Company and thus received no compensation for his services as director. The compensation received by Mr. Lutnick as an employee of our Company is shown in the summary compensation table.
(2)	Reflects the grant date fair value of RSUs granted on December 14, 2009. More information with respect to the calculation of these amounts is included in the footnotes to our audited consolidated financial statements included in Item 8 of our 2009 Annual Report on Form 10-K. In 2009, Messrs. Weis, Dalton, and Sloane were each granted 7,991 RSUs, Ms. Koshland was not granted any RSUs, and Mr. Curwood was granted 15,982 RSUs. As of December 31, 2009, each non-employee director had the following number of RSUs outstanding: Mr. Weis, 7,991; Mr. Dalton, 7,991; Mr. Sloane, 7,991; and Mr. Curwood, 15,982.
(3)	No options were granted to non-employee directors in 2009. As of December 31, 2009, each non-employee director had the following number of options outstanding: Mr. Weis, 74,619; Mr. Dalton, 84,619; Mr. Sloane, 0; Mr. Curwood, 0.
(4)	Dr. Koshland left the Board at the end of her term on December 14, 2009, and Mr. Curwood was elected to the Board on the same day.

Compensation Committee Interlocks and Insider Participation

During most of 2009, the Compensation Committee of our Board of Directors consisted of Messrs. Dalton, Sloane and Weis and Dr. Koshland. Dr. Koshland left the Committee at the Annual Meeting on December 14, 2009, and Mr. Curwood replaced her on that date. All of the members who served on our Compensation Committee during 2009 were non-employee directors and were not former officers of our Company. No member of the Compensation Committee had any relationship with the Company during 2009 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. During 2009, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 18, 2010, with respect to the beneficial ownership of our Common Equity by: (i) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of any class of our outstanding capital stock, (ii) each of the named executive officers, (iii) each director and (iv) the executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 499 Park Avenue, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

Cantor was obligated to distribute on October 1, 2010 an aggregate of 16,878,816 shares of Class A common stock (“distribution rights shares”) to retained and founding partners to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on April 1, 2008. Certain partners elected to receive their shares and others elected to defer receipt of their shares until a future date. As a result, the distribution rights shares subject to deferred receipt are included both in the number of shares beneficially owned directly by Cantor, and indirectly by CF Group Management, Inc. (“CFGM”) and Mr. Lutnick as a result of their control of Cantor, and in the number of shares beneficially owned directly by CFGM, Mr. Lutnick, Mr. Merkel and the other recipients of distribution rights shares, resulting in substantial duplications in the number of shares set forth in the table below. Once Cantor delivers these distribution rights shares, these shares will no longer be reflected as beneficially owned directly by Cantor and indirectly by CFGM and Mr. Lutnick as a result of their control of Cantor. Instead, beneficial ownership of the shares will only be reported by CFGM and Mr. Lutnick as a result of their direct holdings of the shares, and Mr. Lutnick’s indirect holdings as a result of his control of KBCR Management Partners, LLC (“KBCR”) and LFA LLC (“LFA”), and by the other recipients of the distribution rights shares, including Mr. Merkel.

Name	Class B Common Stock				Class A Common Stock
	Shares		%		Shares		%
5% Beneficial Owners(1):

Cantor Fitzgerald, L.P.(2)	84,299,362	(3)	99.9	%(4)	91,429,676	(3)(5)	57.8	%(6)
CF Group Management, Inc.	84,348,107	(3)(8)	100.0	%(4)	93,917,430	(3)(9)	58.6	%(7)
PAR Investment Partners, L.P.	—		—		4,390,134	(10)	6.5	%(11)
Ronald J. Juvonen	—		—		3,816,039	(12)	5.6	%(11)
Heartland Advisors, Inc.	—		—		3,400,050	(13)	5.0	%(11)

Executive Officers and Directors,(1):
Executive Officers
Howard W. Lutnick	84,348,107	(3)(14)	100.0	%(4)	113,354,567	(3)(15)	63.6	%(16)
Shaun D. Lynn	—		—		908,547	(17)	1.3	%(18)
Stephen M. Merkel	—		—		535,359	(19)	*
Sean A. Windeatt	—		—		33,747	(20)	*
A. Graham Sadler	—		—		—		—
Directors
John H. Dalton	—		—		134,426	(21)	*
Albert M. Weis	—		—		262,026	(22)	*
Barry R. Sloane	—		—		7,991	(23)	*
Stephen T. Curwood	—		—		7,991	(24)	—
All executive officers and directors as a group (10 persons)	84,348,107		100.0%		115,244,654		62.7	%(25)

*	Less than 1%.
(1)	Based upon information supplied by directors and executive officers and filings under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended, with respect to 5% beneficial owners.
(2)

Cantor has pledged to us, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of our Class A common stock and our Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans we agreed to make to Cantor from time to time. In September 2008, we were authorized to increase the amount available under the secured loan and Pledge Agreement with Cantor from up to $100.0 million to all excess cash other than that amount needed for regulatory purposes, and to also accept, as security, pledges of any securities in addition to pledges of our Class A common stock or Class B common stock provided for under the original secured loan and Pledge Agreement. As of October 18, 2010, there was no loan amount outstanding, and there are no shares of Class A or Class B common stock pledged under the Pledge Agreement.

(3)	Includes 58,500,000 rights to acquire shares of our Class B common stock upon exchange of BGC Holdings exchangeable limited partnership interests. A total of 64,372,866 BGC Holdings exchangeable limited partnership interests held by Cantor are exchangeable with us at any time for shares of our Class B common stock (or, at Cantor’s option, or if there are no additional authorized but unissued shares of our Class B common stock, our Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). As of October 18, 2010, there were 58,500,000 authorized but unissued shares of our Class B common stock.
(4)	Percentage based on 84,348,107 shares of our Class B common stock, which includes 25,848,107 shares of our Class B common stock outstanding and 58,500,000 rights to acquire shares of our Class B common stock upon exchange of BGC Holdings exchangeable limited partnership interests held by Cantor. The BGC Holdings exchangeable limited partnership interests are exchangeable at any time for shares of our Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of our Class B common stock, our Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments).
(5)	Consists of (i) 1,257,448 shares of our Class A common stock, (ii) 25,799,362 shares of our Class A common stock acquirable upon conversion of 25,799,362 shares of our Class B common stock and (iii) 64,372,866 shares of our Class A common stock receivable upon exchange of BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests).
(6)	Percentage based on (i) 67,949,961 shares of our Class A common stock outstanding, (ii) 25,848,107 shares of our Class A common stock acquirable upon conversion of 25,848,107 shares of our Class B common stock and (iii) 64,372,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests).
(7)	Percentage based on (i) 67,949,961 shares of our Class A common stock outstanding, (ii) 25,848,107 shares of our Class A common stock acquirable upon conversion of 25,848,107 shares of our Class B common stock, (iii) 64,372,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests), and (iv) 2,050,197 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by CFGM, receipt of which was deferred until a future date.
(8)	Consists of (i) 48,745 shares of our Class B common stock held by CFGM, (ii) 25,799,362 shares of our Class B common stock held by Cantor and (iii) 58,500,000 shares of our Class B common stock receivable upon exchange by Cantor of BGC Holdings exchangeable limited partnership interests. CFGM is the managing general partner of Cantor.
(9)	Consists of (i) 388,812 shares of our Class A common stock held by CFGM, (ii) 48,745 shares of our Class A common stock acquirable upon conversion of 48,745 shares of our Class B common stock held by CFGM, (iii) 1,257,448 shares of our Class A common stock held by Cantor, (iv) 25,799,362 shares of our Class A common stock acquirable by Cantor upon conversion of 25,799,362 shares of our Class B common stock held by Cantor, (v) 64,372,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests) and (vi) 2,050,197 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by CFGM, receipt of which was deferred until a future date.
(10)	As set forth in a Schedule 13G/A filed with the SEC on February 12, 2010, and as amended and updated on Form 13F filed with the SEC on August 13, 2010 reporting holdings as of June 30, 2010. According to the Schedule 13G/A, the shares of our Class A common stock are held by PAR Investment Partners, L.P., PAR Group, L.P., and PAR Capital Management, Inc., One International Place, Boston, Massachusetts 02110.
(11)	Percentage based on 67,949,961 shares of our Class A common stock outstanding.
(12)	As set forth in a Schedule 13G/A filed with the SEC on February 16, 2010, and as amended and updated on Form 13F filed with the SEC on August 13, 2010 reporting holdings as of June 30, 2010. Ronald J. Juvonen is the managing member of Downtown Associates, L.L.C. (“the general partner”) and has sole power to vote and direct the disposition of all shares of our Class A common stock held by Downtown Associates I, L.P. and Downtown Associates II, L.P. (together the “Downtown Funds”). The business address of Mr. Juvonen, the Downtown general partner and the Downtown Funds is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(13)	As set forth in Schedule 13G/A filed with the SEC on February 10, 2010, and as amended and updated on Form 13F filed with the SEC on August 13, 2010 reporting holdings as of June 30, 2010. According to the Form 13G/A, the shares of our Class A common stock are beneficially owned by Heartland Advisors, Inc. and William J. Nasgovitz, as the President and control person of Heartland Advisors, Inc., 789 North Water Street, Milwaukee, Wisconsin 53202.
(14)	Consists of (i) 48,745 shares of our Class B common stock held by CFGM, (ii) 25,799,362 shares of our Class B common stock held by Cantor and (iii) 58,500,000 shares of our Class B common stock receivable upon exchange by Cantor of BGC Holdings exchangeable limited partnership interests. Mr. Lutnick is the President and sole stockholder of CFGM. CFGM is the managing general partner of Cantor.
(15)	Mr. Lutnick’s holdings consist of (i) 815,373 shares of our Class A common stock held directly, (ii) 7,175,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 18, 2010, (iii) 253,387 shares of our Class A common stock held in Mr. Lutnick’s 401(k) account, (iv) 313,772 shares of our Class A common stock held various trust, retirement and custodial accounts (175,589 shares held by a trust for the benefit of descendants of Mr. Lutnick and his immediately family (the “Trust”) of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees; 87,817 shares held in a Keogh retirement account for Mr. Lutnick; 9,743 shares in custodial accounts; 16,952 shares in other retirement accounts; and 23,671 shares in various other trusts), (v) 388,812 shares of our Class A common stock held by CFGM, (vi) 48,745 shares of our Class A common stock acquirable upon conversion of 48,745 shares of our Class B common stock held by CFGM, (vii) 1,257,448 shares of our Class A common stock held by Cantor, (viii) 25,799,362 shares of our Class A common stock acquirable upon conversion of 25,799,362 shares of our Class B common stock held by Cantor, (ix) 64,372,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests), (x) 7,059,579 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by Mr. Lutnick, receipt of which was deferred until a future date, (xi) 2,050,197 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by CFGM, receipt of which was deferred until a future date, (xii) 1,610,182 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by the Trust, receipt of which was deferred until a future date, (xiii) 2,048,001 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by the KBCR, by virtue of Mr. Lutnick being the managing member of KBCR, which is a non-managing General Partner of Cantor, receipt of which was deferred until a future date, and (xiv) 161,843 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by the LFA, by virtue of Mr. Lutnick being the managing member of LFA, receipt of which was deferred until a future date. This amount excludes (a) 682,746 shares receivable pursuant to distribution rights held by Mr. Lutnick, (b) 7,025 shares receivable pursuant to distribution rights held by KLK Trust, a trust for the benefit of Kent Karosen, of which Mr. Lutnick serves as trustee. Mr. Lutnick is the President and sole stockholder of CFGM and CFGM is the managing general partner of Cantor.
(16)	Percentage based on (i) 67,949,961 shares of our Class A common stock outstanding, (ii) 25,848,107 shares of our Class A common stock acquirable upon conversion of 25,848,107 shares of our Class B common stock outstanding and (iii) 64,372,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests), (iv) 7,175,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 1, 2010, (v) 7,059,579 shares of our Class A common stock receivable beginning October 1, 2009 pursuant to distribution rights held by Mr. Lutnick, receipt of which was deferred until a future date, (vi) 2,048,001 shares of our Class A common stock receivable beginning October 1, 2010 pursuant to distribution rights held by CFGM, receipt of which was deferred until a future date, (vii) 1,610,182 shares of our Class A common stock receivable beginning October 1, 2010 pursuant to distribution rights held by the Trust, receipt of which was deferred until a future date, (viii) 2,050,197 shares of our Class A common stock receivable beginning October 1, 2010 pursuant to distribution rights held by the KBCR, receipt of which was deferred until a future date, and (ix) 161,843 shares of our Class A common stock receivable beginning October 1, 2010 pursuant to distribution rights held by the LFA, receipt of which was deferred until a future date.
(17)	Mr. Lynn’s holdings consist of (i) 42,188 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 18, 2010, and (ii) 866,359 BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments). Excludes 1,149,539 of BGC Holdings founding partner interests held by Mr. Lynn, which are exchangeable into shares of Class A common stock, over a period of time, subject to certain conditions.
(18)	Percentage based on (i) 67,949,961 shares of our Class A common stock outstanding, (ii) 42,188 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of March 1, 2010 and (iii) 866,359 BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments). Excludes 1,149,539 of BGC Holdings founding partner interests which are exchangeable into shares of Class A common stock, over a period of time, subject to certain conditions.

(19)	Mr. Merkel’s holdings consist of (i) 510,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 18, 2010, (ii) 8,872 shares of our Class A common stock held directly by Mr. Merkel, (iii) 7,600 shares of our Class A common stock held in Mr. Merkel’s 401(k) account, (iv) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse, (v) 3,369 shares of our Class A common stock receivable beginning March 1, 2010 pursuant to distribution rights held by Mr. Merkel, and (vi) 3,268 RSUs scheduled to vest on December 15, 2010.
(20)	Mr. Windeatt’s holdings consist of (i) 10,990 shares of our Class A common stock held directly and (ii) 22,757 BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments).
(21)	Mr. Dalton’s holdings consist of (i) 41,816 shares of our Class A common stock held directly, (ii) 84,619 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 18, 2010, and (iii) 7,991 RSUs scheduled to vest on December 14, 2010.
(22)	Mr. Weis’ holdings consist of (i) 174,416 shares of our Class A common stock held directly, (ii) 74,619 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 18, 2010, (iii) 7,991 RSUs scheduled to vest on December 14, 2010, and (iv) 5,000 shares of our Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse, 3,000 shares are held in trust for Mr. Weis’ children and 1,000 shares are beneficially owned by Mr. Weis’ children.
(23)	Mr. Sloane’s holdings consist of 7,991 RSUs scheduled to vest on December 14, 2010.
(24)	Mr. Curwood’s holdings consist of 7,991 RSUs scheduled to vest on December 14, 2010.
(25)	Percentage based on (i) 67,949,961 shares of our Class A common stock outstanding, (ii) 25,848,107 shares of our Class A common stock acquirable upon conversion of 25,848,107 shares of our Class B common stock outstanding, (iii) 64,372,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests (or, upon conversion of 58,500,000 shares of our Class B common stock and 5,872,866 shares of our Class A common stock receivable upon exchange of 64,372,866 BGC Holdings exchangeable limited partnership interests), (iv) 7,886,426 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 18, 2010, (v) 889,116 BGC Holdings founding partner interests exchangeable into shares of our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), and (vi) 16,878,816 shares of our Class A common stock receivable beginning October 1, 2010 pursuant to distribution rights, receipt of which was deferred until a future date.

Equity Compensation Plan Information as of December 31, 2009

	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity Plan (approved by security holders)	17,275,961	12.64	82,724,039
Equity compensation plans not approved by security holders	—	—	—

Total	17,275,961	12.64	82,724,039

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young during the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008
Audit fees(a)	$4,204,873	$3,262,645
Audit-related fees(b)	—	82,937
Tax fees	18,705	—
All other fees	59,671	104,250	(c)

Total	$4,283,249	$3,449,832

(a)	Audit fees consisted of: (i) the integrated audit of our consolidated financial statements included in our Annual Report on Form 10-K, including the audit of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (ii) reviews of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q; and (iii) statutory and regulatory audits and other services related to SEC matters.
(b)	Fees for audit-related services consisted of compliance reviews and due diligence engagements.
(c)	Fees consisted of U.K. regulatory advisory services.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2009, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ending December 31, 2009. Ernst & Young was also approved to perform reviews, pursuant to Statement on Auditing Standards No. 100, of our quarterly financial reports for the third and fourth fiscal quarters within the year ended December 31, 2009 and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to certain minimum exceptions set forth in the charter.

Change In Independent Registered Public Accounting Firm

On June 25, 2008, the Company determined to replace Deloitte with Ernst & Young as the Company’s independent registered public accounting firm effective August 11, 2008, the date of the completion of Deloitte’s review of the Company’s interim condensed consolidated financial statements for the fiscal quarter ending June 30, 2008. On July 1, 2008, the Audit Committee engaged Ernst & Young as the Company’s independent registered public accounting firm, commencing with the review of the Company’s interim condensed consolidated financial statements for the fiscal quarter ending September 30, 2008. The decision to change auditors was approved by the Audit Committee and was previously reported on a Current Report on Form 8-K filed with the SEC by the Company on July 1, 2008 and an amendment to such Form 8-K filed with the SEC by the Company on August 15, 2008.

Except as described below, (1) Deloitte’s audit reports on the Company’s consolidated financial statements for the two fiscal years ended December 31, 2007 and the Company’s internal control over financial reporting as of December 31, 2006 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, (2) during the Company’s two fiscal years ended December 31, 2007, and through August 11, 2008, there were no disagreements between the Company and Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the matter in conjunction with its reports on the Company’s consolidated financial statements for the relevant year and the Company’s internal control over financial reporting for the relevant year, and (3) during the Company’s two fiscal years ended December 31, 2007, and through August 11, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

As has been previously disclosed by the Company, subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2006, its management became aware that certain revenues and expenses related to a portion of the development of related-party software covered under the amended and restated joint services agreement, dated October 1, 2005 (the “JSA”), between the Company and Cantor required restatement. On August 23, 2007, the Company filed an Amendment to its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K/A”), to reflect the restatement of its audited financial statements for the years ended December 31, 2006, 2005 and 2004, the financial information in the Selected Financial Data for the five-year period ended December 31, 2006, the unaudited selected quarterly financial information for each quarter in the years ended December 31, 2006 and 2005, and related financial information and disclosures, including a revised Management’s Annual Report on Internal Control Over Financial Reporting and the accompanying Report of Independent Registered Public Accounting Firm included in Item 9A, originally filed with the SEC on Form 10-K on March 15, 2007. As a result of this restatement, the Company’s management determined that a material weakness existed in the Company’s internal control over financial reporting with respect to controls over the proper application of generally accepted accounting principles for certain revenues and expenses related to a portion of the development of related-party software covered under the JSA; the management’s revised report on internal controls, included in Item 9A of the 2006 10-K/A, concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2006; and Deloitte’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, also included in Item 9A of the 2006 10-K/A, contained an adverse opinion on the effectiveness of such controls as of December 31, 2006. As disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as of December 31, 2007, the material weakness described above had been remediated, and Deloitte issued a report concluding that the Company’s internal control over financial reporting was effective as of December 31, 2007.

Furthermore, as previously disclosed by the Company, the management of BGC Partners OldCo, which was merged with and into eSpeed, Inc. on April 1, 2008 in a combination of entities under common control, identified a material weakness in BGC Partners OldCo’s internal control over financial reporting, including the lack of a formal, documented closing process designed to identify key financial reporting risks. During the course of 2008, we substantially completed the following initiatives which are aimed at addressing this weakness:

•	establishing what we believe are appropriate internal controls for the monthly closing process, including a more formal schedule and account substantiation and reconciliation tools;

•	establishing a single global general ledger with a standard global chart of accounts; and

•	taking steps aimed at ensuring that we have the appropriate staff within our organization.

The Audit Committee has authorized Deloitte to respond fully to any inquiries of the Company’s successor independent registered public accounting firm, Ernst & Young.

During the Company’s two fiscal years ended December 31, 2007, and through June 30, 2008, neither the Company, nor anyone on its behalf, consulted with Ernst & Young with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Ernst & Young to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (2) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

We have been informed by Ernst & Young that their firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

A representative of Ernst & Young will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. Such representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is made up solely of independent directors, as defined under applicable NASDAQ and SEC rules, and it operates under a written Charter adopted by our Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Charter is available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info”.

As described more fully in its Charter, the primary function of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and the audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm (our “Auditor”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with generally accepted auditing standards, and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditor, nor can the Audit Committee certify that our Auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditor on the basis of the information it receives, discussions with management and our Auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control and audit matters as well as related-party transactions. The Audit Committee meets each quarter with management and our Auditor to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditor’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditor.

In accordance with Audit Committee policy and the more recent requirements of the law, all services to be provided by our Auditor and its affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services. In addition, the Audit Committee regularly evaluates the performance and independence of our Auditor. Accordingly, the Audit Committee reviewed and pre-approved all services provided by Ernst & Young subsequent to that the firm’s engagement in 2008.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2009 (including the disclosures contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Ernst & Young with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and management, including all relationships between the firm and the Company. The Audit Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

THE AUDIT COMMITTEE

Albert M. Weis, Chairman

Stephen T. Curwood

John H. Dalton

Barry R. Sloane

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval and Ratification of Transactions with Related Persons

The general policy of our Company and our Audit Committee is that all material transactions with a related party, including transactions with Cantor, the relationship between us and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers (see “—Repurchases and Purchases”), are subject to prior review and approval by our Audit Committee, which will determine whether such transactions or proposals are fair and reasonable to our stockholders. In general, potential related party transactions are identified by our management and discussed with the Audit Committee at Audit Committee meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to the Audit Committee with respect to each issue under consideration and decisions are made by the Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Audit Committee requests further information and, from time to time, requests guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related party transactions are set forth in our Audit Committee Charter and Code of Business Conduct and Ethics, both of which are publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.”

Until six months after Cantor ceases to hold 5% of our voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of our Board of Directors that we have found to qualify as “independent” in accordance with the published listing requirements of NASDAQ. See “—Potential Conflicts of Interest and Competition with Cantor.”

Independence of Directors

Our Board of Directors has determined that each of Messrs. Curwood, Dalton, Sloane, and Weis qualifies as an “independent director” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board were members.

The Merger and the Merger Agreement

The Merger

We completed the merger of BGC Partners OldCo with and into us, pursuant to which we were renamed “BGC Partners, Inc.” on April 1, 2008. In the merger, BGC Partners units were converted into common stock of the combined entity (the “Combined Company”) and eSpeed common stock remained outstanding as Combined Company common stock. In addition, the BGC Holdings exchangeable limited partnership interests became exchangeable with the Combined Company for Combined Company Class B common stock or Combined Company Class A common stock in accordance with the terms of the BGC Holdings limited partnership agreement and BGC Holdings founding partner interests became exchangeable with the Combined Company as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges,” and as otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement.

The dollar value of the merger was $1,231,512,000 as of May 29, 2007 (the date of execution of the merger agreement) and $1,548,090,900 as of April 1, 2008 (the closing date of the transaction), respectively, based on the number of shares and rights to acquire shares of Combined Company common stock issued in the transaction multiplied by the average price of eSpeed common stock on such dates.

In connection with the merger, we contributed our assets and liabilities to BGC U.S. and BGC Global in exchange for limited partnership interests in these entities. As a result of this contribution, we received limited partnership interests in each of these entities.

Concurrently with the merger, we also entered into the related agreements and assumed all of the rights and obligations of BGC Partners OldCo under such related agreements. In addition, the following agreements automatically terminated:

•	the JSA, under which revenue for certain services was shared;

•

the administrative services agreement, dated as of December 15, 1999, by and among Cantor, Cantor Fitzgerald International, eSpeed, eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited; and

•	the CO2e.com/eSpeed Services Agreement, dated as of October 1, 2002, by and between eSpeed and CO2e.

License

We granted Cantor a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all software, technology and intellectual property in connection with the operation of Cantor’s business on and after the closing date of the merger. We entered into a license agreement with Cantor on April 1, 2008 with respect to such license. The license does not constitute an assignment or transfer of any software, technology or intellectual property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a contract without the approval or consent of a third party and (b) such approval or consent is not obtained, provided, however, that the Combined Company agrees to use its commercially reasonable efforts to obtain any such approval or consent.

Any enhancements and upgrades of the software, technology and intellectual property provided under the license will be provided free of charge to any licensee under the license until April 1, 2009, one year after the closing date of the merger. The license will not be transferable except to any purchaser of all or substantially all of the business or assets of Cantor or its subsidiaries or to any purchaser of a business, division or subsidiary of Cantor or its subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its subsidiaries (provided that (a) such purchaser agrees not to use the software, technology and intellectual property provided under the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange, (b) we are a third-party beneficiary of the transferee’s agreement in clause (a) above and (c) Cantor enforces its rights against the purchaser to the extent that it breaches its obligations under clause (a) above).

Cantor also agreed that it will not use or grant any aspect of the license to create a fully electronic brokerage system that competes with our fully electronic systems for U.S. Treasuries and foreign exchange.

Corporate Governance Matters

Until six months after Cantor ceases to hold 5% of BGC Partners’ voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of the members of our Board of Directors who have been found to qualify as “independent” in accordance with the published listing requirements of NASDAQ.

During the same timeframe, we and Cantor also agreed not to employ or engage any officer or employee of the other party without the other party’s written consent. However, either party may employ or engage any person who responds to a general solicitation for employment. Cantor may also hire any of our employees who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee, unless such hiring precludes us from maintaining and developing our intellectual property in a manner consistent with past practice. Cantor will provide a list of such persons to us promptly following the closing date of the merger.

Prior to the contribution of the BGC business in the separation, one or more members of the BGC Partners group could borrow an amount of cash up to the aggregate amount of cash held in the BGC Partners group prior to the contribution of the BGC business in the separation. We refer to this loan as the “pre-contribution loan.” At the request of Cantor, eSpeed funded the pre-contribution loan on or prior to the closing date of the separation. An aggregate of $115 million was borrowed, all of which was repaid in full on April 4, 2008. See “—Separation Agreement—Other Actions in Connection with the Separation—Pre-Contribution Loan.”

Fees and Expenses

Each party bore its own costs and expenses, including attorneys’ and other advisors’ fees, incurred in connection with the merger (it being understood that the costs and expenses of BGC Partners or Cantor incurred before the merger were, as applicable, reflected in the calculation of the closing cash and closing net equity).

Indemnification and Allocation of Losses

All representations and warranties made by BGC Partners OldCo, Cantor, BGC Partners, L.P (“BGC U.S.”), BGC Global Holdings, L.P. (“BGC Global” and, together with BGC U.S., the “Opcos”) and BGC Holdings contained in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement survived the closing of the merger until April 1, 2009, the first anniversary of the closing date of the merger. The representations and warranties by BGC Partners relating to capitalization survived the closing of the merger and continue to be in full force and effect indefinitely. None of the representations and warranties made by eSpeed in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement survived the effective time of the merger. Covenants that contemplate or may involve actions to be taken or obligations in effect after the closing of the merger survive in accordance with their terms.

Cantor agreed to indemnify the Opcos, their heirs, executors, successors and assigns from losses to the extent resulting from or arising out of:

•

the breach of any representation or warranty of BGC Partners OldCo, Cantor, the Opcos or BGC Holdings, but only if a claim is presented before the applicable indemnity period terminates (it being understood that for purposes of determining the amount of such loss from a breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to material and material adverse effect or similar qualifications as to materiality will be deleted therefrom, and certain specified actions will not be taken into account); or

•

the breach of any covenant or agreement in the merger agreement to be performed by BGC Partners OldCo, Cantor, the Opcos or BGC Holdings (except that Cantor is not obligated to indemnify for any losses from or arising out of certain litigation matters, and Cantor’s indemnification obligations with respect to other specified matters are limited to losses resulting from the imposition of any fine or other monetary penalty, for the payment of any amount in settlement, resulting from such actions).

From and after the closing of the merger, any losses of the Opcos arising from certain litigation matters are allocated to BGC Holdings pursuant to the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement which in turn will be allocated to the capital accounts of the limited partnership interests held by Cantor, the founding/working partners and the REU partners (and not BGC Partners), pursuant to the terms of the BGC Holdings limited partnership agreement (see “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global”).

Cantor’s indemnification obligations are subject to the following limitations:

•

Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty unless the aggregate of all indemnifiable losses exceeds $20 million, in which case Cantor is responsible only for losses in excess of such amount (provided that Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty to the extent the aggregate amount of indemnifiable losses (taking into account for these purposes any losses excluded as a result of the $20 million deductible amount or the de minimis amount described in the bullet below) are in excess of an amount equal to $170 million (it being agreed that the indemnified parties bear the first $20 million of such losses) minus the amount of indemnification payments made pursuant to Cantor’s indemnification obligations prior to such claim minus the lesser of (1) $85 million and (2) the amount of losses allocated to BGC Holdings through the allocation mechanism described above prior to the time of the final resolution of such claim); and

•

Cantor is not required to indemnify a party for losses arising out of its indemnification obligations if such losses are less than $50,000 or are included as a liability in the final closing balance sheet.

The merger agreement specifies procedures with respect to claims subject to indemnification and related matters.

Amendment and Waiver

The merger agreement may not be modified or amended, and no waiver, consent or approval may occur by or on behalf of BGC Partners, except if in writing signed by each party to the merger agreement and by the Audit Committee of BGC Partners.

Separation Agreement

Separation and Contribution

At the closing of the separation, on March 31, 2008, Cantor, in a manner that is expected to be tax-free, contributed, conveyed, transferred, assigned and delivered to BGC Partners OldCo and its subsidiaries (including the Opcos), and BGC Partners OldCo and its subsidiaries (including the Opcos) acquired and accepted from Cantor, all of the right, title and interest of Cantor to the transferred assets:

•	specified equity interests related to the BGC businesses;

•	specified contracts related to the BGC businesses, including employment agreements with transferred employees;

•	certain rights under the JSA, including rights and obligations in respect of clearance, settlement and fulfillment services, to the extent related to the inter-dealer brokerage business;

•	all intellectual property primarily related to the BGC businesses being transferred;

•

all books and records (other than tax returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials and all other printed and written materials, to the extent available and primarily related to the BGC businesses; and

•	all permits or licenses issued by any governmental authority to the extent primarily related to the BGC businesses and permitted by applicable law to be transferred.

Cantor retained ownership to certain excluded assets, which included the following, which we refer to as the “excluded assets”:

•

all cash, cash equivalents and marketable securities (including any cash, cash equivalents and marketable securities held by any of the transferred entities), except for cash borrowed pursuant to the pre-contribution loan (as described under “—Other Actions in Connection with the Separation—Pre-Contribution Loan”);

•	any litigation claim or insurance recovery relating to specified matters, and any insurance policy and proceeds covering any excluded asset or any excluded liability (as defined below);

•	certain specified equity interests;

•

all intellectual property or hardware of Cantor not primarily used in the BGC businesses, including any rights (ownership, licensed or otherwise) to use the mark “Cantor” or “Cantor Fitzgerald” and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, any derivatives of the foregoing, all registrations and applications for registration of any of the foregoing, in each case, not primarily related to the BGC businesses and all goodwill associated with and symbolized by the foregoing;

•

all books, records and other data that cannot, without unreasonable efforts or expense, be separated from the books and records maintained by Cantor in connection with businesses other than the BGC businesses or to the extent that such books, records and other data related to excluded assets, excluded liabilities or business employees who do not become transferred business employees and all personnel files and records; and

•	any asset relating to the other businesses of Cantor (other than any of the transferred assets described in the bullets above).

BGC Partners OldCo, BGC U.S. and/or BGC Global assumed and became liable for and will pay, perform and discharge as they become due, the transferred liabilities:

•

all liabilities primarily relating to, arising from or in connection with any transferred business or any transferred asset, regardless of when or where such liability arose and regardless of where or against whom such liability is asserted or determined;

•

certain liabilities under the JSA to the extent related to the inter-dealer brokerage business, including liabilities related to rights and obligations in respect of clearance, settlement and fulfillment services primarily related to the inter-dealer brokerage business;

•

all liabilities primarily relating to, arising from or in connection with the transferred businesses’ employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related liabilities primarily arising from or relating to the conduct of any transferred business; and

•

certain indebtedness, the total amount of which was $150 million. The indebtedness consisted of BGC U.S. assuming the liabilities of Cantor pursuant to the note purchase agreement in respect of $150 million of Cantor’s senior notes.

Cantor retained and became liable for, and will pay, perform and discharge as they become due, the certain excluded liabilities, which include the following, which we refer to as the “excluded liabilities”:

•	any liability of Cantor relating to excluded assets or any retained businesses, except the liabilities assumed by BGC Partners OldCo;

•	any guarantee by Cantor to a third-party in respect of certain indebtedness specified in the separation agreement; and

•	other specified excluded liabilities.

The parties to the separation agreement agreed to execute and deliver one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as Cantor may request for the purpose of effecting the separation.

Other Actions in Connection with the Separation

Transfer of Assets to Tower Bridge

Prior to the separation, BGC Partners OldCo contributed certain assets to Tower Bridge. Tower Bridge provides certain services to Cantor pursuant to the Tower Bridge administrative services agreement. Tower Bridge is a consolidated subsidiary of BGC Partners.

Redemption of Cantor Partners

In connection with the separation, Cantor redeemed certain limited partnership interests in Cantor held by certain of its limited partners for (a) new limited partnership interests in Cantor and rights to receive, following the merger, distributions of our common stock held by Cantor or (b) limited partnership interests in BGC Holdings and rights to receive, following the merger, distributions of our common stock held by Cantor, in each case subject to Cantor’s terms and conditions.

Conversion

In connection with the separation and the merger, BGC Partners OldCo was converted from a corporation to a limited liability company for tax purposes prior to the merger. In the conversion of BGC Partners OldCo from a corporation to a limited liability company, each share of BGC Partners OldCo common stock was converted into a BGC Partners unit.

Repurchase of Certain Cantor Limited Partnership Interests or BGC Partners OldCo Units and Distribution Rights and Repayment of Certain Obligations

Following the separation, but prior to the merger, certain limited partners of Cantor and certain founding partners sold to Cantor for cash all or a portion of the distribution rights and/or BGC Holdings founding partner interests held by such persons, or, in the case of Mr. Lee Amaitis, his limited partnership interests in Cantor were redeemed by Cantor for cash and used some of the proceeds that they received in respect of the purchases of distribution rights and/or BGC Holdings founding partner interests and/or redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor for repayment of borrowings to their applicable lenders or for payment of required capital contributions, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor, all as described below under “—Repayment of Existing Loans and Required Capital Contributions” and contemplated by the separation agreement.

Pre-Contribution Loan

Prior to Cantor’s contribution of the transferred assets, one or more members of the BGC Partners group borrowed cash up to the aggregate amount of cash in the BGC Partners group prior to the contribution for regulatory and other business reasons, in order to establish the post-merger capital structure desired by the parties in a manner that permits certain regulated subsidiaries of BGC Partners OldCo to maintain required regulatory capital. Under the merger agreement, at Cantor’s request, eSpeed funded the pre-contribution loan on or prior to the closing date of the separation. An aggregate of $115 million was borrowed, all of which was repaid on April 4, 2008.

No Representations and Warranties

No party made any representations or warranties of any kind concerning the transactions contemplated by the separation agreement, transferred assets, transferred liabilities or transferred business or any consents or approvals required in such connection. The parties agreed that BGC Partners OldCo will bear the economic and legal risk that the conveyance of the transferred assets is insufficient or that the title to those assets is not good, marketable and free from encumbrances.

Commissions; Market Data; Clearing

Cantor has the right to be a customer of ours and to pay the lowest commission paid by any other of our customers or our affiliates, whether by volume, dollar or other applicable measurement. However, this right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of our 15 largest customers in terms of transaction volume. Cantor also has an unlimited right to internally use market data from BGCantor Market Data without cost, but Cantor does not have the right to furnish such data to any third party.

Until March 31, 2011, three years from the closing of the separation, Cantor will provide us with services that we reasonably determine are reasonably necessary in connection with the clearance, settlement and fulfillment of futures transactions by us. We are entitled to receive from Cantor all of the economic benefits and burdens associated with Cantor’s performance of such services. We will use our commercially reasonable efforts to reduce and eliminate our need for such services from Cantor after March 31, 2011, although we may opt to extend the arrangement.

Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock

In order to maintain our economic interest in the Opcos, any net proceeds received by us from any subsequent issuances of our common stock other than upon exchange of BGC Holdings exchangeable limited partnership interests will be indirectly contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units that will equal the number of shares of our common stock issued.

In addition, we may elect to purchase from the Opcos an equal number of BGC U.S. units and BGC Global units through cash or non-cash consideration. In the future, from time to time, we also may use cash on hand and funds received from distributions from BGC U.S. and BGC Global to purchase shares of common stock or BGC Holdings exchangeable limited partnership interests.

In the event that we acquire any additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. or BGC Global, Cantor would have the right to cause BGC Holdings to acquire additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. and BGC Global, respectively, up to the number of BGC U.S. units and BGC Global units that would preserve Cantor’s relative indirect economic percentage interest in BGC U.S. and BGC Global compared to our interests immediately prior to the acquisition of such additional partnership units by us, and Cantor would acquire an equivalent number of additional BGC Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per BGC U.S. unit and BGC Global unit for any such BGC U.S. limited partnership interests and BGC Global limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per BGC U.S. unit and BGC Global unit. Any such BGC Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of BGC Holdings limited partnership interests to current or prospective working partners and executive officers of BGC Partners. Any net proceeds received by BGC Holdings for such issuances generally will be contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units equal to the number of BGC Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the BGC U.S. units and BGC Global units, including by us. Any BGC Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as BGC Holdings working partner interests and will generally receive distributions from BGC U.S. and BGC Global on an equal basis with all other limited partnership interests.

To the extent that any BGC U.S. units and BGC Global units are issued pursuant to the reinvestment and co-investment rights described above, an equal number of BGC U.S. units and BGC Global units will be issued. It is the non-binding intention of us, BGC U.S., BGC Global and BGC Holdings that the aggregate number of BGC U.S. units held by the BGC Holdings group at a given time divided by the aggregate number of BGC Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Holdings ratio,” and that the aggregate number of BGC U.S. units held by the BGC Partners group at a given time divided by the aggregate number of shares of our common stock issued and outstanding as of such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Partners ratio.” In furtherance of such non-binding intention, in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to us pursuant to voluntary reinvestment, immediately following such an issuance, we will generally declare a pro rata stock dividend to our stockholders, and in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to BGC Holdings pursuant to its co-investment rights, BGC Holdings will generally issue a pro rata unit distribution to its partners.

License

Cantor granted to us a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all intellectual property used in connection with our business operations. The license does not constitute an assignment or transfer of any intellectual property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, contract provisions without the approval or consent of a third party and (b) such approval or consent is not obtained, provided that Cantor will use its commercially reasonable best efforts to obtain any such approval or consent. The license is not transferable except to a purchaser of all or substantially all of our business or assets or our business, division or subsidiaries pursuant to a bona fide acquisition of our line of business.

Intercompany Agreements; Guarantee Obligations

Certain contracts, licenses, commitments or other arrangements between Cantor and any entity transferred to BGC Partners OldCo in the separation were terminated. The parties have terminated or caused us to be substituted in all respects for Cantor in respect of all obligations of Cantor under any transferred liabilities for which Cantor was liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for the indebtedness guarantees and any excluded liability. We further agreed to (a) indemnify and hold harmless Cantor for any resulting identifiable losses and (b) not renew, extend the term of, increase its obligations under, or transfer to a third party, without Cantor’s prior written consent, any loan, lease, contract or other obligation for which Cantor was liable.

New BGC Partners

In order to facilitate the tax-free exchanges of the BGC Holdings exchangeable limited partnership interests, Cantor has a one-time right at BGC Holdings’ expense to (a) incorporate, or cause the incorporation of, a newly- formed wholly-owned subsidiary of ours, which we refer to as “New BGC Partners,” (b) incorporate, or cause the incorporation of, a newly-formed wholly-owned subsidiary of New BGC Partners, which we refer to as “New BGC Partners Sub” and (c) cause the merger of New BGC Partners Sub with us, with the surviving corporation being a wholly-owned subsidiary of New BGC Partners. In connection with such a merger, our Class A common stock and Class B common stock will each hold equivalent common stock in New BGC Partners, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, we will have received an opinion of counsel, reasonably satisfactory to our Audit Committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify us to the extent that we incur any material income taxes as a result of the transactions related to such merger.

Indemnification

In the separation agreement, Cantor agreed to indemnify BGC Partners OldCo and its affiliates and representatives, as well as the Opcos and BGC Holdings and each of their affiliates and representatives, from any breach of any covenant or agreement of Cantor contained in the separation agreement and any excluded asset or excluded liability.

In the separation agreement, BGC Partners OldCo agreed to indemnify Cantor, the Opcos and BGC Holdings and each of their affiliates and representatives from any breach of any covenant or agreement of BGC Partners OldCo contained in the separation agreement.

In the separation agreement, the Opcos agreed to indemnify Cantor, BGC Partners and BGC Holdings and their affiliates and representatives from any breach of any covenant or agreement of the Opcos made in the separation agreement and any transferred asset, transferred liability or any BGC business, and BGC Holdings agreed to indemnify Cantor and the Opcos and their affiliates and representatives from any breach of any covenant or agreement of BGC Holdings made in the separation agreement.

Any out-of-pocket actual liabilities suffered or incurred by a party related to certain litigation matters, including reasonable fees, costs or expenses of enforcing any indemnity, will be allocated to BGC Holdings (and allocated to the capital accounts of the limited partnership interests of BGC Holdings held by Cantor, the founding/working partners and the REU partners (and not us) pursuant to the terms of the BGC Holdings limited partnership agreement) (see “—Amended and Restated BGC Holdings Limited Partnership Agreement—Distributions”).

The separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Employee Matters

In general, any employee engaged in the conduct of the BGC businesses immediately prior to the closing of the separation, except those employees employed by Cantor primarily in corporate or executive level functions, was transferred to BGC Partners OldCo. As promptly as practicable following each fiscal quarter, our management will provide a report to our Audit Committee specifying all of the founding partners who have been terminated by us. Our management will also give our Audit Committee notice prior to such termination if the capital account underlying the BGC Holdings founding partner interests held by a founding partner or, in the case of a series of related terminations, by a group of founding partners, exceeds $2.0 million on the date of termination.

Amendment

The separation agreement may be amended and modified only by a written agreement, signed by all parties to the separation agreement, provided that any amendment or modification will require prior written approval of the Audit Committee of BGC Partners.

Amended and Restated BGC Holdings Limited Partnership Agreement

On March 31, 2008, the limited partnership agreement of BGC Holdings was amended and restated and was further amended as of March 1, 2009, August 3, 2009, March 12, 2010, and August 6, 2010.

Management

BGC Holdings is managed by its general partner. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles us to control BGC Holdings and to remove and appoint the general partner of BGC Holdings.

Under the BGC Holdings limited partnership agreement, we, as the BGC Holdings general partner, manage the business and affairs of BGC Holdings. However, Cantor’s consent is required for amendments to the BGC Holdings limited partnership agreement, to decrease distributions to BGC Holdings limited partners to less than 100% of net income received by BGC Holdings (other than with respect to selected extraordinary items as described above), to transfer any BGC U.S. or BGC Global partnership interests beneficially owned by BGC Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests, its right to purchase BGC Holdings founding partner interests and its right to exchange the BGC Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of BGC Holdings limited partnership interests by other limited partners and the issuance of additional BGC Holdings limited partnership interests outside of the Participation Plan. As described below under “—Exchanges,” BGC Holdings founding partner interests are only exchangeable if Cantor so determines.

No working partner interests were issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with us unless otherwise determined by us with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

As described below under “—Exchanges,” the REU, RPU, PSU, PSI and similar partnership interests will only be exchangeable for our Class A common stock in accordance with the terms and conditions of the grant of such interests, which terms and conditions will be determined by the BGC Holdings general partner with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The BGC Holdings limited partnership agreement also provides that BGC Holdings, in its capacity as the general partner of each of BGC U.S. and BGC Global, requires Cantor’s consent to amend the terms of the BGC U.S. or BGC Global limited partnership agreements or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or its rights to exchange the BGC Holdings exchangeable limited partnership interests. Founding/working partners and REU partners do not have any voting rights with respect to their ownership of BGC Holdings limited partnership interests, other than limited consent rights concerning amendments to the terms of the BGC Holdings limited partnership agreement.

Classes of Interests in BGC Holdings

As of October 1, 2010, BGC Holdings had the following outstanding interests:

•	a general partnership interest, which is held indirectly by us;

•	BGC Holdings exchangeable limited partnership interests, which are held by Cantor;

•	BGC Holdings founding partner interests, which are limited partnership interests held by founding partners;

•	BGC Holdings REU interests, which are limited partnership interests held by REU partners;

•	a special voting limited partnership interest, which is held by us and which entitles us to remove and appoint the general partner of BGC Holdings; and

•	BGC Holdings working partner interests held by working partners; and

•	BGC Holdings RPU interests, which are a type of working partner interest held by RPU partners.

•	BGC Holdings PSI and PSU interests, which are types of working partner interests held by PSI and PSU partners.

In February 2009, BGC Holdings was authorized to create a separate class of working partner units called Restricted Partnership Units (“RPUs”) in an amendment to the limited partnership agreement, which was further amended in October 2009. The RPUs have similar features to existing REU interests except that they provide for a minimum distribution of $0.005 per quarter. The RPUs also provide that if BGC Holdings were to be dissolved, the obligation to provide Post-Termination Payments to terminated partners holding RPUs is cancelled. The 15% cap on distributions which had been a feature of the RPUs was also eliminated. Further amendments to the limited partnership of BGC Holdings were also authorized to amend future and existing classes of partnership interests to create separate classes.

In March 2010, the Amended and Restated BGC Holdings, L.P. limited partnership agreement was further amended by its general partner and Cantor to create two new types of Working Partner Units, PSUs and PSIs. PSUs and PSIs are identical to REUs and RPUs, respectively, except that they have no associated post-termination payments. These new units will be used by us for compensatory grants, compensation modifications, redemptions of partnership interests and other purposes.

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership units for cash and/or other units and granted exchangeability to certain units. At the same time, we sold shares of Class A common stock under our controlled equity offerings. Additionally, during 2010, we completed a global compensation restructuring related to the modification of pre-merger contractual arrangements which accelerated the amortization of the associated deferred compensation expense.

For a description of the exchange rights and obligations, see “—Exchanges.” No BGC Holdings founding partner interests will be issued after the merger. The BGC Holdings founding/working partner interests held by founding/working partners are designated in various classes, reflecting in general the terms of classes of units that the founding partners previously held in Cantor. See “—Distributions—Classes of Founding/Working Partner Interests.”

The aggregate number of authorized BGC Holdings units is 600 million, and in the event that the total number of authorized BGC U.S. units under the BGC U.S. limited partnership agreement is increased or decreased after March 31, 2008, the total number of authorized BGC Holdings units will be correspondingly increased or decreased by the same number by the general partner so that the number of authorized BGC Holdings units equals the number of authorized BGC U.S. units.

Any authorized but unissued BGC Holdings units may be issued:

•	pursuant to the contribution and the separation;

•

to Cantor and members of the Cantor group, in connection with a reinvestment in BGC Holdings as described in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock”;

•

with respect to BGC Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee or partner thereof, in each case as directed by a BGC Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with BGC Holdings or its subsidiaries);

•	as otherwise agreed by us, as general partner, and a BGC Holdings exchangeable limited partner interest majority in interest

•

pursuant to the Participation Plan (as described in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock” and “—BGC Holdings Participation Plan”);

•	to any then-current founding/working partner or REU partner pursuant to the BGC Holdings limited partnership agreement;

•	to any BGC Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest; and

•

to Cantor in the event of a termination or bankruptcy of a founding/working partner or REU partner or the redemption of a founding/working partner interest or REU partner interest pursuant to the BGC Holdings limited partnership agreement.

Exchanges

After March 31, 2009, the first anniversary of the completion of the separation, the BGC Holdings limited partnership interests held by Cantor became exchangeable with us for BGC Partners Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of BGC Partners Class B common stock, BGC Partners Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor was entitled to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to March 31, 2009, the first anniversary of the completion of the separation, for shares of BGC Partners Class A common stock in connection with a broad-based public offering, including all shares of BGC Partners Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm. In addition, prior to the merger, a portion of the BGC Holdings founding partner interests held by Mr. Lynn and two other individuals who are employed by one or more of our affiliates, were sold to Cantor for cash, and the aggregate net proceeds of such sales were used as described in “—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests from these select persons, Cantor exchanged them for equity interests in BGC Partners on a one-for-one basis, and prior to the merger, BGC Partners redeemed such BGC Partners equity interests from Cantor for cash equal to the amount paid by Cantor to the select persons in respect of such interests. See “—Repayment of Existing Loans and Required Capital Contributions.”

The BGC Holdings limited partnership interests that Cantor transferred to founding partners in connection with the redemption of their current limited partnership interests in Cantor at the time of the separation are not exchangeable with us unless (1) Cantor reacquires such interests from BGC Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with BGC Partners for BGC Partners Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for BGC Partners Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that the terms and conditions of such exchange cannot in any way diminish or adversely affect our rights or rights of our subsidiaries (it being understood that an obligation by BGC Partners to deliver shares of BGC Partners Class A common stock upon exchange will not be deemed to diminish or adversely affect the rights of us or our subsidiaries) (which exchange of certain interests Cantor expects to permit from time to time). Once a BGC Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged for our Class A common stock upon termination or bankruptcy of such partner or upon redemption by BGC Holdings.

In particular, the BGC Holdings founding partner interests that Cantor has provided are exchangeable with us for our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), in accordance with the terms of the BGC Holdings limited partnership agreement, as follows:

•

20% of the BGC Holdings founding partner interests held by each founding partner (other than Messrs. Amaitis and Lynn) became exchangeable upon the closing of the merger, with one-third of the shares receivable by such BGC Holdings founding partner upon a full exchange becoming saleable on each of the first, second and third anniversaries of the closing of the merger (subject to acceleration), subject to applicable law;

•

(1) the 3,160,215 BGC Holdings founding partner interests held by Mr. Amaitis at the closing of the merger became exchangeable at various points following upon the closing of the merger. Exchangeability was accelerated in connection with Mr. Amaitis’ donation of an aggregate of 1,600,439 shares in connection with the 2008 and 2010 Charity Day.

•

(1) 600,000 of the 2,515,898 BGC Holdings founding partner interests held by Mr. Lynn at the closing of the merger became exchangeable upon the closing of the merger, (2) 40% of such BGC Holdings founding partner interests (less the 600,000 BGC Holdings founding partner interests referred to in clause (1) and any other interests or shares of Class A common stock that Mr. Lynn is otherwise eligible to exchange or sell or has sold for any reason, including, without limitation, in connection with any grant of additional interests or stock options (collectively, the “Lynn applicable shares”)) will become exchangeable on the second anniversary of the closing of the merger, (3) 50% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the third anniversary of the closing of the merger, (4) 60% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the fourth anniversary of the closing of the merger, (5) 70% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the fifth anniversary of the closing of the merger, (6) 80% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the sixth anniversary of the closing of the merger, (7) 90% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the seventh anniversary of the closing of the merger, and (8) 100% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the eighth anniversary of the closing of the merger (and any exchange of founding partner interests by Mr. Lynn will be subject to the terms and conditions of the BGC Holdings limited partnership agreement and the Lynn letter agreement), with the shares received by Mr. Lynn upon exchange being immediately saleable, subject to applicable law. Mr. Lynn exchanged 500,000 shares in February 2010, which shares were repurchased by the Company in March 2010.

Further, the Company provides exchangeability for partnership units under other circumstances in connection with compensation, acquisitions and investments, including as follows:

•

On April 1, 2010, BGC Holdings issued an aggregate of $150.0 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGC Holdings Notes”) in a private placement transaction to Cantor. On April 1, 2010, BGC Holdings lent the proceeds from the issuance of the BGC Holdings Notes to us in exchange for $150.0 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “convertible notes”) on substantially the same economic terms as the BGC Holdings Notes. These notes are exchangeable and convertible as follows: The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of convertible notes held by BGC Holdings, or

(ii) convertible into an aggregate of 21,689,924 BGC Holdings exchangeable limited partnership units. The BGC Holdings exchangeable limited partnership units are themselves exchangeable on a one-for-one basis for shares of Class A common stock. The convertible notes are convertible into an aggregate of 21,689,924 shares of Class A common stock. In connection with the issuance of the convertible notes, we entered into a registration rights agreement with Cantor, dated April 1, 2010, pursuant to which holders of the convertibles notes and the shares of Class A Common Stock issuable upon conversion of the convertible notes have registration rights.

•

On May 28, 2010, Cantor exchanged 3.5 million Cantor units of BGC Holdings for 3.5 million shares of our Class A common stock. In connection therewith, on July 2, 2010, we filed a resale Registration Statement on Form S-3 with respect to the 3.5 million shares of Class A common stock which may be sold by Cantor for the account of certain retained and founding partners and/or by such retained and founding partners, as distributees of shares of Class A common stock from Cantor, from time to time on a delayed or continuous basis. On October 1, 2010, we filed Amendment No. 2 to this Registration Statement updating the number of shares which may be sold by Cantor to 3,494,891.

•

The granting of exchangeability of certain BGC Holdings units into shares of our Class A common stock in connection with (i) our partnership redemption and compensation restructuring program, (ii) other incentive compensation arrangements, and (iii) business combination transactions.

Any working partner interests (including RPU, PSU and PSI interests) that are issued will not be exchangeable with us unless we otherwise determine with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The REU interests will only be exchangeable for BGC Partners Class A common stock in accordance with terms and conditions of the grant of such REU interests, which terms and conditions will be determined in our sole discretion, as the general partner of BGC Holdings, with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest with respect to the grant of any exchange right, in accordance with the terms of the BGC Holdings limited partnership agreement.

The one-for-one exchange ratio between BGC Holdings units and BGC Partners Class B common stock and Class A common stock will not be adjusted to the extent that we have made a dividend, subdivision, combination, distribution or issuance to maintain the BGC Partners ratio pursuant to a reinvestment by BGC Partners or its subsidiaries pursuant to its reinvestment right.

Upon our receipt of any BGC Holdings exchangeable limited partnership interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a BGC Holdings regular limited partnership interest, will have all rights and obligations of a holder of BGC Holdings regular limited partnership interests and will cease to be designated as a BGC Holdings exchangeable interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, and will not be exchangeable.

With each exchange, our indirect interest in BGC U.S. and BGC Global will proportionately increase, because immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of certain litigation matters and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such potential claims.

In addition, upon a transfer of a BGC Holdings exchangeable limited partnership interest that is not permitted by the BGC Holdings limited partnership agreement (see “—Transfers of Interests”), such interest will cease to be designated as a BGC Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the BGC Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partner units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partner units and founding partner units then outstanding represented by the units so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partner units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the units so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a BGC Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the BGC Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such BGC Holdings units.

We agreed to reserve, out of our authorized but unissued BGC Partners Class B common stock and BGC Partners Class A common stock, a sufficient number of shares of BGC Partners Class B common stock and BGC Partners Class A common stock solely to effect the exchange of all then outstanding BGC Holdings exchangeable limited partnership interests, the BGC Holdings founding/working partner interests, if exchangeable, and BGC Holdings REU interests, if exchangeable, into shares of BGC Partners Class B common stock or BGC Partners Class A common stock pursuant to the exchanges (subject, in the case of BGC Partners Class B common stock, to the maximum number of shares authorized but unissued under BGC Partners certificate of incorporation as then in effect) and a sufficient number of shares of BGC Partners Class A common stock to effect the exchange of shares of BGC Partners Class B common stock issued or issuable in respect of exchangeable BGC Holdings limited partnership interests. We have agreed that all shares of BGC Partners Class B common stock and BGC Partners Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from pre-emptive rights and free of any encumbrances.

Partnership Enhancement Program

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership units for cash and/or other units and granted exchangeability to certain units. At the same time, we sold shares of Class A common stock under our controlled equity offering. Additionally, during the nine months ended September 30, 2010, we completed a global compensation restructuring related to the modification of pre-merger contractual arrangements which accelerated the amortization of the associated deferred compensation expense. In connection with the global partnership redemption and compensation restructuring program, we granted exchangeability on 6.7 million limited partnership units for the nine months ended September 30, 2010. In addition, during the nine months ended September 30, 2010, we, as part of our redemption and compensation restructuring program, redeemed approximately 5.3 million limited partnership units at an average price of $5.78 per share and approximately 3.5 million founding partner units for an average price of $5.94 per share. In connection with the restructuring, Cantor agreed to make exchangeable certain founding partner units. (See also “Overview of Compensation and Process” under the “Compensation Discussion and Analysis” section of this Proxy Statement.)

Distributions

General

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which would be allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group as described in “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.” The profit and loss of BGC Holdings are generally allocated based on the total number of BGC Holdings units outstanding, other than the impact of certain litigation matters, which will be allocated to the BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are REU partners. The minimum distribution for each RPU interest is $0.005 per quarter.

BGC Holdings distributes to holders of the BGC Holdings limited partnership interests (subject to the allocation of certain litigation matters, to BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are REU partners (and not to us)):

•

with respect to partners who are members of the Cantor group and the founding/working partners, on or prior to each estimated tax due date (the 15th day of each April, June, September and December in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter; and

•

as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC Holdings limited partnership agreement, over (b) the amount of any prior distributions to such partner.

Pursuant to the terms of the BGC Holdings limited partnership agreement, distributions by BGC Holdings to its partners may not be decreased below 100% of net income received by BGC Holdings from BGC U.S. and BGC Global (other than with respect to selected extraordinary items with respect to founding/working partners or REU partners, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest). The BGC Holdings general partner, with the consent of Cantor, as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest, may direct BGC Holdings to distribute all or part of any amount distributable to a founding/working partner or an REU partner in the form of a distribution of publicly traded shares, including shares of any capital stock of any other entity if such shares are listed on any national securities exchange or included for quotation in any quotation system in the United States, which we refer to as “publicly traded shares,” or in other property.

In addition, the BGC Holdings general partner, with the consent of Cantor, as holder of a majority of the BGC Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct BGC Holdings, upon a founding/working partner’s or an REU partner’s death, retirement, withdrawal from BGC Holdings or other full or partial redemption of BGC Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that BGC Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its BGC Holdings units, such partner’s length of service, responsibilities and contributions to BGC Holdings and/or other factors deemed to be relevant by BGC Holdings general partner. Any such distribution of publicly traded shares or other property to a partner as described in the prior sentence will result in a net reduction in such partner’s capital account and adjusted capital account, unless otherwise determined by BGC Holdings general partner in its sole and absolute discretion, provided that any gain recognized as a result of such distribution will not affect such partner’s adjusted capital account, unless otherwise determined by both the BGC Holdings general partner and Cantor.

The separation agreement and the BGC Holdings limited partnership agreement, however, provide that any and all items of income, gain, loss or deduction resulting from certain specified items allocated entirely to the capital accounts of the limited partnership interests in BGC U.S. and BGC Global held by BGC Holdings will be allocated entirely to the capital accounts of BGC Holdings limited partnership interests held by its founding/working partners, its REU partners and Cantor as described below under “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global—Distributions.” In addition, in the discretion of the BGC Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the REU partners and distributed over time subject to the satisfaction of conditions set by us, as the general partner of BGC Holdings, such as continued service to us. See “—Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests.” These distributions that may be withheld relate to income items from non-recurring events, including, without limitation, items that would be considered “extraordinary items” under U.S. GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to BGC Holdings) attributable to extraordinary events affecting BGC Holdings (such events may include, unless otherwise determined by the BGC Holdings general partner, any disposition, directly or indirectly (including deemed sales), of capital stock of any affiliate owned by BGC Holdings, whether or not recurring in nature). The BGC Holdings general partner may also deduct from these withheld amounts all or a portion of any extraordinary expenditures from non-recurring events that it determines are to be treated as extraordinary expenditures, including, without limitation, any distribution or other payment (including a redemption payment) to a BGC Holdings partner, the purchase price or other cost of acquiring any asset, any other non-recurring expenditure of BGC Holdings, items that would be considered “extraordinary items” under U.S. GAAP, and expenses, damages or costs attributable to extraordinary events affecting BGC Holdings (including actual, pending or threatened litigation). Any amounts that are withheld from distribution and forfeited by the founding/working partners and the REU partners with respect to such extraordinary transactions will be distributed to Cantor in respect of the BGC Holdings limited partnership interests held by Cantor.

No partner may charge or encumber its BGC Holdings limited partnership interest or otherwise subject such interest to any encumbrance, except those created by the BGC Holdings limited partnership agreement. However, a BGC Holdings exchangeable limited partner may encumber its BGC Holdings exchangeable limited partnership interest in connection with any bona fide bank financing transaction.

Classes of Founding/Working Partner Interests

Founding/working partners currently hold five classes of BGC Holdings units underlying such partner’s BGC Holdings founding partner interests and BGC Holdings working partner interests, respectively: High Distribution, High Distribution II, High Distribution III, High Distribution IV, and Grant. In addition, there are separate classes of working partner interests called RPUs, PSUs and PSIs. In general, the rights and obligations of founding/working partners with respect to their BGC Holdings units are similar, but not identical, to the rights and obligations of the founding partners, prior to the separation and merger, as limited partners in Cantor with respect to their Cantor units. See “Risk Factors—Risks Related to our Business—The impact of the recent separation and merger on the founding partners, REU partners and future working partners may adversely affect our ability to retain, recruit and motivate these persons” and “—REUs.” Each class of BGC Holdings units held by founding/working partners generally entitles the holder to receive a pro rata share of the distributions of income received by BGC Holdings. See “—Distributions.” High Distribution II and High Distribution III units differ from High Distribution units, however, in that holders of High Distribution II and High Distribution III units paid at their original issuance, or the original issuance of their predecessor interests in Cantor, only a portion (generally approximately 20% in the case of High Distribution II Units and 14.3% in the case of High Distribution III Units) of the amount that would have been paid by a holder of a High Distribution unit as of that date, with the remaining amount (increased by a stated rate), which we refer to as a “HD II Account Obligation” or “HD III Account Obligation,” as applicable, paid, on a stated schedule (generally four years in the case of High Distribution II units and seven years in the case of High Distribution III units). With respect to High Distribution II Units and High Distribution III Units issued in redemption of similar units in Cantor, the applicable HD II Account Obligation or HD III Account Obligation will be paid to Cantor rather than to BGC Holdings. High Distribution IV units differ from High Distribution units in that holders of High Distribution IV units are entitled to receive an additional payment following redemption, as described in “—Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests.” Grant Units and Matching Grant Units differ from the other classes of BGC Holdings units in the calculation and the compensatory tax treatment of amounts payable upon redemption of such units. The RPUs have similar features to existing REU interests except that (i) they provide for a minimum distribution of $0.005 per quarter and (ii) they provide that if BGC Holdings were to be dissolved, the obligation to provide Post-Termination Payments to terminated partners holding RPUs is cancelled. PSUs and PSIs are identical to REUs and RPUs, respectively, except that they do not have post-termination payments.

REUs

Each grant of REUs will have associated with it an “REU post-termination amount,” which represents an amount payable to the REU holder upon redemption of such units. A partner’s entitlement to the REU post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the REU post-termination amount, BGC Holdings may cause the REUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio. The value of such shares may be more or less than the applicable post-termination amount. These payments of cash and/or shares are conditioned on the former REU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs. From time to time, the terms of specific grants of REUs will vary, which variations may include limitations on the income or distributions and may also provide for exchangeability at an identified time or upon the occurrence of certain conditions.

Partner Obligations

Each of the founding/working partners and each of the REU partners is subject to certain partner obligations, which we refer to as “partner obligations.” The partner obligations constitute an undertaking by each of the founding/working partners and each of the REU partners have a duty of loyalty to BGC Holdings and that, during the period from the date on which a person first becomes a partner through the applicable specified period following the date on which such partner ceases, for any reason, to be a partner, not to, directly or indirectly (including by or through an affiliate):

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breach a founding/working partner’s or REU partner’s, as the case may be, duty of loyalty to BGC Holdings, through the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or REU partner, as the case may be;

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engage in any activity of the nature set forth in clause (1) of the definition of the competitive activity (as defined below) through the two-year period following the date on which such partner ceases for any reason to be a founding/working partner or REU partner, as the case may be;

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engage in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity (as defined below) or take any action that results directly or indirectly in revenues or other benefit for that founding/working partner or REU partner, as the case may be or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity, except as otherwise agreed to in writing by BGC Holdings general partner, in its sole and absolute discretion, for the one-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or REU partner, as the case may be.

A founding/working partner or REU partner, as the case may be, is considered to have engaged in a “competitive activity” if such partner (including by or through his, her or its affiliates), during the applicable restricted period, which we collectively refer to as the “competitive activities”:

(1)	directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee or consultant of Cantor, BGC Partners or any member of the Cantor group or affiliated entity to terminate their employment or other business arrangements with Cantor, BGC Partners or any member of the Cantor group or affiliated entity, or to engage in any competing business (as defined below) or hires, employs, engages (including as a consultant or partner) or otherwise enters into a competing business with any such person;

(2)	solicits any of the customers of Cantor, BGC Partners or any member of the Cantor group or affiliated entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, BGC Partners or any member of the Cantor group or affiliated entity;

(3)	does business with any person who was a customer of Cantor, BGC Partners or any member of the Cantor group or affiliated entity during the 12-month period prior to such partner becoming a terminated or bankrupt partner if such business would constitute a competing business;

(4)	directly or indirectly engages in, represents in any way, or is connected with, any competing business, directly competing with the business of Cantor, BGC Partners or any member of the Cantor group or affiliated entity, whether such engagement will be as an officer, director, owner, employee, partner, consultant, affiliate or other participant in any competing business; or

(5)	assists others in engaging in any competing business in the manner described in the foregoing clause (4).

“Competing business” means an activity that (a) involves the development and operations of electronic trading systems, (b) involves the conduct of the wholesale or institutional brokerage business, (c) consists of marketing, manipulating or distributing financial price information of a type supplied by Cantor, BGC Partners, or any member of the Cantor group or affiliated entity to information distribution services or (d) competes with any other business conducted by Cantor, BGC Partners, any member of the Cantor group or affiliated entity if such business was first engaged in by Cantor or BGC Partners took substantial steps in anticipation of commencing such business and prior to the date on which such founding/working partner or REU partner, as the case may be, ceases to be a founding/working partner or REU partner, as the case may be.

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make or participate in the making of (including through the applicable partner’s or any of his, her or its affiliates, respective agents or representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding BGC Partners or the senior executive officers of BGC Partners or are otherwise contrary to the interests of BGC Partners as determined by the BGC Holdings general partner in its sole and absolute discretion, for the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or an REU partner, as the case may be;

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except as permitted with respect to corporate opportunities and fiduciary duties in the BGC Holdings limited partnership agreement (see “—Corporate Opportunity; Fiduciary Duty”) take advantage of, or provide another person with the opportunity to take advantage of, a BGC Partners “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation) including opportunities related to intellectual property, which for this purpose requires granting BGC Partners a right of first refusal to acquire any assets, stock or other ownership interest in a business being sold by any partner or affiliate of such partner if an investment in such business would constitute a “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation), that has not been presented to and rejected by BGC Partners or that BGC Partners rejects but reserves for possible further action by BGC Partners in writing, unless otherwise consented to by BGC Holdings general partner in writing in its sole and absolute discretion, for a four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or an REU partner, as the case may be; or

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otherwise take any action to harm, that harms or that reasonably could be expected to harm, BGC Partners for a four-year period following the date on which a founding/working partner or an REU partner, as the case may be, ceases, for any reason, to be a founding/working partner or an REU partner, as the case may be, including any breach of its confidentiality obligations.

Notwithstanding anything to the contrary, and unless Cantor determines otherwise, none of such partner obligations apply to any founding/working partner or REU partner that is also a Cantor company or any of its affiliates or any partner or member of a Cantor company or any of its affiliates. Such partners are exempt from these partner obligations.

The determination of whether a founding/working partner or REU partner has breached his or her partner obligations will be made in good faith by the BGC Holdings general partner in its sole and absolute discretion, which determination will be final and binding. If a founding/working partner or an REU partner breaches his, her or its partner obligations, then, in addition to any other rights or remedies that the BGC Holdings general partner may have, and unless otherwise determined by the BGC Holdings general partner in its sole and absolute discretion, BGC Holdings will redeem all of the units held by such partner for a redemption price equal to their base amount, and such partner will have no right to receive any further distributions, or payments of cash, stock or property, to which such partner otherwise might be entitled.

Any founding/working partner or REU partner, as the case may be, that breaches his or her partner obligations is required to indemnify BGC Holdings for and pay any resulting attorneys’ fees and expenses, as well as any and all damages resulting from such breach. In addition, upon breach of the BGC Holdings limited partnership agreement by or the termination or bankruptcy of a founding/working or an REU partner, as the case may be, that is subject to the partner obligations, or if any such partner owes any amount to BGC Holdings or to any affiliated entity or fails to pay any amount to any other person with respect to which amount BGC Holdings or any affiliated entity is a guarantor or surety or is similarly liable (in each case whether or not such amount is then due and payable), BGC Holdings has the right to set off the amount that such partner owes to BGC Holdings or any affiliated entity or any such other person under any agreement or otherwise and the amount of any cost or expense incurred or projected to be incurred by BGC Holdings in connection with such breach, such termination or bankruptcy or such indebtedness (including attorneys’ fees and expenses and any diminution in value of any BGC Holdings assets and including in each case both monetary obligations and the fair market value of any non-cash item and amounts not yet due or incurred) against any amounts that it owes to such partner under the BGC Holdings limited partnership agreement or otherwise, or to reduce the capital account, the base amount and/or the distributions (quarterly or otherwise) of such partner by any such amount.

A founding/working partner or an REU partner, as the case may be, will become a terminated partner upon (a) the actual termination of the employment of such partner, so that such partner is no longer an employee of BGC U.S., BGC Global or any affiliated entity, with or without cause by the employer, by such partner or by reason of death, (b) the termination by the BGC Holdings general partner, which may occur without the termination of a partner’s employment, of such partner’s status as a partner by reason of a determination by the BGC Holdings general partner that such partner has breached the BGC Holdings limited partnership agreement or that such partner has ceased to provide substantial services to BGC Holdings or any affiliated entity, even if such cessation is at the direction of BGC Holdings or any affiliated entity or (c) ceasing to be a partner for any reason. With respect to a corporate or other entity partner, such partner will also be considered terminated upon the termination of the beneficial owner, grantor, beneficiary or trustee of such partner.

A founding/working partner or an REU partner, as the case may be, will become a bankrupt partner upon (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) the adjudication of such partner as bankrupt or insolvent, or the entry against such partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such partner of a petition or answer seeking for himself, herself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, (e) the filing by such partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature or (f) the appointment of or seeking of the appointment of (in each case by any person) a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such founding/working partner. With respect to a corporate founding/working partner, bankruptcy will also include the occurrence of any of the foregoing events with respect to the beneficial owner of the majority of the stock of such partner. Notwithstanding the foregoing, no event constitutes a bankruptcy of a founding/working partner or REU partner, as the case may be, unless the BGC Holdings general partner so determines in its sole and absolute discretion.

Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests

Unlike the BGC Holdings limited partnership interests held by Cantor, the classes of BGC Holdings limited partnership interests held by founding partners, working partners and REU partners (in each case, to the extent such interests have not become exchangeable) are subject to purchase and redemption by BGC Holdings in the following circumstances (subject to Cantor’s right to purchase such interests from BGC Holdings as described in “—Cantor’s Right to Purchase Redeemed Interests”):

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except as otherwise agreed to by each of the BGC Holdings general partner, the BGC Holdings exchangeable limited partners (by a majority in interest of the BGC Holdings exchangeable limited partnership interests) and the applicable founding partner, upon any termination or bankruptcy of a founding partner (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such founding partner that is a corporation or other entity), BGC Holdings will purchase and redeem from such founding partner or his, her or its representative, and such founding partner or his, her or its representative will sell to BGC Holdings, all of the founding partner interests held by such founding partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such founding partner interests to another partner); and

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except as otherwise agreed to by each of the BGC Holdings general partner and the applicable working partner or REU partner, as the case may be, upon (1) any termination or bankruptcy of a working partner or REU partner, as the case may be (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such working partner or REU partner that is a corporation or other entity) or (2) an election of the BGC Holdings general partner for any reason or for no reason whatsoever, BGC Holdings will purchase and redeem from such working partner or his, her or its representative, and such working partner or his, her or its representative will sell such REUs to BGC Holdings, all of the working partner interests held by such working partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such partner interests to another partner).

Founding/working partner interests or REU interests, as the case may be, will be redeemed at a pre-determined formula redemption price. The redemption price for a BGC Holdings founding/working partner interest or REU partner interest, as the case may be, generally reflects the purchase price paid by such partner for his or her interest, adjusted to reflect such partner’s share of changes in the book value of BGC Holdings. For purposes of determining the redemption price, the book value is determined in accordance with the BGC Holdings limited partnership agreement, which in general does not take into account goodwill or going concern value. In the circumstances described above, BGC Holdings limited partnership interests held by founding partners, working partners and REU partners that have become exchangeable will be automatically exchanged for BGC Partners Class A common stock.

Each grant of REUs will have associated with it an “REU post-termination amount,” which represents an amount payable to the REU holder upon redemption of such units. A partner’s entitlement to the REU post- termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the REU post-termination amount, BGC Holdings may cause the REUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio. The value of such shares may be more or less than the applicable post-termination amount. These post-termination payments are conditioned on the former REU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs.

The aggregate redemption price for a founding partner interest is generally equal to the adjusted capital account of such interest.

In general, with respect to founding partner interests, working partner interests or REU partner interests that have not become exchangeable and that are held by terminated or bankrupt founding/working partners or terminated or bankrupt REU partners, as the case may be, a portion of the redemption price, which we refer to as the “base amount,” is to be paid within 90 days of redemption, with the remainder of the redemption price paid on each of the following four anniversaries. The base amount of BGC Holdings founding/working partner interests and BGC Holdings REU interests designated as Grant Units, High Distribution III Units and High Distribution IV Units will each at all times be zero. The base amount is calculated pursuant to a formula, and it reflects a larger percentage of the total redemption price for working partners who have been partners for a longer period in BGC Holdings. The portion of the redemption price that is to be paid to a terminated or bankrupt founding/working partner or terminated or bankrupt REU partner, as the case may be, on each of the four anniversaries following a redemption is conditioned on such partner not having engaged in a competitive activity or violated his or her partner obligations.

The general partner of BGC Holdings may also withhold each founding/working partner’s or REU partner’s, as the case may be, share of distributions attributable to income and loss with respect to selected extraordinary transactions, such as the disposition directly or indirectly of partnership assets outside the ordinary course of business. With respect to terminated or bankrupt founding/working partners or terminated or bankrupt REU interests, as the case may be, such partner whose limited partnership interests in BGC Holdings are redeemed will receive payments reflecting these extraordinary items only to the extent that such partner’s right to receive these payments has vested (with 30% vesting on the third anniversary of the applicable event or, if later, the date of acquisition of interests in BGC Holdings and the remainder vesting ratably over a seven year vesting schedule, provided that the BGC Holdings general partner may, in its sole and absolute discretion, accelerate the vesting of such amounts), with payments made on each of the first five anniversaries of the redemption of such limited partner interests. These payments are conditioned on such partner not violating his or her partner obligations or engaging in any competitive activity, prior to the date such payments are completed and are subject to prepayment at the sole and absolute discretion of the BGC Holdings general partner at any time. Any amounts that are withheld from distribution and forfeited by such partners will be distributed to Cantor in respect of its BGC Holdings limited partnership interests.

Any distribution to a holder of High Distribution II Units or High Distribution III Units, including with respect to additional amounts payable upon redemption, may be reduced in the discretion of the BGC Holdings general partner to satisfy such holder’s HD II Account Obligation or HD III Account Obligation, as applicable, as described above in “—Classes of Founding/Working Partner Interests.” Upon the purchase by Cantor of High Distribution II Units or High Distribution III Units issued in redemption of similar units in Cantor, the amount payable by Cantor to acquire such units will be reduced by an amount equal to the HD II Account Obligation or HD III Account Obligation, as applicable, with respect to such units.

In addition, holders of High Distribution IV Units (all of which are being issued in exchange for High Distribution IV Units previously issued by Cantor to such holders) are entitled to receive an additional payment, one-fourth of such amount being payable on each of the first four anniversaries of redemption, reflecting a fixed amount determined as of the date of the original issuance of the predecessor High Distribution IV Units by Cantor.

BGC Holdings may in its discretion make redemption payments in property, including in BGC Partners units, rather than in cash and may in its discretion accelerate the amount of these payments and, with the consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in recognition of a founding/working partner’s or REU partner’s, as the case may be, contributions to the business, increase these payments to reflect BGC Holdings’ goodwill or going concern value.

In the event of such a redemption or purchase by BGC Holdings of any BGC Holdings founding/working partner interests, BGC Holdings will cause BGC U.S. and BGC Global to redeem and purchase from BGC Holdings a number of BGC U.S. units and BGC Global units, in each case, equal to (1) the number of units underlying the redeemed or purchased BGC Holdings founding/working partner interests or REU interests, as the case may be, multiplied by (2) the Holdings ratio as of immediately before the redemption or purchase of such BGC Holdings founding/working partner interests or REU interests, as the case may be. The purchase price paid to BGC U.S. and BGC Global will be an amount of cash equal to the amount required by BGC Holdings to redeem or purchase such interest. Upon mutual agreement of the BGC Holdings general partner, the BGC U.S. general partner and the BGC Global general partner, BGC U.S. and BGC Global may, instead of cash, pay all or a portion of such aggregate purchase price, in publicly traded shares.

Cantor’s Right to Purchase Redeemed Interests

BGC Holdings Founding Partner Interests

Cantor has a right to purchase any BGC Holdings founding partner interests that have not become exchangeable that are redeemed by BGC Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of BGC Holdings and Cantor. Cantor has the right to purchase such BGC Holdings founding partner interests at a price equal to the lesser of (1) the amount that BGC Holdings would be required to pay to redeem and purchase such BGC Holdings founding partner interests and (2) the amount equal to (x) the number of units underlying such founding partner interests, multiplied by (y) the exchange ratio as of the date of such purchase, multiplied by (z) the then current market price of BGC Partners Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such founding partner interests, as the case may be) so purchases such founding partner interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor BGC Holdings nor any other person is obligated to pay BGC Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above.

Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary, will be exchangeable by Cantor for shares of BGC Partners Class B common stock or, at Cantor’s election, shares of BGC Partners Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments), on the same basis as the Cantor interests, and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. This may permit Cantor to receive a larger share of income generated by BGC Partners’ business at a less expensive price than through purchasing shares of BGC Partners Class A common stock, which is a result of the price payable by Cantor to BGC Holdings upon exercise of its right to purchase equivalent exchangeable interests.

As of October 1, 2010, as a result of the termination of 34 BGC Holdings founding partners, BGC Holdings has the right to redeem an aggregate of 1,557,296 BGC Holdings limited partnership units. Accordingly, upon the redemption of any of the founding partners’ BGC Holdings limited partnership units, Cantor will have the right to purchase from BGC Holdings an equivalent number of exchangeable BGC Holdings limited partnership units pursuant to terms yet to be determined. See “—Other Transactions” below.

BGC Holdings Working Partner Interests and BGC Holdings REU Interests

Cantor has a right to purchase any BGC Holdings working partner interests or BGC Holdings REU interests (in each case that have not become exchangeable), as the case may be, that are redeemed by BGC Holdings if BGC Holdings elects to transfer the right to purchase such interests to a BGC Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such BGC Holdings partner would have a right to purchase such interests.

Transfers of Interests

In general, subject to the exceptions described below, no BGC Holdings partner may transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC Holdings.

Regular limited partners (other than the special voting limited partner of BGC Holdings), including exchangeable limited partners, of BGC Holdings may transfer limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	if the transferor limited partner is a member of the Cantor group, to any person; or

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with the prior written consent of the general partner and the exchangeable limited partners (by affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest, not to be unreasonably withheld or delayed).

With respect to any exchangeable limited partnership interest transferred by Cantor to another person, Cantor may elect, prior to or at the time of such transfer, either (1) that such person will receive such interest in the form of an exchangeable limited partnership interest and that such person will thereafter be an exchangeable limited partner so long as such person continues to hold such interest or (2) that such person will receive such interest in the form of a regular limited partnership interest (other than an exchangeable limited partnership interest or a special voting limited partnership interest of BGC Holdings), including as a founding partner interest, working partner interest or otherwise, and that such person will not be an exchangeable limited partner as a result of holding such interest.

Founding partners may transfer BGC Holdings founding partner interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	pursuant to a redemption;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor);

•	with the consent of the BGC Holdings exchangeable limited partnership interest majority in interest, to any other founding partner; or

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with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest (which consent may be withheld for any reason or no reason), to any other person.

Working partners and REU partners may transfer BGC Holdings working partner interests or BGC Holdings REU interests, as the case may be, in the following circumstances:

•	pursuant to a redemption, in the case of working partners, and pursuant to the grants concurrently with the merger, in the case of REU partners;

•	in connection with an exchange with BGC Partners, if applicable;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor); or

•	with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest.

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Partners (except that in the event such transferee ceases to be a wholly owned subsidiary of BGC Partners, the special voting partnership interest will automatically be transferred to BGC Partners, without any further action required on part of BGC Holdings, BGC Partners or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner as described below; or

•	with the special voting limited partner’s prior written consent, to any other person.

The special voting limited partner may, in its sole and absolute discretion, remove any general partner, with or without cause. The general partner may resign as the general partner of BGC Holdings for any reason or no reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC Holdings as the new general partner, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

Amendments

The BGC Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest) of BGC Holdings. In addition, the BGC Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

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alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the BGC Holdings limited partnership agreement.

In the event of any material amendment to the BGC Holdings limited partnership agreement that materially adversely affects the interest of a founding/working partner or an REU partner, as the case may be, in the partnership or the value of founding/working partner interests or REU interests, as the case may be, held by such partner in the amount or timing of distributions or the allocation of profits, losses or credit, then such partner who does not vote in favor of such amendment has a right to elect to become a terminated partner of BGC Holdings, regardless of whether there is an actual termination of the employment of such partner. The BGC Holdings general partner will have a right, in the event of such election by a founding/working partner or an REU partner, as the case may be, to revoke and terminate such proposed amendment to the BGC Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The BGC Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in BGC Partners’ certificate of incorporation with respect to BGC Partners and/or Cantor and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC Holdings limited partnership agreement provides that it is the non-binding intention of BGC Holdings and each of the partners of BGC Holdings that the BGC Holdings ratio at all times equals one. It is the non-binding intention of each of the partners of BGC Holdings and of BGC Holdings that there be a parallel issuance or repurchase transaction by BGC Holdings in the event of any issuance or repurchase by BGC U.S. of BGC U.S. units to or held by BGC Holdings so that the BGC Holdings ratio at all times equals one. In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we are authorized to break parity with respect to outstanding units in such entities although no decision to do has been made at this time.

Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global

Effective as of September 1, 2008, each of BGC U.S. and BGC Global entered into amended and restated limited partnership agreements. On September 26, 2008, the limited partnership agreement of BGC U.S. and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at our election, in connection with a repurchase of our Class A common stock or similar actions, BGC U.S. and BGC Global will redeem and repurchase from us a number of units in BGC U.S. and BGC Global equivalent to the number of shares of Class A common stock repurchased by us in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Management

BGC U.S. and BGC Global each are managed by their general partner, which is BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of each of BGC U.S. and BGC Global, which entitles BGC Holdings (and thereby, BGC Partners) to control each of BGC U.S. and BGC Global, subject to limited consent rights of Cantor and to the rights of BGC Holdings as the special voting limited partner. BGC Holdings holds its BGC U.S. general partnership interest through a Delaware limited liability company, BGC Holdings, LLC, and holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

“Cantor’s consent rights” means that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, is required to obtain Cantor’s consent to amend the terms of the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights (See “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock”) to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or right to exchange BGC Holdings exchangeable limited partnership interests. BGC Partners, in its capacity as the general partner of BGC Holdings, will not cause BGC Holdings, in its capacity as the general partner of BGC U.S. and BGC Global, to make any amendments (other than ministerial or other immaterial amendments) to the limited partnership agreement of either BGC U.S. or BGC Global unless such action is approved by a majority of BGC Partners’ independent directors.

Classes of Interests in the Opcos

As of the date of this proxy statement, BGC U.S. and BGC Global each had the following outstanding interests:

•	a general partnership interest, which is held by BGC Holdings;

•	limited partnership interests, which are directly and indirectly held by BGC Partners and BGC Holdings; and

•

a special voting limited partnership interest, which is held by BGC Holdings and which entitles the holder thereof to remove and appoint the general partner of BGC U.S. or BGC Global, as the case may be.

The aggregate number of authorized units in each of BGC U.S. and BGC Global is 600 million, and in the event that the total number of authorized shares of BGC Partners common stock under BGC Partners’ certificate of incorporation is increased or decreased after March 31, 2008, the total number of authorized units in each of BGC U.S. and BGC Global, as the case may be, will be correspondingly increased or decreased by the same number so that the number of authorized BGC U.S. units and BGC Global units, as the case may be, equals the number of authorized shares of BGC Partners common stock.

Any authorized but unissued BGC U.S. units or BGC Global units, as the case may be, may be issued:

•	pursuant to the contribution and the separation;

•

to BGC Partners and/or BGC Holdings and members of their group, as the case may be, in connection with an investment in BGC U.S. and BGC Global as described above in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of our Common Stock”;

•

to BGC Holdings or members of its group in connection with a redemption pursuant to the BGC Holdings limited partnership agreement as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Redemption of BGC Holdings Founding/Working Partner Interests and REU Interests”;

•

as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of BGC U.S. or BGC Global, as the case may be (except that if BGC Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the BGC Holdings exchangeable limited partnership interests, then majority of interest means Cantor), which we refer to as an “Opcos majority in interest”;

•	to BGC Partners or BGC Holdings in connection with a grant of equity by BGC Partners or BGC Holdings; and

•	to any BGC U.S. or BGC Global partner, as the case may be, in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in BGC U.S. or BGC Global.

Distributions

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which is allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group.

BGC U.S. and BGC Global each distribute to each of its partners (subject to the allocation of certain litigation matters to BGC U.S. and BGC Global partners, as the case may be, who are members of the BGC Holdings group):

•

on or prior to each estimated tax due date (the 15th day of each April, June, September and December, in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual, or, in each case, if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter;

•

on or prior to each estimated tax due date for partners who are members of the BGC Holdings group, an amount (positive or negative) for such fiscal quarter in respect of items of income, gain, loss or deduction allocated in respect of certain litigation matters; and

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as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be, after the date of such agreement over (b) the amount of any prior distributions to such partner.

BGC U.S. or BGC Global, as the case may be, may, with the prior written consent of the holders of an Opcos majority in interest of the limited partnership interests, decrease the total amount distributed by BGC U.S. or BGC Global, as the case may be. In addition, if BGC U.S. or BGC Global, as the case may be, is unable to make the distributions required above as a result of any losses of the Opcos arising from the certain litigation claims, then BGC U.S. or BGC Global, as the case may be, will use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners group in the absence of any such potential litigation claims and to make the estimated proportionate quarterly tax distribution to the Cantor group. The borrowing costs of any such borrowing will be treated as part of such potential litigation claims.

The limited partnership agreements of BGC U.S. and BGC Global also provide that at the election of BGC Partners, in connection with a repurchase of its Class A Common Stock or similar actions, BGC U.S. and BGC Global may redeem and repurchase from BGC Partners a number of units equivalent to the number of shares of common stock repurchased by BGC Partners in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. and BGC Global shall be determined by BGC Partners.

Transfers of Interests

In general, subject to the exceptions described below, no BGC U.S. partner or BGC Global partner, as the case may be, may transfer or agree to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC U.S. or BGC Global, as the case may be.

Limited partners of BGC U.S. and BGC Global may transfer their limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	if the transferee limited partner will be a member of the BGC Partners group or the BGC Holdings group; or

•	with the prior written consent of the general partner and the limited partners (by affirmative vote of an Opcos majority in interest, not to be unreasonably withheld or delayed).

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Holdings (except that in the event such transferee ceases to be a wholly-owned subsidiary of BGC Holdings, the special voting partnership interest will automatically be transferred to BGC Holdings, without any further action required on part of BGC U.S. or BGC Global, as the case may be, BGC Holdings or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner; or

•	with the special voting limited partner’s prior written consent.

The special voting limited partner may in its sole and absolute discretion remove any general partner, with or without cause. The general partner may resign as the general partner of BGC U.S. or BGC Global, as the case may be, for any reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC U.S. or BGC Global, as the case may be, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

No partner may charge or encumber its BGC U.S. or BGC Global interest, as the case may be, or otherwise subject such interest to any encumbrance, except those created by the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be.

Amendments

Each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of an Opcos majority in interest) of BGC U.S. or BGC Global, as the case may be. In addition, each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC U.S. or BGC Global, as the case may be, may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the BGC U.S. or BGC Global limited partnership agreement, as the case may be.

Corporate Opportunity; Fiduciary Duty

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement contain similar corporate opportunity provisions to those included in the BGC Partners certificate of incorporation with respect to BGC Partners and/or BGC Holdings and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement provide that it is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that the number of outstanding BGC U.S. units equals the number of outstanding BGC Global units. It is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that there be a parallel issuance or repurchase transaction by BGC U.S. or BGC Global in the event of any issuance or repurchase by the other Opco so that the number of outstanding BGC U.S. units at all times equals the number of outstanding BGC Global units.

In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we are authorized to break parity with respect to outstanding units in such entities although no decision to do has been made at this time.

Tower Bridge

Currently, the principal activities of one of BGC Partners’ U.K. subsidiaries, Tower Bridge, is the provision of administrative and corporate services in Europe and Asia to BGC Partners and its direct and indirect, current and future, subsidiaries and to Cantor and its direct and indirect, current and future, subsidiaries. Tower Bridge is not regulated by the FSA, and, therefore, this assists the Company in maximizing the efficiency of its regulatory capital usage in the United Kingdom.

Tower Bridge is a U.K. limited partnership, which is owned 52% by us and 48% by Cantor. The right to share in profits and losses and receive distributions from Tower Bridge is divided between us (and on behalf of its nominated entities) and Cantor (and on behalf of our nominated entities) based on these ownership interests.

The transfer to Tower Bridge took place in phases, starting with the creation of Tower Bridge and transfer of services businesses from one of BGC Partners’ U.K. subsidiaries to Tower Bridge for $4.5 million on December 31, 2006. The transferred services businesses included the support services that had been provided by such subsidiary at that time to the operating and regulated companies and partnerships owned and controlled by Cantor (including BGC Partners) and other entities where applicable, including administration and benefits services, employee benefits services, human resources and payroll services, financial services, financial operations services (including such subsidiary’s back office employees engaged mainly or wholly in the services businesses at that time) and the goodwill of such subsidiary in connection therewith but excluding related debts and liabilities. The transferred services business did not include any real property leased or licensed by such subsidiary or other assets held by such subsidiary (including leasehold improvements and computer assets). In a subsequent phase we transferred certain building leases, leasehold improvements and other fixed assets (for example, computer equipment).

Tower Bridge provides specified services to Cantor pursuant to the Tower Bridge administrative services agreement that Cantor entered into in connection with the separation. See “—Administrative Services

Agreements.” Tower Bridge charges each recipient of services for actual costs incurred for services provided plus a mark-up (if any), as the parties may agree from time to time. Each recipient of services remains responsible for its own regulatory and other compliance functions.

Additional Previous Transactions

Administrative Services Agreements

The Tower Bridge administrative services agreements, which we collectively refer to as the “administrative services agreements,” have an initial term of three years, starting on January 1, 2007 and March 31, 2008, respectively. Thereafter, the administrative services agreements renew automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement, in the case of the Tower Bridge administrative services agreement, at least 180 days, or, in the case of the administrative services agreement, 120 days, before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreements may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including, any severance or cancellation fees.

Cantor is entitled to continued use of hardware and equipment it used prior to the date of the applicable administrative services agreements on the terms and conditions provided even in the event BGC Partners terminates the administrative services agreements, though there is no requirement to repair or replace.

During the term of the administrative services agreements, the parties will provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources, and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	space, personnel, hardware and equipment services;

•	communication and data facilities;

•	facilities management services;

•	promotional, sales and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreements include provisions for allowing a provider or affiliate to arrange for a third party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) based on (1) the amount equal to direct cost that the providing party estimates it will incur or actually incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree. In addition, the Tower Bridge administrative services agreement provides that the receiving party will pay a mark-up on such costs in an amount to be agreed by the parties from time to time.

The administrative services agreements provide that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

We will continue to provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor, and, to the extent applicable, we and our affiliates will continue to do the same in Asia as well. It is expected, however, that certain of those assets and office space will be transferred to Tower Bridge or another service entity (subject to necessary third-party consents). We will provide these assets and office space to Tower Bridge to allow it to conduct its business. We will charge Cantor on the same basis as it charges Tower Bridge (although we will charge Tower Bridge without any mark-up). Tower Bridge will charge Cantor on the basis described above for such assets and office space once such assets and office space are transferred to Tower Bridge. These assets may be subject to operating leases with third-party leasing companies. We believe that the rate on such leases, subleases or licenses are no greater than would be incurred with a third party on an arm’s-length basis.

In the United States, Cantor provides the Company with administrative services and other support for which Cantor charges the Company based on the cost of providing such services. Such support includes allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources and legal services. On April 1, 2008, in connection with the services Cantor provides, the Company and Cantor entered into an employee lease agreement whereby certain employees of Cantor are deemed leased employees of the Company, and the Company has the powers and rights of a common law employer of such employees.

The fees paid to Cantor for administrative and support services, other than those to cover the compensation costs of leased employees, are included as part of “Fees to related parties” in the Company’s consolidated statements of operations. The fees paid to Cantor to cover the compensation costs of leased employees are included as part of “Compensation and employee benefits” in the Company’s consolidated statements of operations.

For the years ended December 31, 2009, 2008 and 2007, the Company was charged $33.1 million, $28.5 million, and $31.9 million, respectively, for the services provided by Cantor and its affiliates, of which $19.2 million, $13.2 million and $0 were to cover compensation to leased employees for the year ended December 31, 2009, 2008 and 2007.

Throughout Europe and Asia, the Company provides Cantor with administrative services, technology services and other support for which the Company charges Cantor based on the cost of providing such services plus a mark-up, currently 7.5%. Such support includes allocations for occupancy of office space, utilization of fixed assets, accounting, operations, human resources and legal services. In the United Kingdom (“U.K.”), the Company provides these services to Cantor through Tower Bridge International Services L.P. (“Tower Bridge”). The Company established Tower Bridge on December 21, 2006, and as of the beginning of January 2007, transferred all of its current U.K. administrative employees and operations to Tower Bridge. The Company owns 52% of Tower Bridge and consolidates it, and Cantor owns 48%. Cantor’s interest in Tower Bridge is reflected as a component of “Noncontrolling interest in subsidiaries” in the Company’s consolidated statements of financial condition, and the portion of Tower Bridge’s income attributable to Cantor is included as part of “Net income (loss) attributable to noncontrolling interest in subsidiaries” in the Company’s consolidated statements of operations.

In addition, prior to the merger, the Company had certain agreements with Cantor. Under these agreements, which were terminated upon closing of the merger, eSpeed was entitled to receive a portion of Cantor’s and CO2e.com, LLC (“CO2e”) CO2e’s revenues as fees for providing electronic brokerage services, voice-assisted brokerage services, fulfillment services and related services such as credit risk management, oversight of customer suitability and regulatory compliance, sales position of products and other services customary to marketplace intermediary operations.

Tax Receivable Agreement

Certain interests in BGC Holdings may, in effect, be exchanged in the future for shares of BGC Partners Class A common stock or BGC Partners Class B common stock on a one-for-one basis (subject to customary anti-dilution adjustments). The exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with the separation and related transactions, BGC Partners OldCo entered into, and, in the merger, we assumed BGC Partners OldCo’s rights and obligations under, the tax receivable agreement with Cantor that provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange and had BGC Partners OldCo not entered into the tax receivable agreement. The tax receivable agreement was entered into on March 31, 2008, in connection with the transactions contemplated by the separation agreement, and will continue until all such tax benefits have been utilized or expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and we cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

Aqua

On May 30, 2007, the Financial Industry Regulatory Authority (“FINRA”) approved the partial ownership change and name change of Aqua (formerly known as eSpeed Securities, Inc.). Pursuant to such approval, we and Cantor entered into an agreement whereby we are entitled to a 49% interest in Aqua, and Cantor is entitled to a 51% interest in Aqua, which may be subject to dilution by other investors from time to time. Aqua is also authorized to receive clearing and administrative services from Cantor and technology infrastructure services from us. Aqua is authorized to pay sales commissions to brokers of Cantor or other brokers who introduce clients who become Aqua participants. On October 2, 2007, Aqua obtained permission from FINRA to operate an Alternative Trading System and to provide Direct Market Access for institutional block equity buyside and sellside firms.

In June 2008, we were was authorized to enter into loans, investments or other credit support arrangements for Aqua of up to $5.0 million in the aggregate, which arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor. A $2 million increase in this amount was authorized on November 1, 2010. We were further authorized to provide counterparty or similar guarantees on behalf of Aqua from time to time, provided that liability for any such guarantees, as well as similar guarantees provided by Cantor, would be shared proportionally with Cantor. As of December 31, 2009, the Company had not entered into any arrangements for the Aqua business. During 2009, we made cash contributions of $2.9 million to Aqua.

Registration Rights Agreements

Pursuant to various registration rights agreements entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

Formation Registration Rights Agreement

Under the formation registration rights agreement, the piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its shares of Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another’s account under the Securities Act for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the formation registration rights agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration, (2) our right not to effect any demand registration within six months of a public offering of our securities and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

Separation Registration Rights Agreement

In connection with the separation, BGC Partners OldCo entered into the separation registration rights agreement with Cantor which provides that the holders of our common stock, issued or to be issued upon exchange of the BGC Holdings exchangeable limited partnership interests held by Cantor and for any shares of our common stock issued or issuable in respect of or in exchange for any shares of our common stock, are granted registration rights. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The separation registration rights agreement provides that, after exchange of the BGC Holdings exchangeable limited partnership interests or conversion of Class B common stock into Class A common stock, as the case may be, each holder is entitled to unlimited piggyback registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by us, subject to certain limitations. Cantor exercised such piggyback rights to participate in the June 2008 offering.

The separation registration rights agreement also grants Cantor four demand registration rights requiring that we register the shares of Class A common stock held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the shares of Class A common stock outstanding or has an aggregate market value in excess of $20 million and no more than one demand registration during any twelve-month period.

We will pay the costs but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders registering shares pursuant to the separation registration rights agreement against certain liabilities under the Securities Act.

Convertible Notes

On March 12, 2010 the Audit Committee of the Board of Directors of the Company authorized the Company or one of its subsidiaries to sell $150,000,000 aggregate principal amount of 8.75% Convertible Senior Notes due 2015 to Cantor or any of its affiliates. On March 16, 2010, the Company, BGC Holdings and Cantor executed an agreement with respect to this transaction. In connection with the foregoing, on April 1, 2010 BGC Holdings issued an aggregate of $150,000,000 principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGC Holdings Notes”) in a private placement transaction to Cantor. On April 1, 2010, BGC Holdings lent the proceeds from the issuance of the BGC Holdings Notes to the Company in exchange for $150,000,000 principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGCP Notes” and, together with the BGC Holdings Notes, the “Notes”) on substantially the same economic terms as the BGC Holdings Notes. In connection with the issuance of the BGCP Notes, the Company entered into an Indenture, dated April 1, 2010, with Wells Fargo Bank, National Association, as trustee (the “Indenture”).

The Company lent the proceeds from the issuance of the BGCP Notes to its operating subsidiary, BGC Partners, L.P. (“BGC U.S.”). BGC U.S. used the proceeds to repay at maturity $150,000,000 aggregate principal amount of senior notes due April 1, 2010.

The Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of BGC Holdings and the Company, respectively. The Notes bear an annual interest rate of 8.75%, which will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010. The Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted.

Holders may exchange or convert the Notes at their option at any time until the close of business on the second scheduled trading day of the Class A common stock immediately preceding the maturity date. The Notes are exchangeable and convertible as follows:

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The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of BGCP Notes held by BGC Holdings, or (ii) convertible into an aggregate of 21,398,003 BGC Holdings exchangeable limited partnership units at an initial conversion rate of 142.6534 units per $1,000 of principal amount of BGC Holdings Notes, equivalent to an initial conversion price of $7.01 per unit. The BGC Holdings exchangeable limited partnership units are themselves exchangeable on a one-for-one basis for shares of Class A common stock.

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The BGCP Notes are currently convertible into an aggregate of 21,689,924 shares of Class A common stock at a conversion rate of 144.5995 shares of Class A common stock per $1,000 principal amount of BGCP Notes, equivalent to a conversion price of $6.92 per share.

The conversion rate of the BGC Holdings Notes into BGC Holdings exchangeable limited partnership units and the conversion rate of the BGCP Notes into shares of Class A common stock are subject to customary adjustments upon certain corporate events, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.10 per share of Class A common stock. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

The Company and BGC Holdings may not redeem their respective Notes prior to their stated maturity dates. Under the Indenture, if the Company undergoes a fundamental change, holders of the BGCP Notes may elect to have all or a portion of their BGCP Notes repurchased for cash at a price equal to 100% of the principal amount of the BGCP Notes purchased, plus any accrued and unpaid interest, but excluding the fundamental change purchase date. A “fundamental change” will be deemed to have occurred when any of the following occurs:

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a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, its subsidiaries, the Company’s or its subsidiaries’ employee benefit plans or “permitted holders” (as defined below), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

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consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one or more of its subsidiaries (any such exchange, offer, consolidation, merger, sale, lease or other transfer transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of more than 50% of the shares of the Company’s common stock immediately prior to such event own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event will not be a fundamental change;

•	the Company’s stockholders approve any plan or proposal for the Company’s liquidation or dissolution; or

•	the Class A common stock ceases to be listed on at least one U.S. national securities exchange.

A “permitted holder” means Howard W. Lutnick, any person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who will, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity by operation of a trust, by will or the laws of descent and distribution or by operation of law.

If the Company undergoes a fundamental change, holders of the BGC Holdings Notes have the right to require BGC Holdings to repurchase all or a portion of their BGC Holdings Notes for cash at the same time and on the same terms as the holders of the BGCP Notes.

The Notes and the Indenture do not contain any financial covenants. The Notes and the Indenture contain customary events of default. The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

•	default in the payment in respect of the principal of any Note at its maturity, upon required repurchase, upon declaration of acceleration or otherwise;

•	default in the payment of any interest upon any Note when it becomes due and payable, with such default continuing for 60 days;

•	failure to comply with the obligation to convert such Notes upon exercise of a holder’s conversion right, with such failure continuing for 10 business days;

•	in the case of the BGCP Notes only, failure by the Company to issue a fundamental change notice when due, with failure continuing for 10 business days;

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in the case of the BGC Holdings Notes only, failure by BGC Holdings to comply with its obligation to prepay or repurchase all or any portion of the BGC Holdings Notes, upon exercise of the holders’ right to require such prepayment or repurchase or otherwise, with such failure continuing for 10 business days;

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default in the performance, or breach, of any covenant or agreement by BGC Holdings or the Company of their respective Notes, with continuance of such default or breach for 90 consecutive days after written notice thereof has been given;

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an event of default as defined in any bonds, debentures or other instruments under which there may be issued evidences of indebtedness by the Company or any of its significant subsidiaries or BGC Holdings, as the case may be, of at least $100 million, whether such indebtedness now exists or will hereafter be created, which event of default (or comparable default) will have resulted in the acceleration of the maturity of at least $100 million of such indebtedness prior to its express maturity or will constitute a failure to pay at least $100 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto, with such event of default (or comparable default) not having been rescinded or annulled or such indebtedness not having been discharged and such event of default (or comparable default) continuing for 30 consecutive days after written notice has been given;

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entry against the Company or any of its significant subsidiaries or BGC Holdings, as the case may be, of a final judgment for the payment of money in an aggregate amount in excess of $100 million (excluding any amounts covered by insurance), by a court or courts of competent jurisdiction, which judgment remains undischarged, unwaived, unstayed, unbonded or unsatisfied for 90 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

•	certain events in bankruptcy, insolvency or reorganization relating to the Company or any of the Company’s significant subsidiaries or BGC Holdings.

Unless holders of at least a majority of the aggregate principal amount of the BGC Holdings Notes elect otherwise, at any time the BGCP Notes are prepaid or repurchased by the Company (including upon an event of default under the Indenture) BGC Holdings must prepay or repurchase the BGC Holdings Notes in the same principal amount and on the same terms as the BGCP Notes.

The Company issued the rights to acquire shares of Class A Common Stock upon the exchange of the BGC Holdings exchangeable limited partnership units or upon the conversion of the BGCP Notes, as described above, pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof for transactions not involving a public offering.

In connection with the issuance of the BGCP Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with Cantor, dated April 1, 2010, pursuant to which holders of the BGCP Notes and the shares of Class A Common Stock issuable upon conversion of the BGCP Notes (the “Registrable Securities”) have registration rights. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement pursuant to Rule 415 under the Securities Act, which will provide for resales of all Registrable Securities. In addition, holders of the Registrable Securities have the right to demand registration for resales of the Registrable Securities in an underwritten public offering if such offering (i) represents at least 5% of either the BGCP Notes or the shares of Class A Common Stock outstanding on the date of the demand, or (ii) has an aggregate market value on the date of the demand of greater than $7.5 million. Holders of the Registrable Securities are entitled to an aggregate of four demand registrations, which are subject to certain exceptions.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as blackout periods and limitations on the number of other securities of the Company to be included in any underwritten offering. In addition, the Registration Rights Agreement contains other limitations on the timing and ability of holders of the Registrable Securities to exercise demand registration rights.

Freedom

We and Cantor formed Freedom to acquire a 66.7% interest in Freedom International Brokerage, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. As of the closing of the merger, we became entitled to 100% of Freedom’s capital interest in Freedom International Brokerage and we assumed 100% of Freedom’s cumulative profits. As of December 31, 2009, the investment in Freedom International Brokerage was $10.0 million.

We also entered into the Freedom services agreements with Freedom International Brokerage.

Other Agreements

Services Agreements

Under the JSA, the Freedom services agreements and CO2e services agreement, eSpeed owned and operated the electronic trading systems and was responsible for providing electronic brokerage services, and Cantor and BGC Partners, Freedom and CO2e provided or provides voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Pursuant to the terms of the merger agreement, the JSA and the CO2e services agreement terminated upon the completion of the merger. A description of the revenue sharing arrangements under these agreements that are or were in existence is or was as set forth below.

Revenue Sharing Arrangements

Under the JSA, as well as under the CO2e services agreement and the Freedom services agreements, eSpeed owned and operated the electronic trading systems and was responsible for providing electronic brokerage services, and BGC Partners, Freedom and CO2e provided or provides voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions in U.S. Treasuries, eSpeed received 65% of the transaction revenues and Cantor, BGC Partners or Freedom received 35% of the transaction revenues. From July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom was paid on net transaction revenues, which were calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout).

With respect to other fully electronic transactions, the following provisions were applicable:

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With respect to foreign exchange transactions, the 65%/35% revenue share between eSpeed and Cantor was paid after the payment of any revenue share amount to certain participants on the foreign exchange market, which we refer to as the “foreign exchange” or “forex” market platform, and after payment of fees relating to clearance, settlement and fulfillment services provided by Cantor. Such clearing and settlement fees were shared 65%/35% in the event that the average cost of such services exceeded the average costs associated with clearing and settling cash transactions in U.S. Treasuries.

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eSpeed had agreed to divide revenues with Cantor with respect to European government bonds traded electronically as follows: (1) the first $1.5 million of gross revenues from European government bonds traded electronically was shared 65% to eSpeed and 35% to Cantor, (2) from July 1, 2005 through June 30, 2009, net revenues for European government bonds derived from gross revenues in excess of $1.5 million was shared 50% to eSpeed and 50% to Cantor and (3) after June 30,2009, net revenues from European government bonds derived from gross revenues in excess of $1.5 million were to be then shared 65% to eSpeed and 35% to Cantor. Net revenues were calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses were not to exceed 50% of European government bonds electronic revenues.

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eSpeed had agreed to divide revenues between it and Cantor with respect to all products other than benchmark U.S. Treasury securities, spot foreign exchange or European government bonds that would become electronically traded in the future (or until earlier termination upon completion of the merger) as follows: eSpeed received no less than 50% of the net revenues for such products for a period of four years from the date a customer entered an order on the eSpeed system for such products, or four years from the date of the amendment in the case of products which were then-currently voice- assisted for BGC Partners customers. At the end of such four-year period, the revenue share would have reverted to a payment to eSpeed of 65% of the net revenues for such products. Net revenues were calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses were not to exceed 50% of such electronic revenues.

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With respect to the equity order routing business conducted for Cantor, eSpeed and Cantor each had traditionally received 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. In addition, any eSpeed equity order routing business that was not conducted for Cantor was treated as a fully electronic transaction in which eSpeed would receive 65% of the revenues of any such business and Cantor would receive 35% of such revenues.

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CO2e shared with eSpeed 50% of the fully electronic revenues. With respect to (1) certain network access facilities services agreements and (2) other circumstances in which Cantor referred network access facility services business to eSpeed, 60% of net revenues from such business was paid to Cantor and 40% of such revenues was paid to eSpeed. This revenue sharing arrangement was made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance.

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With respect to private labeling of the eSpeed system to Cantor parties, the net revenues between eSpeed and Cantor with respect to such privately labeled businesses were shared 50% to eSpeed and 50% to Cantor for a period of four years from the date such customer had begun trading. Thereafter, net revenues were shared 65% to eSpeed and 35% to Cantor. Net revenues were calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses were not to exceed 50% of such electronic revenues.

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eSpeed was authorized to pay directly to BGC Partners brokers up to 10% of gross revenues on increased electronic trading on the eSpeed system by customers of such brokers in certain products. These payments were intended to provide incentive to voice brokers to encourage additional electronic trading on the eSpeed system by their customers and was solely in the discretion of our management. In addition, BGC Partners was authorized to pay directly to eSpeed sales personnel, or to eSpeed or its affiliates, discretionary payments of commissions generated by eSpeed sales personnel. These payments were intended to provide incentive to eSpeed sales personnel to encourage additional voice brokered and hybrid trading.

Effective October 1, 2005, eSpeed had amended its arrangement with Cantor with respect to Cantor’s gaming businesses to allow the Cantor parties to provide their own gaming development services. With that, former eSpeed technical personnel who had been primarily engaged in providing gaming development services for Cantor’s gaming businesses were hired directly by Cantor. Consequently, the payment provisions in the JSA were amended to provide eSpeed with a 12.5% share of the gaming transaction revenues. In exchange for such revenues share, eSpeed provided to Cantor all gaming-related ancillary IT services consistent with the ancillary information technology services as were then-currently provided by eSpeed, and all reasonable replacement ancillary information technology. Further, Cantor had reimbursed eSpeed for 100% of all direct costs expended by eSpeed for additional items requested by Cantor, in writing, which were solely dedicated to Cantor’s gaming business. eSpeed also provided to Cantor access to its business and property, including property, technology, software and hardware in order to engage in development with respect to Cantor’s gaming business.

In December 2005, eSpeed entered into an agreement with BGC Partners to provide the technology and support for the first integrated voice and electronic U.S. dollar repo trading platform for the primary dealer community. eSpeed and BGC Partners had split gross revenues generated by the new platform 50%/50% after a deduction of total broker compensation associated with the extra commission paid to BGC Partner’s brokers up to a cap of 50% of gross revenues.

In July 2006, eSpeed and Cantor entered into an agreement whereby eSpeed provided its ECCO products to Cantor free of charge until December 31, 2007, and eSpeed provided to Cantor new features and customized development work that it requested in writing with respect to its ECCO product and Cantor paid eSpeed for the cost of the development of those new features. Additionally, eSpeed was authorized to enter into an agreement with Cantor to provide a commission for third-party sales by a Cantor or BGC Partners salesperson equal to the equivalent amount that would be paid if the salesperson was a salesperson of eSpeed.

In general, for voice-assisted brokerage transactions, eSpeed received 7% of the transaction revenues, in the case of BGC Partners transactions, and received 35% of the transaction revenues, in the case of Freedom transactions. For CO2e, eSpeed received 20% of the transaction revenues. For screen-assisted open outcry brokerage transactions, eSpeed received 2.5% of the transaction revenues in the case of BGC Partners transactions, and on behalf of CO2e, eSpeed received 20% of the transaction revenues. In addition, until completion of the merger, BGC Partners was authorized to pay commissions to eSpeed sales personnel which complete voice-assisted transactions or to an eSpeed entity for the benefit of such persons.

Under various services agreements, eSpeed agreed to provide Cantor, BGC Partners, Freedom and CO2e technology support services, including systems administration, internal network support, support and procurement for desktops of end-user equipment, operations and disaster recovery services, voice and data communications, support and development of systems for clearance and settlement services, systems support for brokers, electronic applications systems and network support, and provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, eSpeed charged Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead, of providing such services and received payment on a monthly basis. These services were provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. Also, in connection with Cantor’s gaming business, eSpeed had agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its written request in exchange for payment by Cantor of all of the direct costs for such items.

Under the terms of the JSA, eSpeed had agreed with Cantor to certain arrangements, including commission structures, pursuant to which Cantor and its affiliates participated in certain eSpeed marketplaces by posting quotations for their accounts and by acting as principal on trades. Such activity was intended, among other things, to assist these parties in managing their proprietary positions, and to facilitate transactions, add liquidity, increase commissions and attract additional order flow to the eSpeed system and revenues to both eSpeed and Cantor and its affiliates.

Non-Competition and Market Opportunity Provisions

The JSA imposed performance obligations on eSpeed and restricted its ability to compete with Cantor and Cantor’s ability to compete with it in markets that it and Cantor traditionally operated. eSpeed and Cantor agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the JSA in order to enable eSpeed to enter into separate agreements in connection with these marketplaces.

As noted above, the JSA terminated upon the completion of the merger. In addition, for a description of the corporate opportunity provisions of the Combined Company certificate of incorporation, please see “—Potential Conflicts of Interest and Competition with Cantor.”

Software Solutions Services

eSpeed provided to Cantor, BGC Partners, Freedom and CO2e, Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for brokers; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, eSpeed charged Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead costs, that it incurred in performing these services. These services were provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. With respect to Cantor’s gaming business, eSpeed had agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its request in exchange for payment by Cantor of all of the direct costs for such items.

In connection with the merger, these arrangements with BGC Partners and CO2e were terminated.

Intellectual Property

Cantor had granted eSpeed a license covering Cantor’s patents and patent applications that related to the eSpeed system. The license was perpetual, irrevocable, worldwide and royalty-free and was exclusive, except in the event that (1) eSpeed was unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elected not to require eSpeed to do so, or eSpeed was unable to provide such services, or (2) eSpeed did not exercise its right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which event, Cantor had a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor cooperated with eSpeed, at its expense, in any attempt by eSpeed to prevent any third-party infringement of eSpeed’s patent rights under the license. Cantor had also granted to eSpeed a non-exclusive, perpetual, irrevocable, worldwide, royalty-free right and license to use the service marks “Cantor Exchange®,” “Interactive Matching®,” “MOLESM” and “CX®.”

At the completion of the merger, the above mentioned licenses were terminated. Pursuant to the separation agreement, Cantor granted to BGC Partners a license in intellectual property that the Combined Company assumed in the merger. In addition, all intellectual property primarily related to the BGC businesses was transferred to BGC Partners pursuant to the separation agreement.

Additional Previous Transactions

On July 30, 2001, we entered into an agreement to form a business partner relationship with Deutsche Bank AG, which we refer to as “Deutsche Bank,” whereby Deutsche Bank agreed to channel its electronic market-making engines and liquidity for specified European fixed income products through our electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of our Series C Redeemable Convertible Preferred Stock, which we refer to as “Series C Preferred,” at its par value of $0.01 per share. Each share of the Series C Preferred was convertible at the option of Deutsche Bank into 10 shares of the Company’s Class A common stock at any time during the five years ended July 31, 2006. At the end of each year of the five-year agreement in which Deutsche Bank fulfilled its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred would automatically convert into warrants to purchase 150,000 shares of our Class A common stock at an exercise price of $14.79 per share. At the end of the five-year period, to the extent that Deutsche Bank had not fulfilled its obligations under the agreement and Series C Preferred shares remained outstanding, we had the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of our Class A common stock. Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of our Class A common stock was issued by us. We informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and a warrant was not issued for such period. Based on certain communications and Deutsche Bank’s inactivity with regards to this arrangement, we have further notified Deutsche Bank that we believe Deutsche Bank has terminated its right to receive warrants under the agreement for the remaining commitment periods. On March 17, 2008, we redeemed any and all outstanding shares of our Series C Redeemable Convertible Preferred Stock by issuing to Deutsche Bank AG 6,000 shares of our Class A common stock. In addition, we have provided Deutsche Bank with piggyback registration rights.

Indemnification by Cantor

Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor’s limited partnership agreement, in connection with our initial public offering, Cantor agreed to indemnify us with respect to any liabilities it incurs as a result of such lawsuits or allegations.

Other Transactions

In January 2007, the Company announced the formation of Aqua Securities, L.P. (“Aqua”), an alternative electronic trading platform which offers new pools of block liquidity to the global equities markets. Aqua is 51% owned by Cantor and 49% owned by the Company. Cantor and the Company have collectively contributed financial, professional and technology assets to the venture, which included all of the Company’s former equities order routing business. On August 21, 2008, the Company entered into a two-year Subordinated Loan Agreement, whereby the Company agreed to lend Aqua the principal sum of approximately $1.0 million, at the applicable rate of six month LIBOR plus 200 basis points. The cash proceeds covered by this Agreement shall be used and dealt with by Aqua as part of its capital and shall be subject to the risks of the business.

In June 2008, the Company was authorized to enter into loans, investments or other credit support arrangements for Aqua of up to $5.0 million in the aggregate, such arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor. The Company was further authorized to provide counterparty or similar guarantees on behalf of Aqua from time to time, provided that liability for any such guarantees, as well as similar guarantees provided by Cantor, would be shared proportionally with Cantor. To date, the Company has made a $4.7 million cash contribution to Aqua.

On December 21, 2007, the Company together with other leading financial institutions announced the formation of a limited partnership that has established a fully-electronic futures exchange. The Company holds an approximate 25% interest in ELX Futures LP (“ELX”). The Company has also entered into a technology services agreement with ELX pursuant to which the Company provides software technology licenses, monthly maintenance support and other technology services as requested by ELX.

In April 2008, the Company was authorized to enter into short-term arrangements with Cantor to cover any failed U.S. treasury securities transactions and to share equally any net income resulting from such transactions, as well as any similar clearing and settlement issues.

In April 2008, the Company was authorized to enter into an indemnity agreement with Cantor with respect to the guarantee by Cantor of any liabilities associated with our application for a brokering license in China.

In August 2008, the Company was authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of the operating entities when appropriate. In such event, the Company would not be required to maintain parity with respect to outstanding units in such operating entities.

Effective as of September 1, 2008, the Company was authorized to divide the quarterly allocation of any profit or loss relating to foreign exchange currency hedging between Cantor and the Company. The amount allocated to each party is based on the total net exposure for the Company and Cantor. The ratio of gross exposures of Cantor and the Company will be utilized to determine the shares of profit or loss allocated to each for the period.

On September 26, 2008, the limited partnership agreement of BGC US and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at the Company’s election, in connection with a repurchase of our Class A common stock or similar actions, BGC US and BGC Global will redeem and repurchase from the Company a number of units in BGC US and BGC Global equivalent to the number of shares of Class A common stock repurchased by the Company in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC US or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Cantor has the right to purchase from BGC Holdings any non-exchangeable BGC Holdings limited partnership units held by any founding partner that are redeemed by BGC Holdings upon termination or bankruptcy of the founding partner. Any such BGC Holdings limited partnership units purchased by Cantor from BGC Holdings will be exchangeable by Cantor for shares of Class B common stock or, at Cantor’s election, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments), from the Company, on the same basis as Cantor’s other BGC Holdings limited partnership units. As of the date of this filing, as a result of the termination of 34 founding partners, BGC Holdings has the right to redeem an aggregate of 1,557,296 BGC Holdings limited partnership units pursuant to terms yet to be determined.

In March 2009, the Company and Cantor were authorized to utilize each other’s brokers to provide brokerage services for securities not brokered by such entity so long as, unless otherwise agreed, such brokerage services were provided in the ordinary course and on terms no less than favorable to the receiving party than such services are provided to typical third-party customers.

On December 4, 2009, BGC Holdings redeemed an aggregate 70,632 limited partnership units held by three of these former founding partners and Cantor exercised its right to purchase from BGC Holdings an equivalent number of exchangeable BGC Holdings limited partnership units as follows: (i) 1,480 limited partnership units at a price of $3.13 per unit; (ii) 54,792 limited partnership units at a price of $2.43 per unit; and (iii) 14,360 limited partnership units at a price of $3.96 per unit. In total, the 70,632 limited partnership units were purchased for a weighted average price of approximately $2.75 per unit. On April 6, 2010, BGC Holdings redeemed an aggregate 324,606 founding/working partner units held by four former founding partners, and Cantor exercised its right to purchase from BGC Holdings an equivalent number of Cantor units as follows: (i) 77,296 units at a price of $2.55 per unit; (ii) 78,896 units at a price of $3.25 per unit; (iii) 143,150 units at a price of $3.96 per unit; and (iv) 25,264 units at a price of $3.96 per unit. In total, the 324,606 Cantor units were purchased for a weighted average price of approximately $3.45 per unit. Also, on August 27, 2010 and August 31, 2010, BGC Holdings redeemed an aggregate of 214,176 and 325,400 founding/working partner units respectively, held by three former founding partners, and Cantor exercised its right to purchase from BGC Holdings an equivalent number of Cantor units as follows: (i) 188,976 units at a price of $2.43 per unit; (ii) 25,200 units at a price of $2.43 per unit and (iii) 325,400 units at a price of $3.88 per unit. In total, the 539,576 Cantor units were purchased for a weighted average price of approximately $3.30 per unit.

As a result of these purchases, as of the date of this filing, Cantor beneficially owns an aggregate 64,372,866 BGC Holdings limited partnership units. Upon the redemption of any other of the founding partners’ BGC Holdings limited partnership units, Cantor will have the right to purchase from BGC Holdings an equivalent number of exchangeable BGC Holdings limited partnership units pursuant to terms yet to be determined.

On May 6, 2010, Cantor converted 600,000 shares of its Class B common stock into 600,000 shares of Class A common stock.

On May 28, 2010, Cantor exchanged 3,500,000 BGC Holdings units for 3,500,000 shares of Class A common stock.

On July 16, 2010, 164,086 founding partner units were exchanged for 164,086 shares of our Class A common stock. On August 12, 2010, 400,000 founding partner units were exchanged for 400,000 shares of our Class A common stock. Since June 30, 2010, 344,208 founding partner units were redeemed for cash, at a weighted-average purchase price of $5.22 per unit, in connection with our partnership redemption and compensation restructuring program.

On August 31, 2010, 325,400 working partner units were sold for cash to a partner. On September 7, 2010, 520,230 founding partner units were exchanged for 520,230 shares of our Class A common stock. On September 30, 2010, 965,823 founding partner units were exchanged for 965,823 shares of our Class A common stock and 463,528 PSUs were exchanged for 463,528 shares of our Class A common stock.

On July 2, 2010, the Company filed a resale Registration Statement on Form S-3 with respect to 3,500,000 shares of Class A common stock which may be sold by Cantor for the account of certain retained and founding partners and/or by such retained and founding partners, as distributees of shares of Class A common stock from Cantor, from time to time on a delayed or continuous basis. The primary purpose of this Registration Statement is to enable such retained and founding partners of Cantor to have an opportunity to register certain distribution rights shares which they have a right to acquire from Cantor at certain times following the merger on April 1, 2008. While Cantor is nominally listed as a selling stockholder, it will not sell shares for its own account under the Registration Statement. On October 1, 2010, we filed Amendment No. 2 to this Registration Statement updating the number of shares which may be sold under such Registration Statement to 3,494,891 and including 61,817 shares donated by Cantor to The Cantor Fitzgerald Relief Fund and that may be sold by that charitable organization pursuant to the resale Registration Statement.

On August 2, 2010, the Company was authorized to engage CF&Co and its affiliates to act as financial advisor in connection with one or more third-party transactions with or involving one or more targets as requested by the Company on behalf of its affiliates from time to time on specified terms, conditions and fees. In the third quarter, the Company paid CF&Co an advisory fee of $700,000 in connection with the Mint acquisition.

On August 12, 2010, we repurchased 53,945 shares of our Class A common stock, at a price of $5.29 per share, from Stephen M. Merkel, our Executive Vice President, General Counsel and Secretary.

On September 20, 2010, we repurchased 12,981 shares of our Class A common stock, at a price of $5.68 per share, from a partner.

In September 2010, the Audit Committee authorized management to approve the transfer of five options brokers in Paris from Cantor to BGC Partners.

On November 1, 2010, the Audit and Compensation Committees authorized our management from time to time to cause us to enter into various arrangements with partners, including those founding partners who hold founding partner units that Cantor has not elected to make exchangeable into shares of our Class A common stock. These arrangements, which may be entered into prior to or in connection with the termination of such partners, include but are not limited to the grant of shares or other awards under our Equity Plan, payments of cash or other property, or partnership awards under the Participation Plan or other partnership adjustments, which arrangements may result in Cantor’s receiving payments on outstanding debts owed by such partners to Cantor earlier than might otherwise be the case, and for which we may incur compensation charges that we might not otherwise have incurred had such arrangements not been entered into.

Clearing Arrangements

Following the merger on April 1, 2008, we received regulatory approval from FINRA for self-clearing our own securities transactions, and have begun self-clearing transactions in mortgage-backed securities, equities, corporate and other DTC-eligible bonds and repurchase agreements. However, we have not begun to clear our own transactions in U.S. Treasury and U.S. Government Agency securities.

Accordingly, since the closing of the merger, we have continued to receive from Cantor certain clearing services in the U.S. pursuant to a pre-existing clearing agreement (“Clearing Services”). These Clearing Services have been provided since April 1, 2008 in exchange for payment by BGC Partners of third-party clearing costs and allocated costs.

On November 5, 2008, we entered into an Agreement (the “Agreement”) with Cantor. Pursuant to the terms of the Agreement, so long as Cantor is providing Clearing Services to us, Cantor shall be entitled to request from us, and we shall post as soon as practicable, cash or other property acceptable to Cantor in the amount reasonably requested by Cantor under the Agreement. The amounts requested shall reflect Cantor reasonable determination of its or its affiliates’ required capital requirements in connection with the Clearing Services and/or potential additional funds which may be required to replace Cantor funds being otherwise utilized to post capital requirements for our benefit. To date, Cantor has not requested any amounts under the Agreement.

The Agreement shall not require us to provide cash or property which is required to be maintained by us to meet the capital requirements of our regulated entities or the needs of the ordinary operation of its businesses. Cantor shall not be required to pay interest on the amounts provided by us.

The Agreement is terminable by either party on 90 days’ notice. we shall be entitled to withdraw a portion of the provided assets from time to time with mutual agreement by Cantor that such funds are in excess of the amounts reasonably required by Cantor. As soon as practicable following termination of the Agreement by either party, Cantor has agreed to return the provided assets to us.

We have has further agreed to formalize our agreement to pay Cantor to clear our securities transactions at Cantor’s cost, which shall include all direct and third-party costs, as well as allocated costs. These amounts have been paid to Cantor since April 1, 2008.

We rely upon Cantor to provide Clearing Services and, in the absence of the Agreement, we would have to secure an alternative third-party clearing arrangement to provide such Clearing Services, which might be at higher rates or otherwise on less favorable terms.

We intend to continue this relationship with Cantor. Accordingly, we expect that Cantor will continue to post clearing capital on our behalf and we will post clearing capital with Cantor as requested under the clearing capital agreement. To date, no amounts had been requested by Cantor pursuant to the clearing capital agreement. In the absence of such an arrangement, BGC Partners may be required to raise additional capital, borrow funds or take other action to meet the capital requirements in connection with the clearing of these transactions. The increased capital requirements required in connection with the clearing of our securities transactions could have a material adverse impact on BGC Partners’ ability to make distributions, repurchase its stock or affect strategic acquisitions or other opportunities. However, we believe that the agreement with Cantor, or, in the alternative, a clearing agreement with an additional third-party clearing agent, will not preclude us from meeting our cash needs in the near term.

Controlled Equity Offerings

On September 3, 2010, the Company entered into a controlled equity offeringSM sales agreement with Cantor Fitzgerald & Co. (“CF&Co.”) relating to 5,500,000 shares of our Class A common stock. Pursuant to the terms of the sales agreement, we may offer and sell up to 5,500,000 shares of our Class A common stock, subject to the maximum aggregate gross sales price remaining (currently estimated to be approximately $71,000,000) under our Registration Statement on Form S-3 (File No. 333-166564) from time to time through CF&Co. as our sales agent under the sales agreement. The sales agreement is in addition to our controlled equity offeringSM sales agreement, dated June 2, 2010, with CF&Co., pursuant to which 5,500,000 shares of Class A common stock were registered for offer and sale, of which 5,205,910 shares of our Class A common stock were sold during the second and third quarters of 2010. Under these sales agreements, we have agreed to pay to CF&Co. 2% of the gross proceeds from the sales of shares. There are 294,090 shares remaining to be sold pursuant to the June 2010 sales agreement.

Charity Day Contributions

During 2010, two founding partners of BGC Holdings offered to donate shares of Class A common stock, receivable pursuant to the separation and merger, to The Cantor Fitzgerald Relief Fund. These donations were in connection with the Company’s 2009 annual September 11 Charity Day. The aggregate 1,007,902 shares of Class A common stock donated by the founding partners consisted of the following: (i) a donation by one partner of 303,951 shares on April 26, 2010 and 400,000 shares on August 12, 2010, which shares were issued to him by the Company upon exchange of founding partner units that he received in connection with the separation and merger, and (ii) a donation of 303,951 shares by a second partner on April 26, 2010 which were issued to him by the Company upon exchange of founding partner units that he received in connection with the separation and merger. These donations cover approximately $6.1 million of the final net proceeds raised by the employees of the Company on their 2009 annual September 11 Charity Day. On August 12, 2010, we repurchased, at a price of $5.29 per share from the Relief Fund, such 400,000 shares of our Class A common stock. On August 16, 2010, Cantor exchanged 200,000 BGC Holdings units into 200,000 shares of Class A common stock. These shares were donated to the Relief Fund in connection with the Company’s 2009 Charity Day.

Potential Conflicts of Interest and Competition with Cantor

Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by Cantor of control over our management and affairs.

Cantor will continue to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our common stock or other securities. This control will be subject to the approval of our independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Company. This control will also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who serves as our Chief Executive Officer and Chairman. Mr. Lutnick is also the Chairman of the Board and Chief Executive Officer of Cantor and the President and controlling stockholder of CFGM;

•	Mr. Merkel, who serves as our Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through partnership unit ownership, including distribution rights.

The service of officers or partners of Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from Cantor, and its affiliates, could create conflicts of interest when we and those directors or officers are faced with decisions that could have different implications for Cantor and us. In addition, although in connection with the separation Cantor redeemed all of the Cantor limited partnership interests held by founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and were not redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

It is also expected that Cantor will manage its ownership of our company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in us of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between us and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	our issuance or disposition of securities;

•	the election of new or additional directors to our board of directors;

•

the payment of dividends by us (if any), distribution of profits by BGC U.S., BGC Global and/or BGC Holdings and repurchases of shares of our common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers;

•	business operations or business opportunities of us and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by us and Cantor;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving us;

•	the terms of the merger agreement, the separation agreement and the related agreements we entered into in connection with the separation and merger;

•	conflicts between our agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between our and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses; and

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge.

In addition, Cantor has from time to time in the past considered possible strategic realignments of its business and the business relationships that exist between and among Cantor and the businesses comprising our company and may do so in the future. Any future related-party transactions or arrangements between us and Cantor, until Cantor ceases to hold 5% of our voting power, are subject to the prior approval by a majority of our independent directors, but generally will not otherwise require the separate approval of our stockholders, and if such approval were required, Cantor would retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the separation agreement, may be amended upon agreement of the parties to those agreements and approval of our audit committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. As a result, the prices charged to or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties.

In order to address potential conflicts of interest between us and Cantor and our representatives, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Cantor and its representatives, and our powers, rights, duties and liabilities in connection with our relationship with Cantor and its affiliates, officers, directors, general partners or employees and representatives.

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to us;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with our self-interest.

Leases

We have offices in 20 locations, in New York and London, as well as in Beijing, Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo and Toronto.

Our principal executive offices are located at contiguous space at 499 Park Avenue, New York, New York. We also occupy a large space at 199 Water Street, New York, New York. Under the Administrative Services Agreement, we are obligated to Cantor for our pro rata portion (based on square footage used) of rental expense during the 16-year term of the lease for such spaces.

Our largest presence outside of the New York metropolitan area is at One Churchill Place, Canary Wharf in London.

We occupy a concurrent computing center in Rochelle Park, New Jersey and a Midwest data center in Chicago, Illinois. In March 2007, we opened an additional data center in Trumbull, Connecticut. Our U.S. operations also lease office space in Boston, Massachusetts, Chicago, Illinois, Dallas, Texas, Los Angeles, California and Shrewsbury, New Jersey and Sarasota, Florida. In addition to our London location, our foreign operations lease office space in Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, Sao Paulo, Seoul, Singapore, Sydney, Tokyo and Toronto. We believe that our facilities are adequate for our current operations.

Certain Acquisitions and Dispositions of Interests in our Capital Stock by Cantor

Our board of directors has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange

Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. Our board of directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of our common stock or interests in our common stock from or to us or their respective majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Repurchases and Purchases

Our board of directors and our audit committee have authorized repurchases of our common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries as part of this policy, including those held by Cantor or our executive officers, at the volume weighted average price, to the extent available, or at other negotiated prices, of such securities on the date on which such purchase or repurchase is made. On May 4, 2010 the Company’s Board of Directors authorized an $85 million increase in the BGC Partners stock repurchase authorization, bringing the total amount available for future repurchases of Class A common stock to $100 million. The Company currently has approximately $97.5 million remaining from its buyback authorization and from time to time, the Company may actively continue to repurchase shares. We expect to pay such dividends, if and when declared by our board of directors and our audit committee, on a quarterly basis. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

Continuing Interests in Cantor

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Lynn, Merkel and Windeatt, received distribution rights in the separation. The distribution rights of founding partners, including Messrs. Lynn and Windeatt, entitle the holder to receive a fixed number of shares of the BGC Partners Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the other limited partners in Cantor who did not become founding partners, including Messrs. Lutnick and Merkel, generally entitle the holder to receive a distribution of a fixed number of shares of BGC Partners common stock as follows:

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held three years or longer as of the completion of the merger, one-third of the shares underlying the distribution right on each of the 12-, 18- and 24-month anniversaries of April 1, 2008; and

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held less than three years as of the completion of the merger, one-fifth of the shares underlying the distribution right on each of the 12-, 18-, 24-, 30- and 36-month anniversaries of April 1, 2008.

In addition, the managing general partner of Cantor will be able to grant earlier distribution of the shares to founding partners and the other limited partners of Cantor. The ownership of these distribution rights and underlying shares of common stock is not dependent upon continued employment with BGC Partners or Cantor, although, in the case of Cantor limited partners that did not become founding partners, the continuing provision of services to Cantor will, in the absence of a breach of the partner obligations, result in accelerated receipt of the shares underlying these distribution rights as described above.

Repayment of Existing Loans and Required Capital Contributions

Following the separation, but prior to the merger, certain limited partners of Cantor and certain founding partners sold to Cantor for cash all or a portion of the distribution rights and/or BGC Holdings founding partner interests held by such persons, or, in the case of Mr. Lee Amaitis, his limited partnership interests in Cantor were redeemed by Cantor for cash. Specifically, in connection with the separation and prior to the merger, Messrs. Amaitis, Lynn and Merkel, as well as two other individuals who are employed by us or one or more of our affiliates, used some of the proceeds that they received in respect of the purchases of distribution rights and/or BGC Holdings founding partner interests and/or redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor for repayment of borrowings to their applicable lenders or for payment of required capital contributions, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor. With respect to Mr. Amaitis, he funded the loan repayment using the cash or other property that he received from Cantor in connection with the redemption of a portion of his Cantor limited partnership interests. With respect to the other individuals, they funded the loan repayment using the BGC Holdings limited partnership interests and/or distribution rights provided to them in connection with the redemption of their Cantor limited partnership interests in connection with the separation. Specifically, such individuals sold some of their BGC Holdings limited partnership interests and/or distribution rights to Cantor based on the closing price of eSpeed Class A common stock on the date of closing of the merger, which price was $11.75 per share. With respect to the distribution rights that Cantor acquired, Cantor immediately sold the BGC Partners units underlying such distribution rights to BGC Partners OldCo for the same price per unit that it paid to the individuals for the distribution rights, which price was $11.75 per share. Cantor then immediately exchanged the BGC Holdings limited partnership interests that it purchased for BGC Partners units on a one-for-one basis and sold such units to BGC Partners for the same price per unit that it paid to individuals for their BGC Holdings limited partnership interests. The right to the proceeds, net of applicable taxes, was assigned in connection with the merger by these individuals for repayment of borrowings to their applicable lenders or for payment of required capital contributions prior to the merger, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor in the amount of, including accrued interest, $46,282,680 for Mr. Amaitis, $8,095,534 for Mr. Lynn, $466,397 for Mr. Merkel, $2,935,730 for one of the other individuals who is employed by the Company or one of its affiliates, and $329,354 for the other individual who is employed by the Company or one of its affiliates, respectively. Following these transactions and repayments, Messrs. Amaitis and Lynn held 3,160,215 and 2,515,898 founding partner interests respectively; and Messrs. Lutnick, Merkel and West did not hold any founding partner interests. Messrs. Lutnick, Amaitis and Merkel also held distribution rights to receive from Cantor, over time, 7,742,325 shares, 412,043 shares and 235,683 shares respectively, of our common stock. Messrs. Lynn and West did not hold any distribution rights. In addition, CFGM, the managing general partner of Cantor, KBCR, a general partner of Cantor, LFA, a limited liability company whose members include Mr. Lutnick’s wife, and the Trust hold distribution rights to receive from Cantor, over time, 2,050,197 shares, 2,048,000 shares, 171,842 shares and 1,610,182 shares, respectively, of the Combined Company’s Common Stock. Mr. Lutnick is the President and sole stockholder of CFGM, the managing member of each of KBCR and LFA and has limited powers to remove and replace the trustees of the Trust. Cantor’s exchange of the BGC Holdings limited partnership interests that it acquired from Mr. Lynn, and the other two individuals was an exception to the general restriction on exchanges by Cantor until March 31, 2009, one year after the completion of the separation, other than in an amount of up to 20 million in connection with a broad-based public offering including all shares of BGC Partners Class A common stock received upon such exchange underwritten by a nationally recognized investment banking firm.

Following the transactions and repayments described above, Messrs. Amaitis and Lynn held 3,160,215 and 2,515,898 BGC Holdings founding partner interests, respectively. These amounts include 1,100,000 and 200,000 of BGC Holdings founding partner units granted to Messrs Amaitis and Lynn, respectively, by Cantor which became exchangeable upon the closing of the merger into shares of our Class A common stock on a one-to-one basis (subject to customary anti-dilution adjustments), with all of the shares received by either of them upon exchange being immediately saleable, subject to applicable law. For a description of the BGC Holdings founding partner units held by Messrs. Amaitis and Lynn, including the terms of the exchangeability of such interests, see “—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges.”

In September 2007, Mr. Windeatt received 18,628 RSUs of BGC Partners which vest over two years. In 2008, Mr. Windeatt received 11,800 REUs of BGC Holdings which vest over three years and have a post termination amount of $120,355. None of these BGC Holdings REUs is currently exchangeable. As a partner of BGC Holdings, Mr. Windeatt’s capital account has a value of approximately $425,000. He does not have any outstanding loans. In connection with the merger, Mr. Windeatt received 26,052 rights to shares from Cantor and 130,260 founding partner units. On March 31, 2008, Mr. Windeatt repaid his outstanding High Distribution II and High Distribution III Accounts in the total amount of $262,351 together with an outstanding special loss allocation of $4,500 to Cantor by redemption of all of his distribution right shares and 16,473 founding partner units. As of December 31, 2008, Mr. Windeatt held no distribution rights shares and 113,787 founding partner units, of which 9,579 are currently exchangeable into shares of Class A common stock. In December 2008, he received 58,624 REUs, vesting over three years. Pursuant to a letter agreement dated March 29, 2010 between Mr. Windeatt and BGC Holdings (the “Windeatt Agreement”), BGC Holdings purchased and redeemed from Mr. Windeatt all of his 70,424 non-exchangeable REUs, which had an aggregate post-termination payment amount of $282,157 and were granted to him in April 2008 and January 2009, for a cash payment of $94,880 and the grant to Mr. Windeatt of 54,579 non-exchangeable PSUs. Pursuant to the Windeatt Agreement, BGC Holdings also purchased and redeemed from Mr. Windeatt 13,026 non-exchangeable founding partner units, which Mr. Windeatt had received in connection with the Company’s April 2008 merger, for a cash payment of $78,000.

BGC Partners RSUs

Prior to the merger, in the third quarter of 2007, BGC and certain of its subsidiaries entered into agreements with certain of their employees pursuant to which the employees agreed to exchange an aggregate of approximately $7,915,312 of their compensation earned in 2007 for the delivery in 2008 of 990,734 RSUs, which would be issued upon the closing of the merger. These RSUs vest over a two-year period, with 50% vesting on each of the anniversary dates. In addition, in the fourth quarter of 2007, certain employees of BGC and other persons who provide services to BGC Partners OldCo were informed that they could expect to receive an aggregate of 169,747 RSUs in lieu of a portion of their discretionary bonus for 2007 having an aggregate estimated value of $1,706,020 and 995,446 RSUs to be considered as part of their total 2008 compensation having an aggregate estimated value of $10,149,802, in each case to be delivered in 2008 and issued upon the closing of the merger. These RSUs vest over a three-year period, with 33.3% vesting on each of the anniversary dates. Aggregate estimated values in each case are determined based on the eSpeed stock price on the date of each award.

These issuances were in addition to the 133,860,000 shares of BGC Partners common stock and rights to acquire common stock issued in the merger and are dilutive to all stockholders. The shares ultimately issuable pursuant to the RSUs will be shares of BGC Partners Class A common stock issued pursuant to the BGC Partners Long-Term Incentive Plan or similar plan.

EXPENSES OF SOLICITATION

The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2011 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s Proxy Statement for our 2011 Annual Meeting of Stockholders, the proposal must be submitted in writing to us for receipt not later than July 1, 2011. Additionally, to be included in the Proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2011 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver to us a copy of their proposal no later than September 14, 2011. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be sent to BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of the Notice of Internet Availability of Proxy Materials, proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address and one Proxy Statement and Annual Report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the Proxy Statement or Annual Report either now or in the future, please contact the Company via e-mail at www.bgcpartners.com/ir or via phone at (212) 610-2426. If your stock is held through a broker or bank and you prefer to receive separate copies of the Proxy Statement or Annual Report either now or in the future, please contact such broker or bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2009, Mr. Sloane filed one of his Forms 4 one day late.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics which was renamed the BGC Partners Code of Business Conduct and Ethics upon the consummation of the merger (the “Code of Ethics”), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

YOU ARE URGED TO CAST YOUR VOTE AS INDICATED IN THE NOTICE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL
Secretary

New York, NY

November 1, 2010

BGC PARTNERS, INC. 499 PARK AVENUE NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M27784-P00422	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BGC PARTNERS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees
	01) Howard W. Lutnick 02) John H. Dalton 03) Stephen T. Curwood	04) Barry R. Sloane 05) Albert M. Weis

NOTE: To vote by mail, please sign, date and return a proxy card using the enclosed envelope. To vote by Internet, please visit www.proxyvote.com, and follow the instructions. To vote by telephone, call 1-800-690-6903 and then follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

M27785-P00422

BGC Partners, Inc. 2010 Annual Meeting of Stockholders-December 13, 2010

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01) and Class B common stock (par value $0.01) of BGC Partners, Inc. (the “Company”) that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of the Company to be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on December 13, 2010, commencing at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS.

Continued and to be signed on reverse side